EXHIBIT 10.47
AMENDMENT AGREEMENT
          THIS AMENDMENT AGREEMENT, dated as of July 31, 2007 (this “Amendment”), among TOUSA, INC., a Delaware corporation (the “Administrative Borrower”), each subsidiary of the Administrative Borrower listed on the signature pages hereof as a “Subsidiary Borrower” and any other subsidiary of the Administrative Borrower which hereafter becomes a Subsidiary Borrower (each, a “Subsidiary Borrower” (as defined in the First Amended and Restated Credit Agreement (as defined below)) and collectively, the “Subsidiary Borrowers”; together with the Administrative Borrower, each, a “Borrower” and collectively, the “Borrowers”), the Lenders (as defined in the First Amended and Restated Credit Agreement), the Issuers (as defined in the First Amended and Restated Credit Agreement) and CITICORP NORTH AMERICA, INC. (“CNAI”), as administrative agent for the Lenders and the Issuers (in such capacity and including any successor or permitted assign, the “Administrative Agent”), with respect to the Credit Agreement dated as of March 9, 2006 (as amended by Amendment No. 1 to Credit Agreement dated as of October 23, 2006 and Amendment No. 2 dated as of December 20, 2006, as amended and restated as of January 30, 2007 and as otherwise amended, supplemented or modified from time to time through the date immediately prior to the Amendment Effective Date (as defined below) and as in effect immediately prior to the Amendment Effective Date (as defined below), the “First Amended and Restated Credit Agreement”) entered into by and among the Loan Parties (as defined in the First Amended and Restated Credit Agreement), CNAI as Administrative Agent and Swing Loan Lender, each lender from time to time party thereto (and the lending institutions and other Persons with a Commitment under the Second Amended and Restated Revolving Credit Agreement (as defined below), the “Lenders”), DEUTSCHE BANK SECURITIES INC. as Syndication Agent, JPMORGAN CHASE BANK, N.A. and WACHOVIA CAPITAL MARKETS, LLC as Co-Documentation Agents and CITIGROUP GLOBAL MARKETS INC. and DEUTSCHE BANK SECURITIES INC. as Joint Lead Arrangers and Joint Book Managers. Terms not otherwise defined herein for which meanings are provided in the Second Amended and Restated Revolving Credit Agreement (as defined below) shall have such meanings when used in this Amendment.
W I T N E S S E T H:
          WHEREAS, the parties wish to amend and restate the First Amended and Restated Credit Agreement in its entirety on the terms set forth in the Second Amended and Restated Revolving Credit Agreement as set forth on Annex I hereto; and
          WHEREAS, the parties hereto intend that (i) all Loans, Letters of Credit or other extensions of credit outstanding under the First Amended and Restated Credit Agreement (each as defined in the First Amended and Restated Credit Agreement) shall continue as Loans, Letters of Credit or other extensions of credit, as applicable, under the Second Amended and Restated Revolving Credit Agreement, (ii) all amounts owing by the Borrowers under the First Amended and Restated Credit Agreement to any Person in respect of accrued and unpaid interest and fees on the Loans, Commitments and Letters of Credit (each as defined in the First Amended and Restated Credit Agreement) shall continue to be due and owing on such Loans, Commitments and Letters of Credit under the Second Amended and Restated Revolving Credit Agreement and (iii) any Person entitled to the benefits of Section 2.13(c) or 10.4 of the First Amended and Restated Credit Agreement shall continue to be entitled to the benefits of the corresponding provisions of the Second Amended and Restated Revolving Credit Agreement. Upon the effectiveness of this Amendment and the Second Amended and Restated Revolving Credit Agreement, each Loan Document (other than the First Amended and Restated Credit Agreement and each other Loan Document that is being amended and restated or otherwise modified in connection therewith) that was in effect immediately prior to the Amendment Effective Date shall continue to be effective.

          NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto hereby agree as follows:
     SECTION 1. Amendment and Restatement of First Amended and Restated Credit Agreement
          On the Amendment Effective Date, the First Amended and Restated Credit Agreement shall be and is hereby amended and restated to read in its entirety as set forth in Annex I hereto (as set forth in such Annex I, the “Second Amended and Restated Revolving Credit Agreement”), and as so amended and restated is hereby ratified, approved and confirmed in each and every respect. The rights and obligations of the parties to the First Amended and Restated Credit Agreement with respect to the period prior to the Amendment Effective Date shall not be affected by such amendment and restatement. By executing this Amendment each Lender party hereto hereby (x) consents and agrees to the amendments and modifications (i) to the First Amended and Restated Credit Agreement contained in this Amendment and in the Second Amended and Restated Revolving Credit Agreement, (ii) to the other Loan Documents (as defined in the First Amended and Restated Credit Agreement) contained in the corresponding Loan Documents (as defined in the Second Amended and Restated Revolving Credit Agreement) and (y) authorizes the Administrative Agent to execute and deliver the Second Amended and Restated Revolving Credit Agreement, the Intercreditor Agreement and each other Loan Document executed in connection with or required by the Second Amended and Restated Revolving Credit Agreement, including any amendments or modifications of Loan Documents (as defined in the First Amendment and Restated Credit Agreement).
     SECTION 2. Conditions Precedent to Effectiveness
          This Amendment shall become effective when each of the conditions set forth below shall have been satisfied or waived (the first date as of which each such condition has been satisfied being herein called the “Amendment Effective Date”):
          (a) Executed Counterparts. The Administrative Agent shall have received this Amendment, duly executed by the Borrowers, the Administrative Agent and the Requisite Lenders (as defined in the First Amended and Restated Credit Agreement).
          (b) Fees. There shall have been paid to the Administrative Agent, for the account of the Administrative Agent and the Lenders, as applicable, all fees due and payable on or before the Effective Date (including all such fees described in any fee letter referred to in Section 2.11(c) of the Second Amended and Restated Revolving Credit Agreement and all reasonable fees and expenses of counsel for which invoices in reasonable detail have been presented at least one Business Day prior to the Effective Date), and all invoiced expenses due and payable on or before the Effective Date.
          (c) Conditions in Second Amended and Restated Revolving Credit Agreement. The conditions set forth in Section 3.1 and Section 3.2 of the Second Amended and Restated Revolving Credit Agreement shall have been satisfied (unless waived by the Requisite Lenders or unless the time for satisfaction thereof has been extended by the Administrative Agent).
     SECTION 3. Acknowledgments
          (a) Each Loan Party hereby (i) expressly acknowledges the terms of the Second Amended and Restated Revolving Credit Agreement, (ii) ratifies and affirms after giving effect to this Amendment its obligations under the Loan Documents (as defined in the First Amended and Restated

Revolving Credit Agreement) as amended, amended and restated or modified in connection with the Second Amended and Restated Revolving Credit Agreement and executed by such Loan Party, (iii) acknowledges, renews and extends its continued liability under all such Loan Documents and agrees such Loan Documents (as defined in the First Amended and Restated Revolving Credit Agreement) as amended, amended and restated or modified in connection with the Second Amended and Restated Revolving Credit Agreement remain in full force and effect and (iv) agrees that each of the Amended and Restated Security Agreement and Amended and Restated Equity Pledge secures all obligations of the Loan Parties under the Loan Documents.
          (b) Each Loan Party hereby reaffirms, as of the Amendment Effective Date, (i) the covenants and agreements contained in each Loan Document to which it is a party, including, in each case, such covenants and agreements as in effect immediately after giving effect to this Amendment and the transactions contemplated thereby, and (ii) its Guaranty, if any, of payment of the Obligations pursuant to the Guaranties and its grant of Liens on the Collateral to secure the Obligations pursuant to the Collateral Documents.
     SECTION 4. Reference to the Effect on the Loan Documents
          (a) As of the Amendment Effective Date, each reference in the Loan Documents to the “Credit Agreement” or words of like import (including, without limitation, by means of words like "thereunder,” “thereof” and words of like import) shall mean and be a reference to the Second Amended and Restated Revolving Credit Agreement as amended hereby, and this Amendment and the Second Amended and Restated Revolving Credit Agreement shall be read together and construed as a single instrument. As of the Amendment Effective Date, each reference in the Loan Documents to the "Obligations” shall mean and be a reference to the “Obligations” (as defined in the Second Amended and Restated Revolving Credit Agreement). As of the Amendment Effective Date, each reference to the “Loan Documents” or “Collateral Documents”, as applicable, shall mean and be a reference, as applicable to the “Loan Documents” (as defined in the Second Amended and Restated Revolving Credit Agreement) or “Collateral Documents” (as defined in the Second Amended and Restated Revolving Credit Agreement).
          (b) Except as expressly amended hereby, all of the terms and provisions of the First Amended and Restated Credit Agreement and all other Loan Documents (as defined in the First Amended and Restated Revolving Credit Agreement) are and shall remain in full force and effect and are hereby ratified and confirmed until, with respect to the First Amended and Restated Credit Agreement, such is superseded by the Second Amended and Restated Revolving Credit Agreement and each other Loan Document that is being amended and restated or otherwise modified in connection therewith.
          (c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders, the Borrowers or the Administrative Agent under any of the Loan Documents, nor constitute a waiver or amendment of any other provision of any of the Loan Documents.
          (d) This Amendment is a Loan Document.
     SECTION 5. Execution in Counterparts
          This Amendment may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be de-

tached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed signature page of this Amendment by facsimile, .pdf or other electronic transmission shall be as effective as delivery of a manually executed counterpart hereof. A set of the copies of this Amendment signed by all parties shall be lodged with the Administrative Borrower and the Administrative Agent.
     SECTION 6. Governing Law
          THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     SECTION 7. Section Titles
          The section titles contained in this Amendment are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement among the parties hereto, except when used to reference a section. Any reference to the number of a clause, subclause or subsection hereof or in any other Loan Document immediately followed by a reference in parenthesis to the title of the section hereof or such other Loan Document containing such clause, subclause or subsection is a reference to such clause, subclause or subsection and not to the entire section; provided, however, that, in case of direct conflict between the reference to the title and the reference to the number of such section hereof or such other Loan Document, the reference to the title shall govern absent manifest error. If any reference to the number of a section (but not to any clause, subclause or subsection hereof or thereof) of this Amendment or any other Loan Document is followed immediately by a reference in parenthesis to the title of a section hereof or any other Loan Document, the title reference shall govern in case of direct conflict absent manifest error.
     SECTION 8. Notices
          All communications and notices hereunder shall be given as provided in the Second Amended and Restated Revolving Credit Agreement.
     SECTION 9. Severability
          The fact that any term or provision of this Amendment is held invalid, illegal or unenforceable as to any person in any situation in any jurisdiction shall not affect the validity, enforceability or legality of the remaining terms or provisions hereof or the validity, enforceability or legality of such offending term or provision in any other situation or jurisdiction or as applied to any person.
     SECTION 10. Successors
          The terms of this Amendment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.
[SIGNATURE PAGES FOLLOW]

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first written above.

ADMINISTRATIVE BORROWER: TOUSA, INC., as the Administrative Borrower
By:	/s/ Stephen Wagman
	Name:	Stephen Wagman
	Title:	Executive Vice President

[Amendment Agreement]

SUBSIDIARY BORROWERS:
ENGLE HOMES RESIDENTIAL CONSTRUCTION, L.L.C.
ENGLE HOMES COMMERCIAL CONSTRUCTION, LLC
ENGLE SIERRA VERDE P4, LLC
ENGLE/JAMES LLC
LB/TE #1, LLC
LORTON SOUTH CONDOMINIUM, LLC
MCKAY LANDING LLC
NEWMARK HOMES PURCHASING, L.P.
NEWMARK HOMES, L.L.C.
NEWMARK HOMES, L.P.
PREFERRED BUILDERS REALTY, INC.
REFLECTION KEY, LLC
SILVERLAKE INTERESTS, L.C.
TOI, LLC
TOUSA/WEST HOLDINGS, INC.
TOUSA ASSOCIATES SERVICES COMPANY
TOUSA HOMES ARIZONA, LLC
TOUSA HOMES COLORADO, LLC
TOUSA FLORIDA,L.P.
TOUSA HOMES INVESTMENT #1, INC.
TOUSA HOMES INVESTMENT #2, INC.
TOUSA HOMES INVESTMENT #2, LLC
TOUSA HOMES MID-ATLANTIC HOLDING, LLC
TOUSA HOMES MID-ATLANTIC, LLC
TOUSA HOMES NEVADA, LLC
TOUSA HOMES, INC.
TOUSA HOMES, L.P.
TOUSA INVESTMENT #2, INC.
TOUSA MID-ATLANTIC INVESTMENT, LLC
TOUSA REALTY, INC.
TOUSA, LLC

By:	/s/ Stephen Wagman
	Name:	Stephen Wagman
	Title:	Executive Vice President

[Amendment Agreement]

NEWMARK HOMES BUSINESS TRUST
By:	/s/ Paul Berkowitz
	Name:	Paul Berkowitz
	Title:	Co-Managing Trustee of the Trust

By:	/s/ Stephen Wagman
	Name:	Stephen Wagman
	Title:	Co-Managing Trustee of the Trust

By:	/s/ Russell Devendorf
	Name:	Russell Devendorf
	Title:	Co-Managing Trustee of the Trust

[Amendment Agreement]

ENGLE HOMES DELAWARE, INC. TOUSA DELAWARE, INC. TOUSA FUNDING, LLC
By:	/s/ Paul Berkowitz
	Name:	Paul Berkowitz
	Title:	President

[Amendment Agreement]

CITICORP NORTH AMERICA, INC., as Administrative Agent
By:	/s/ Svetoslav Nikov
	Name:	Svetoslav Nikov
	Title:	Vice President

CITIBANK, N.A., as an Issuer
By:	/s/ Svetoslav Nikov
	Name:	Svetoslav Nikov
	Title:	Vice President

[Amendment Agreement]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Lender
By:	/s/ Mark B. Cohen
	Name:	Mark B. Cohen
	Title:	Managing Director

By:	/s/ Dusan Lazarov
	Name:	Dusan Lazaro
	Title:	Vice President

[Amendment Agreement]

WACHOVIA BANK, N.A., as a Lender
By:	/s/ R. Scott Holtzapple
	Name:	R. Scott Holtzapple
	Title:	Senior Vice President

GUARANTY BANK, as a Lender
By:	/s/ Dan Killian
	Name:	Dan Killian
	Title:	Senior Vice President

[Amendment Agreement]

QUADRANGLE MASTER FUNDING LTD.
By:	/s/ Christopher Santana
	Name:	Christopher Santana
	Title:	Managing Principal, Quadrangle Debt Recovery Advisors LP, its investment advisor

[Amendment Agreement]

WASHINGTON MUTUAL, as a Lender
By:	/s/ Gordon Kovacs
	Name:	Gordon Kovacs
	Title:	Senior Vice President

[Amendment Agreement]

PNC Bank, National Association, as a Lender
By:	/s/ Douglas G. Paul
	Name:	Douglas G. Paul
	Title:	Senior Vice President

[Amendment Agreement]

COMERICA BANK, as a Lender
By:	/s/ Charles Weddell
	Name:	Charles Weddell
	Title:	Vice President

[Amendment Agreement]

NATIXIS, as a Lender
By:	/s/ Marie-Edith Dugeny
	Name:	Marie-Edith Dugeny
	Title:	Managing Director Real Estate Finance

By:	/s/ Timothée Delpont
	Name:	Timothée Delpont
	Title:	Associate Real Estate Finance

[Amendment Agreement]

Sovereign Bank, as a Lender
By:	/s/ T. Gregory Donohue
	Name:	T. Gregory Donohue
	Title:	Senior Vice President

[Amendment Agreement]

COMPASS BANK, as a Lender
By:	/s/ Johanna Duke Paley
	Name:	Johanna Duke Paley
	Title:	Senior Vice President

[Amendment Agreement]

RAYMOND JAMES BANK, FSB, as a Lender
By:	/s/ William J. Hindman
	Name:	William J. Hindman
	Title:	Vice President

[Amendment Agreement]

U.S. Bank National Association, as a Lender
By:	/s/ Greg Wilson
	Name:	Greg Wilson
	Title:	VP

[Amendment Agreement]

National City Bank, as a Lender
By:	David W. Olenik
	Name:	David W. Olenik
	Title:	SVP

[Amendment Agreement]

GOLDMAN SACHS CREDIT PARTNERS, L.P., as a Lender
By:	/s/ Philip F. Green
	Name:	Philip F. Green
	Title:	Authorized Signatory

[Amendment Agreement]

CITIBANK, N.A., as a Lender
By:	/s/ Thomas A. Neville
	Name:	Thomas A. Neville
	Title:	Attorney-In-Fact

[Amendment Agreement]

Grand Central Asset Trust, SAN Series, as a Lender
By:	/s/ Pam Gwin
	Name:	Pam Gwin
	Title:	Attorney-in-Fact

[Amendment Agreement]

BANK OF AMERICA, N.A., as a Lender
By:	/s/ Jonathan M. Barnes
	Name:	Jonathan M. Barnes
	Title:	Vice President

[Amendment Agreement]

QUATTRO SPECIAL SITUATIONS, LLC, as a Lender
By:	/s/ Patrick Criscillo
	Name:	Patrick Criscillo
	Title:	CFO

[Amendment Agreement]

ANNEX I to
Amendment Agreement
SECOND AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT
[SEE ATTACHED]
[Amendment Agreement]

SECOND AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT
Among
TOUSA, Inc. (f/k/a Technical Olympic, Inc.)
and the other Entities Party Hereto From Time to Time,
as Borrowers,
and
The Lenders and Issuers Party Hereto
and
Citicorp North America, Inc.,
as Administrative Agent,
Citigroup Global Markets Inc.,
as Sole Lead Arranger and Book Running Manager

Dated as of July 31, 2007

$700,000,000

i

Schedules

Schedule I	-	Revolving Credit Commitments
Schedule II	-	Applicable Lending Offices and Addresses for Notices
Schedule 1.1(a)	-	Refinancing Indebtedness to be Repaid
Schedule 1.1(b)	-	Land Supply Ratio Adjustments
Schedule 3.1(a)(viii)	-	Local Counsel
Schedule 2.4	-	Existing Letters of Credit
Schedule 4.2	-	Consents
Schedule 4.3	-	Ownership of Subsidiaries; Investments
Schedule 4.4	-	Material Obligations
Schedule 4.6	-	Litigation
Schedule 4.7	-	Taxes
Schedule 4.13(a)	-	Insurance
Schedule 4.13(b)	-	Insurance
Schedule 6.22	-	Bank Accounts of the Transeastern JV Entities
Schedule 7.1	-	Existing Liens
Schedule 7.2	-	Existing Investments
Schedule 7.4(b)	-	Existing Indebtedness
Schedule 7.8	-	Restrictions on Subsidiary Distributions

Exhibits

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Assumption Agreement
Exhibit C	Form of Revolving Credit Note
Exhibit D	Form of Notice of Borrowing
Exhibit E	Form of Borrowing Base Certificate
Exhibit F	Form of Notice of Conversion or Continuation
Exhibit G	Form of Credit Agreement Supplement
Exhibit H	Form of Amended and Restated Guaranty
Exhibit I	Form of Solvency Certificate
Exhibit J	Form of Intercreditor Agreement
Exhibit K	Form of Amended and Restated Security Agreement
Exhibit L	Form of Compliance Certificate
Exhibit M	Form of Amendment Agreement
Exhibit N	Form of Deposit Account Security Agreement

v

          SECOND AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT, dated as of July 31, 2007, among TOUSA, INC. (f/k/a Technical Olympic, Inc.), a Delaware corporation (the “Administrative Borrower”), each subsidiary of the Administrative Borrower listed on the signature pages hereof as a “Subsidiary Borrower” and any other subsidiary of the Administrative Borrower which hereafter becomes a Subsidiary Borrower pursuant to the terms hereof (each, a “Subsidiary Borrower” and collectively, the “Subsidiary Borrowers”; together with the Administrative Borrower, each a “Borrower” and collectively, the “Borrowers”), the Lenders (as defined below), the Issuers (as defined below) and CITICORP NORTH AMERICA, INC. (“CNAI”), as agent for the Lenders and the Issuers (in such capacity and including any successor or permitted assign, the “Administrative Agent”).
PRELIMINARY STATEMENTS
          (1) The Administrative Borrower, the Lenders (or their predecessors in interest), the Issuer, the Administrative Agent, the syndication agent and the co-documentation agents are parties to the Amended and Restated Credit Agreement, dated as of January 30, 2007 (as amended, supplemented or otherwise modified from time to time through the Effective Date (as defined below), the “January 2007 Credit Agreement”), under which the Lenders provided the Revolving Credit Facility in the aggregate principal amount of $800,000,000 for the making of Revolving Loans and Swing Loans and the Issuance of Letters of Credit.
          (2) The Administrative Borrower has requested that the Lenders consent to the amendments to the January 2007 Credit Agreement contained herein and continue making Revolving Loans and Swing Loans and issue Letters of Credit from time to time in accordance herewith in an aggregate principal amount not to exceed $700,000,000 (as such amount may be increased from time to time pursuant to Section 2.18). The proceeds of the Loans and the Letters of Credit are to be used in accordance with Section 4.12.
          (3) The Administrative Borrower shall enter into (i) the First Lien Term Loan Credit Agreement providing for First Lien Term Loans in the aggregate principal amount of $200,000,000 simultaneously herewith and (ii) the Second Lien Credit Agreement providing for Second Lien Loans in the aggregate principal amount of $300,000,000 simultaneously herewith.
          (4) The agreement by the Lenders to amend and restate the January 2007 Credit Agreement and to continue making Revolving Loans and Swing Loans hereunder is expressly conditioned upon the amendments contained herein.
          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree to amend and restate the January 2007 Credit Agreement as follows:

ARTICLE I
DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS
          Section 1.1 Defined Terms.
          As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
          “Acquisition” means (i) the contribution by the Administrative Borrower to the Transeastern JV Entities of an amount necessary to discharge all amounts of outstanding Indebtedness of the Transeastern JV Entities listed on Schedule 1.1(a) on terms and conditions set forth in the Settlement Documents and (ii) the cancellation of Falcone/Ritchie’s membership interests in TE/TOUSA, LLC as contemplated in Section 1 of the Falcone Settlement Agreement resulting in TE/TOUSA, LLC becoming a Wholly-Owned Subsidiary of the Administrative Borrower.
          “Adjusted Consolidated Tangible Net Worth” means, with respect to the Administrative Borrower and its Restricted Subsidiaries on a Consolidated basis, as of any date, the sum of (a) Tangible Net Worth, plus (b) the lowest of (i) fifty percent (50%) of the aggregate principal amount of all then outstanding Subordinated Indebtedness of the Administrative Borrower and its Restricted Subsidiaries having no amortization and a maturity date later than one year following the Scheduled Second Lien Term Loan Termination Date, (ii) twenty percent (20%) of Tangible Net Worth and (iii) $200,000,000.
          “Administrative Agent” has the meaning assigned to such term in the preamble hereto.
          “Administrative Borrower” has the meaning assigned to such term in the preamble hereto.
          “Affected Lender” has the meaning assigned to such term in Section 2.16.
          “Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person, each officer, director, general partner or joint-venturer of such Person, and each Person who is the beneficial owner of 10% or more of any class of Voting Stock of such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Solely for purposes of Section 7.7, Affiliates of the Borrowers shall include Unrestricted Subsidiaries of the Administrative Borrower and Joint Ventures.
          “Affiliated Title Company” means Universal Land Title, Inc., a Florida corporation, and any of its Subsidiaries or Affiliates authorized under applicable Requirement of Law to conduct business as an agent for a title insurance company.

          “Agreement” means the January 2007 Amended and Restated Credit Agreement as amended and restated by this Second Amended and Restated Revolving Credit Agreement, as further amended, amended and restated, supplemented, waived or otherwise modified from time to time, except that, except as otherwise provided, any reference to the date of this Agreement shall mean the date of this Second Amended and Restated Revolving Credit Agreement.
          “Amendment Agreement” means the amendment agreement substantially in the form of Exhibit M, dated as of the Effective Date, executed by the Required Lenders and the Administrative Borrower.
          “Anti-Terrorism Laws” has the meaning assigned to such term in Section 4.19(a).
          “Applicable Lending Office” means, with respect to each Lender, its Domestic Lending Office in the case of a Base Rate Loan, and its Eurodollar Lending Office in the case of a Eurodollar Rate Loan.
          “Applicable Margin” means, as of any date of determination, a per annum rate equal to the rate set forth below for the applicable type of Loan or Letter of Credit and the Total Leverage Ratio and Ratings set forth below for each such date of determination (i) until delivery of the Compliance Certificate pursuant to Section 6.1(c) for the first full fiscal quarter commencing on or after the Effective Date shall be at Level 5 set forth below, and (ii) thereafter, the following percentages per annum:

	Total Leverage		Eurodollar	Base Rate	Letters of
Level	Ratio	Ratings	Rate Loans	Loans	Credit
1	Less than or equal to 1.0	Ba1/BB+ or higher	1.50%	-0-	1.50%
2	Greater than 1.0 but less than or equal to 1.25	Ba2/BB	1.60%	-0-	1.60%
3	Greater than 1.25 but less than or equal to 1.50	Ba3/BB-	2.00%	1.00%	2.00%
4	Greater than 1.50 but less than or equal to 1.75	B1/B+	2.50%	1.50%	2.50%
5	Greater than 1.75 but less than or equal to 2.75	B2/B or lower	4.00%	3.00%	4.00%
6	Greater than 2.75	B2/B or lower	4.25%	3.25%	4.25%
     For purposes of the above grid, “Ratings” means (i) at any time at which Moody’s, S&P and Fitch all publicly announce ratings of the Administrative Borrower’s senior unsecured non-credit enhanced long-term debt, the second highest of such three ratings and (ii) at any time at which Moody’s and S&P publicly announce ratings of the Administrative Borrower’s senior unsecured non-credit enhanced long-term debt but Fitch does not, the higher of such two ratings (i.e., lower pricing).
          In the case of the Total Leverage Ratio, the Applicable Margin shall be determined upon delivery of the Compliance Certificate pursuant to Section 6.1(c), after the end of each fiscal quarter, commencing with the Compliance Certificate delivered for the fiscal quarter ending June 30, 2007. The Applicable Margin shall be adjusted to the rate corresponding to the Total Leverage Ratio set forth in the grid above or, if the Administrative Borrower shall fail to deliver such Compliance Certificate under Section 6.1(c) when due, shall be adjusted to the rate corresponding to Level 6 until the delivery of the Compliance Certificate. Such adjustment shall take effect on the last day that the Compliance Certificate was required to be delivered and shall remain in effect until subsequently adjusted in accordance herewith upon the delivery of a subsequent Compliance Certificate.
          In the case of the Ratings, the Applicable Margin shall be determined upon any change in such Ratings. The Applicable Margin shall automatically be adjusted to the rate corresponding to the Ratings set forth in the grid above. Such automatic adjustment shall take effect as of the next Business Day following the date of such change in the Ratings.
          In the event of a difference of one pricing level between (x) the Ratings and the Total Leverage Ratio, or (y) the Ratings, the pricing for the higher level shall apply (e.g., if the applicable Total Leverage Ratio is Level 1 and the applicable Ratings are Level 2, the pricing for Level 1 shall apply). In the event such difference is of more than one level between (x) the Ratings and the Total Leverage Ratio or (y) the Ratings, the pricing for the level that is one level lower than the higher level pricing shall apply (e.g., if the applicable Total Leverage Ratio is Level 1 and the applicable Ratings are Level 4, the pricing for Level 2 shall apply).
          Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that the Total Leverage Ratio set forth in any Compliance Certificate delivered to the Administrative Agent pursuant to Section 6.1(c) or otherwise provided to the Administrative Agent is inaccurate for any reason and the result thereof is that the Lenders received interest or fees for any period based on an Applicable Margin that is less than that which would have been applicable had the Total Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the “Applicable Margin” for any day occurring within the period covered by such Compliance Certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Total Leverage Ratio for such period, and any shortfall in the interest or fees theretofore paid by the Administrative Borrower for the relevant period pursuant to this Agreement as a result of the misreporting or miscalculation of the Total Leverage Ratio shall be deemed to be (and shall be) due and payable under the relevant provisions of this Agreement, as applicable, at the time the interest or fees for such period were required to be paid (and shall remain due and payable until paid in full, together with all amounts owing under Section 2.9(c), in accordance with the terms of this Agreement).
          “Applicable Person” has the meaning assigned to such term in Section 6.17(a).

          “Applicable Unused Revolving Commitment Fee Rate” means, as of any date of determination, a per annum rate equal to the corresponding Unused Revolving Commitment Percentage set forth below:

Unused Revolving
Unused Revolving Commitment Percentage	Commitment Fee Rate
Higher than 66 2/3%	0.50%
Higher than 33 1/3% and lower than or equal to 66 2/3%	0.375%
Lower or equal to 33 1/3%	0.25%
          “Appraised Value” means, as of any date, with respect to Completed Unsold Homes, Land/Lots Under Development, Unimproved Land and Unsold Homes Under Construction (x) the value of such Completed Unsold Homes, Land/Lots Under Development, Unimproved Land or Unsold Homes Under Construction, as the case may be, determined in accordance with GAAP multiplied by (y) the applicable Appraised Value Percentage.
          “Appraised Value Percentage” means, as of any date, with respect to Completed Unsold Homes, Land/Lots Under Development, Unimproved Land and Unsold Homes Under Construction, the applicable fraction (expressed as a decimal) as set forth in the most recent report of the Appraiser delivered in accordance with Section 6.19.
          “Appraiser” means Crown Appraisal Group or any other third party independent appraiser meeting FIRREA requirements selected by the Administrative Agent (for the account of the Lenders) from time to time with, so long as no Event of Default has occurred and is continuing, the consent of the Administrative Borrower (not to be unreasonably withheld or delayed).
          “Approved Fund” means, with respect to any Fund that is a fund that invests in bank loans and is advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or Affiliate of an entity that administers or manages a Lender.
          “Arranger” means Citigroup Global Markets Inc., in its capacity as sole lead arranger and book manager.
          “Asset Sale” means (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any sale and leaseback transaction) of any property, by the Administrative Borrower or any of its Subsidiaries excluding (i) inventory (which shall include land, spec homes and Model Homes) sold in the ordinary course of business, (ii) any sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof, (iii) dispositions of cash and Cash Equivalents, (iv) conveyances, sales, leases, subleases, assignments, transfers, exchanges or dispositions between the Loan Parties so long as the Administrative Agent continues to have a perfected first priority Lien (subject only to Customary Permitted Liens and pari passu Liens permitted pursuant to Section 7.1(b)(i)) on such property after giving effect to such sale, transfer or disposition, and (v) a swap exchange of assets of the Administrative Borrower or any of its Subsidiaries for similar assets), and (b) any issuance or sale of any Stock of any Subsidiary of the Administrative Borrower, in the case of clause (a) or (b), to any Person other than any other Borrower.
          “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, substantially in the form of Exhibit A.
          “Assumption Agreement” means an assumption agreement entered into by a Lender or an Eligible Assignee, and accepted by the Administrative Agent, substantially in the form of Exhibit B.
          “Available Credit” means, at any time after the Effective Date, an amount equal to the lesser of (i) the aggregate outstanding principal amount of all First Lien Term Loans at such time plus the aggregate amount of Revolving Credit Commitments and (ii) the Borrowing Base.
          “Available Revolving Credit” means, at any time, an amount equal to
     (i) the lesser of (a) the aggregate Revolving Credit Commitments at such time and (b) the amount, if any, by which the Borrowing Base at such time exceeds the then aggregate outstanding principal amount of all First Lien Term Loans (including First Lien Term Loans being made substantially simultaneously with any proposed Revolving Loan or Swing Loan) minus
     (ii) the aggregate Revolving Credit Outstandings at such time.
          “Bankruptcy Code” means Title 11, United States Code, as amended from time to time.
          “Base Rate” means the greater of (i) the interest rate per annum announced from time to time by the Administrative Agent at its Domestic Lending Office as its then base rate, or (ii) the Federal Funds Rate plus 0.50% per annum.
          “Base Rate Loan” means any Revolving Loan during any period in which it bears interest based on the Base Rate.
          “Board of Directors” means the board of directors of the Administrative Borrower or any committee thereof authorized with respect to any particular matter to exercise the power of the board of directors of the Administrative Borrower.
          “Borrower” and “Borrowers” have the meaning assigned to such terms in the preamble hereto.
          “Borrowing” means a borrowing consisting of Loans of the same Class and Type made on the same date and, in the case of Eurodollar Rate Loans, as to which a single Interest Period is in effect.

          “Borrowing Base” means, at any time, a dollar amount equal to (i) the sum of, without duplication:
     (a) the product of (x) 0.90 and (y) the sum of (i) Escrow Proceeds Receivables of the Borrowers and (ii) Unrestricted Cash of the Borrowers, to the extent such Escrow Proceeds Receivables or Unrestricted Cash, as the case may be, constitute Borrowing Base Assets;
     (b) the product of (x) 0.85 and (y) the value of Sold Homes owned by a Borrower (as determined in accordance with the definition of “Sold Homes”), to the extent such Sold Homes constitute Borrowing Base Assets;
     (c) the product of (x) 0.75 and (y) the value of Completed Unsold Homes owned by a Borrower (as determined in accordance with the definition of “Completed Unsold Homes”), to the extent such Completed Unsold Homes constitute Borrowing Base Assets;
     (d) the product of (x) 0.65 and (y) the value of Unsold Homes Under Construction owned by a Borrower (as determined in accordance with the definition of “Unsold Homes Under Construction”), to the extent such Unsold Homes Under Construction constitute Borrowing Base Assets;
     (e) the product of (x) 0.45 and (y) the value of Land/Lots Under Development owned by a Borrower (as determined in accordance with the definition of “Land/Lots Under Development”), to the extent such Land/Lots Under Development constitute Borrowing Base Assets;
     (f) the product of (x) 0.35 and (y) the value of Unimproved Land owned by a Borrower (as determined in accordance with the definition of “Unimproved Land”), to the extent such Unimproved Land constitutes Borrowing Base Assets; and
     (g) solely with respect to any Borrowing Base Assets of the Transeastern JV Entities which have not been appraised after the Effective Date and (i) without duplication of clause (a), the product of (x) 0.90 and (y) the sum of (A) Escrow Proceeds Receivables with respect to the Real Property owned by the Transeastern JV Entities prior to the Effective Date and (B) Unrestricted Cash of Transeastern JV Entities and (ii) without duplication of clauses (b) through (f) above, the product of (x) 0.55 and (y) the book value of the Transeastern Property;
          minus (ii) the aggregate amount of payments any Borrower would have to make under all Secured Hedging Contracts existing at the time of calculation of the Borrowing Base if settlements were to be made under such Hedging Contracts;
provided that (x) no Real Property of Transeastern shall be included in the calculation of clauses (b) — (f) above until the Appraised Value of such assets is determined in accordance with Section 6.19 and (y) on or after the 91st day after the Effective Date, no assets under clause (g) above shall be included in the Borrowing Base.

          Notwithstanding the foregoing, the total aggregate amounts calculated under clauses (e) and (f) hereof shall not comprise more than 30% of the Borrowing Base at any time.
          The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to the Administrative Agent.
          “Borrowing Base Assets” means the following assets to the extent satisfying the following terms and conditions and included in the calculation of the Borrowing Base:
     (a) (i) Escrow Proceeds Receivables of a Borrower but only to the extent that (A) if such Escrow Proceeds Receivables are held by any Affiliated Title Company, such Affiliated Title Company has entered into a written agreement with the Administrative Agent acknowledging the security interests granted under the Security Agreement and agreeing that any Escrow Proceeds Receivables released or paid by such Affiliated Title Company shall be paid solely to a Designated Account or (B) if such Escrow Proceeds Receivables are held by any title insurance company, title agent, escrow company or similar entity authorized under applicable Requirement of Law to conduct business as an agent for a title insurance company that is not an Affiliated Title Company, the applicable Borrower has instructed such entity in writing to pay any Escrow Proceeds Receivables to be released or paid to such Borrower solely to a Designated Account maintained by Wachovia Bank, National Association (or other Designated Account approved by the Administrative Agent) and in the case of clause (A), provided that no event or condition of the nature referred to in Section 8.1(f), (g) or (h) has occurred and is continuing with respect to such Affiliated Title Company or, in the case of clause (B), provided that such Borrower has not received notice, and a Responsible Officer of the Administrative Borrower has no knowledge, that an event or condition of the nature referred to in Section 8.1(g) has occurred and is continuing with respect to such other title insurance company, title agent, escrow company or similar entity, and (ii) Unrestricted Cash but only to the extent on deposit in a Designated Account;
     (b) Sold Homes owned by a Borrower but only to the extent that (i) the Contract for Sale for such Sold Home and related rights are subject to a first priority perfected security interest as contemplated by the Security Agreement and (ii) such Sold Home is subject to a Mortgage and all Mortgage Requirements with respect to such Mortgage have been satisfied;
     (c) Completed Unsold Homes owned by a Borrower but only to the extent that (i) each Completed Unsold Home is subject to a Mortgage and all Mortgage Requirements with respect to such Mortgage have been satisfied and (ii) no Completed Unsold Home has been “completed” (within the meaning of the definition of Completed Unsold Home) for more than 180 days other than a Completed Unsold Home being used as a Model Home;
     (d) Unsold Homes Under Construction owned by a Borrower but only to the extent that such Unsold Homes Under Construction are subject to a Mortgage and all Mortgage Requirements with respect to such Mortgage have been satisfied;

     (e) Land/Lots Under Development owned by a Borrower but only to the extent that such Land/Lots Under Development are subject to a Mortgage and all Mortgage Requirements with respect to such Mortgage have been satisfied;
     (f) Unimproved Land owned by a Borrower but only to the extent that such Unimproved Land is subject to a Mortgage and all Mortgage Requirements with respect to such Mortgage have been satisfied; and
     (g) Real Property (or other assets of the type described in clauses (a) through (f) above) owned by the Transeastern JV Entities on or prior to the Effective Date but only to the extent that such Real Property is subject to a Mortgage and all Mortgage Requirements with respect to such Mortgage have been satisfied (any such Real Property, “Transeastern Property”).
          “Borrowing Base Certificate” means a certificate of the Administrative Borrower, substantially in the form of Exhibit E.
          “Business Day” means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Loans, a day on which dealings in Dollar deposits are also carried on in the London interbank market.
          “Capital Assets” means, with respect to any person, all equipment, fixed assets or improvements (other than Real Property) of such person, or replacements or substitutions therefor or additions thereto, that, in accordance with GAAP, have been or should be reflected as additions to property, plant or equipment on the balance sheet of such person.
          “Capital Expenditures” means, for any period, without duplication, all expenditures made directly or indirectly by the Administrative Borrower and its Restricted Subsidiaries during such period for Capital Assets (whether paid in cash or other consideration, financed by the incurrence of Indebtedness or accrued as a liability).
          “Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, property by such Person as lessee that would be accounted for as a capital lease on a balance sheet of such Person prepared in conformity with GAAP.
          “Capital Lease Obligations” means, with respect to any Person, the capitalized amount of all obligations of such Person or any of its Restricted Subsidiaries under Capital Leases, as determined on a Consolidated basis in conformity with GAAP.
          “Cash Equivalents” means
     (a) securities issued or fully guaranteed or insured by the United States government or any agency thereof;

     (b) certificates of deposit, eurodollar time deposits, overnight bank deposits and bankers’ acceptances of any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations) which, at the time of acquisition, are rated at least “A-1” by S&P or “P-1” by Moody’s;
     (c) commercial paper of an issuer rated at least “A-1” by S&P, “P-1” by Moody’s or “1” by the National Association of Investors Corporation;
     (d) short-term repurchase agreements, municipal trusts and obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above; and
     (e) shares of any money market fund that (i) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (a), (b), (c) and (d) above, (ii) has net assets of not less than $500,000,000 and (iii) is rated at least “A-1” by S&P, “P-1” by Moody’s or “1” by the National Association of Investors Corporation;
provided, however, that the maturities of all obligations of the type specified in clauses (a), (b), (c) and (d) above shall not exceed 180 days.
          “Cash Interest Incurred” means, for any period, Consolidated Interest Incurred for such period, less the sum of (a) interest on any debt paid by the increase in the principal amount of such debt including by issuance of additional debt of such kind and (b) gross interest income of Borrower and its Restricted Subsidiaries for such period.
          “Casualty Event” means any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of the Administrative Borrower or any of its Subsidiaries. “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any Person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Requirement of Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any Person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.
          “Change of Control” means the occurrence of any of the following events:
     (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the preceding), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any one or more of the Permitted Holders, becomes the “beneficial owner,” directly or indirectly, of 40% or more of the total voting power of the Voting Stock of the Administrative Borrower; or

     (b) any of the Permitted Holders or any Person controlling or under common control with the Permitted Holders, either individually or acting together, becomes the “beneficial owner,” directly or indirectly, of 75% or more of the total voting power of the Voting Stock of the Administrative Borrower; or
     (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election or appointment by such board of directors or whose nomination for election by the holders of the Stock of the Administrative Borrower was approved by a vote of not less than two-thirds of the board of directors or other governing body then still in office who were either directors (or analogous governing Persons) at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors or other governing body then in office; or
     (d) the holders of the Stock of the Administrative Borrower shall have approved any plan of liquidation or dissolution of the Administrative Borrower; or the shares of the Administrative Borrower shall cease to be listed on at least one of the New York Stock Exchange, American Stock Exchange or Nasdaq National Market System for any reason; or
     (e) any “change of control” as defined in the First Lien Term Loan Credit Agreement, the Second Lien Credit Agreement, the indentures governing any of the Existing Notes or the Settlement Subordinated Debt or the certificate of designation governing the Settlement Preferred Stock.
          For the purposes of this definition of “Change of Control,” the term “beneficial owner” shall be as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time. For the purposes of clauses (a) and (b) of this definition of “Change of Control,” a person or group shall be deemed to beneficially own any Voting Stock of a corporation or other Person held by any other corporation or other Person (the “parent entity”) so long as such person or group beneficially owns, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of such parent entity.
          “Citibank” means Citibank, N.A., a national banking association.
          “Class,” when used in reference to any Loan, refers to whether such Loan is a Revolving Loan or a Swing Loan.
          “CNAI” has the meaning assigned to such term in the preamble hereto.
          “Code” means the Internal Revenue Code of 1986 (or any successor legislation thereto), as amended from time to time.

          “Collateral” means all Mortgaged Property and “Collateral” as referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Administrative Agent for the benefit of the Secured Parties and will include, without limitation, all Borrowing Base Assets.
          “Collateral Documents” means the Security Agreement, the Intercreditor Agreement, the Deposit Account Security Agreement, the Deposit Account Control Agreements, the Mortgages, the Equity Pledge Agreement and each Pledge Agreement delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any Collateral securing the Obligations, and all UCC or other financing statements or instruments of perfection required by this Agreement, the Security Agreement, any Mortgage or any other such security document or Pledge Agreement to be filed with respect to the security interests in property and fixtures created pursuant to the Security Agreement or any Mortgage and any other document or instrument utilized to pledge or grant or purport to pledge or grant a security interest or Lien on any Collateral to secure the Obligations.
          “Communications” has the meaning assigned to such term in Section 10.19(a).
          “Completed Unsold Homes” means all Units (including all Model Homes) for which construction has been “completed” but for which there is in existence no written Contract for Sale, the value of which is the lesser of (x) value determined in conformity with GAAP and (y) the Appraised Value. Construction will be considered “completed” when a temporary certificate of occupancy, certificate of occupancy or similar certificate has been issued by the applicable Governmental Authority or, if the applicable Governmental Authority does not issue such a certificate until a purchaser has been identified or no Governmental Authority issues such a certificate with respect to such Unit, when construction of such Unit has been substantially completed (exclusive of items of a punchlist nature) in compliance with all applicable building codes and other Requirements of Law, and such Unit has satisfied the Administrative Borrower’s criteria for and has been classified by the Administrative Borrower as “complete” in its accounting system.
          “Compliance Certificate” has the meaning assigned to such term in Section 6.1(c).
          “Consenting Lenders” has the meaning assigned to such term in Section 2.17(a).
          “Consolidated” means, with respect to any Person, the consolidation of accounts of such Person and its Subsidiaries or Restricted Subsidiaries, as the case may be, in conformity with GAAP.
          “Consolidated Current Assets” means, as at any date of determination, without duplication, inventory plus accounts receivable from unconsolidated joint ventures, in each case as set forth on a consolidated balance sheet of the Borrowers and their Restricted Subsidiaries in accordance with GAAP; provided that inventory not owned shall not constitute a Consolidated Current Asset.

          “Consolidated Current Liabilities” means, as at any date of determination, without duplication, homebuilding accounts payable and other liabilities which may properly be classified as current liabilities plus customer deposits, in each case on a consolidated balance sheet of Borrower and its Restricted Subsidiaries in accordance with GAAP; provided that solely for the purposes of calculating Excess Cash Flow for the Excess Cash Flow Period ending on December 31, 2007, accruals related to the provision for settlement of loss contingency related to the Transeastern JV Entities taken at December 31, 2006 shall be excluded from the definition of “Consolidated Current Liabilities”.
          “Consolidated Net Income” means, for any Person for any period, the net income (or loss) of such Person and its Restricted Subsidiaries, as the case may be, for such period, determined on a Consolidated basis in conformity with GAAP.
          “Constituent Documents” means, with respect to any Person, (a) the articles of incorporation, certificate of incorporation or certificate of formation (or the equivalent organizational documents) of such Person, (b) the by-laws or operating agreement (or the equivalent governing documents) of such Person and (c) any document setting forth the manner of election and duties of the directors or managing members of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s Stock.
          “Contaminant” means any material, substance, chemical, constituent, waste, contaminant or pollutant, including, without limitation, any petroleum or petroleum-derived substance or waste, asbestos and polychlorinated biphenyls regulated or which can give rise to liability under any Environmental Law.
          “Contract for Sale” means a written sale and purchase agreement for one or more Units and/or Land/Lots Under Development between the Administrative Borrower or any of its Restricted Subsidiaries and an unrelated third party purchaser, who has been pre-qualified by the Administrative Borrower, one of its Restricted Subsidiaries or an institutional lender.
          “Contractual Obligation” of any Person means any obligation, agreement, undertaking or similar provision of any Security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.
          “Credit Agreement Supplement” means a supplement to this Agreement substantially in the form of Exhibit G, pursuant to which each Subsidiary of the Administrative Borrower named therein becomes an additional Subsidiary Borrower under this Agreement.
          “Customary Permitted Liens” means, with respect to any Person, any of the following Liens:
     (a) Liens with respect to the payment of taxes, assessments, or governmental charges, including liens securing community development district bonds or similar bonds issued by any Governmental Authority to accomplish similar purposes, in each case that are not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;
     (b) Liens of landlords arising by statute and liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other liens imposed by law and/or created in the ordinary course of business for amounts not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;
     (c) deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits;
     (d) Liens or deposits to secure the performance of bids, tenders, sales, options, contingent payments to sellers of real property, contracts (other than for the repayment of borrowed money), participation agreements, joint development agreements, surety, stay, appeal, customs, indemnity, performance obligations or other similar bonds or obligations (not constituting Indebtedness), arising in the ordinary course of business;
     (e) encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property which do not materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;
     (f) encumbrances arising under leases or subleases of real property which do not in the aggregate materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;
     (g) financing statements with respect to a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business;
     (h) Mortgages or Deeds of Trust securing the payment to a seller or master developer of premium participation payments, marketing fees and/or deferred consideration; and
     (i) encumbrances not otherwise permitted hereby to the extent described as an exception to coverage under any policy of title insurance insuring a Mortgage.
          “Debt Issuance” means the incurrence by the Administrative Borrower or any of its Restricted Subsidiaries of any Indebtedness after the Effective Date (other than as permitted by Section 7.4).
          “Debt Service” means, with respect to the Administrative Borrower and its Restricted Subsidiaries on a consolidated basis for any period, Cash Interest Incurred for such period plus scheduled principal amortization of all Indebtedness and fees paid in respect of Letters of Credit for such period paid in cash in such period.
          “Default” means any event which is, or with the lapse of a grace period or the giving of notice or both would become, an Event of Default.
          “Deposit Account” has the meaning assigned to such term in the Security Agreement.
          “Deposit Account Control Agreement” means an agreement among the bank maintaining a Designated Account, the Borrower that is the owner of such Designated Account and such bank’s customer, and the Administrative Agent as secured party, in form and substance reasonably satisfactory to the Administrative Agent.
          “Deposit Account Security Agreement” means that certain Deposit Account Security Agreement substantially in the form of Exhibit N dated as of the Effective Date between the Administrative Borrower and certain of its Subsidiaries, as grantors, and the Administrative Agent, in its capacity as First Priority Representative (as defined in the Intercreditor Agreement), as secured party, as amended, modified or supplemented from time to time.
          “Designated Account” means a Deposit Account or Securities Account maintained with a bank or other financial institution and owned by a Borrower to the extent such Deposit Account or Securities Account, as applicable, is subject to the first priority perfected security interest contemplated by the Deposit Account Security Agreement or the Security Agreement, as applicable.
          “Disclosure Documents” means, collectively: (i) the Administrative Borrower’s annual report on Form 10-K for the fiscal year ended December 31, 2006 as filed with the SEC on March 20, 2007, (ii) the Administrative Borrower’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2007 as filed with the SEC on May 10, 2007 and (iii) the Administrative Borrower’s current Reports on Form 8-K filed with the Securities and Exchange Commission prior to the Effective Date (but subsequent to filing of the SEC Report described in clause (ii) above).
          “Disqualified Capital Stock” means any Stock of a Person or a Subsidiary thereof issued after the Effective Date which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder), or upon the happening of any event other than a change of control, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or would require the mandatory payment of cash dividends prior to the date that is six months after Scheduled Second Lien Term Loan Termination Date, for cash or securities constituting Indebtedness or other Disqualified Capital Stock (other than to the extent the payment of such dividends is permitted under this Agreement). Without limitation of the foregoing, Disqualified Capital Stock shall be deemed to include any preferred stock of a Person or a Subsidiary of such Person, with respect to which, under the terms of such preferred stock, by agreement or otherwise, such Person or Subsidiary is obligated to pay current dividends or distributions in cash during the period prior to the Scheduled Second Lien Term Loan Termination Date; provided, however, that preferred stock of a Person that is issued with the benefit of provisions requiring a change of control offer to be made for such preferred stock in the event of a change of control of such Person will not be deemed to be Disqualified Capital Stock solely by virtue of such provisions. In no event shall “Disqualified Capital Stock” include the Settlement Preferred Stock (or any pay-in-kind dividends thereon) issued in connection with the Transactions.
          “Disqualified Capital Stock Issuance” means the issuance or sale by the Administrative Borrower or any of its Subsidiaries of any Disqualified Capital Stock after the Effective Date.
          “Dollars” and the sign “$” each mean the lawful money of the United States of America.
          “Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule II or on the Assignment and Acceptance by which it became a Lender or such other office of such Lender as such Lender may from time to time specify to the Administrative Borrower and the Administrative Agent.
          “Domestic Subsidiary” means any Subsidiary of a Borrower organized under the laws of any state of the United States of America or the District of Columbia.
          “Early Maturity Date” means the date that is six months before the maturity dates of each of (i) the 9% Senior Notes due 2010 of the Administrative Borrower, (ii) the 7 1/2% Senior Subordinated Notes due 2011 of the Administrative Borrower, (iii) the 8 1/4% Senior Notes due 2011 of the Administrative Borrower and (iv) the 10 3/8% Senior Subordinated Notes due 2012 of the Administrative Borrower, in each case if such series of notes has not been Refinanced on or prior to such date in its entirety with Permitted Refinancing Indebtedness having a final maturity date at least six months after the Scheduled Second Lien Term Loan Termination Date.
          “EBITDA” means, for the Administrative Borrower and its Restricted Subsidiaries for the twelve (12) month period ending on any date of determination, an amount equal to (a) the Consolidated Net Income for such period, plus (b) cash dividends from Unrestricted Subsidiaries paid to the Administrative Borrower during such period, plus (c) the sum of (i) any provision for income taxes for such period, (ii) Interest Expense deducted in the calculation of Consolidated Net Income for such period in conformity with GAAP (including, without duplication, previously capitalized Interest Expense which would be included in “cost of goods sold” and deducted from Consolidated revenues in determining Consolidated Net Income), (iii) the amount of depreciation and amortization for such period, (iv) any write-off of goodwill, (v) the amount of any non-cash charges (including without limitation, land impairment or abandonment charges, abandonment charges relating to option agreements with respect to land or interests in land entered into in the ordinary course of business and impairment of investments) in such period (other than any non-cash charges that represent an accrual or reserve for potential cash items in the future), (vi) expenses and charges related to the Transactions incurred on or prior to the Effective Date or within 90 days thereafter, (vii) certain other cash charges related to the termination of any option agreements with respect to land or interests in land entered into in the ordinary course of business, (viii) any expenses, fees, premiums or charges paid in cash in connection with any Asset Sales, investments, acquisitions, Permitted Acquisitions, issuance of debt, equity securities or any refinancing transaction or any amendment or other modification of any debt instrument permitted hereunder, (ix) restructuring charges and expenses related to the closure of office facilities and severance costs and litigation costs and professional fees related to the foregoing, in each case to the extent included in the calculation of Consolidated Net Income for such period in conformity with GAAP, but without duplication and (x) any non-cash charges related to embedded derivatives or stock-based compensation expense under SFAS No. 123R in each case for which the Administrative Borrower or its Restricted Subsidiaries are not obligated to settle in cash (provided that EBITDA shall be decreased by any related cash settlements made during such period); provided that extraordinary gains or extraordinary losses shall be excluded from the computation of EBITDA (including any extraordinary gains or extraordinary losses from Asset Sales). In the case of any Person that becomes a Restricted Subsidiary during any period of calculation, EBITDA shall, for the purposes of the foregoing calculations, be adjusted by increasing, if positive, or decreasing, if negative, EBITDA by the EBITDA of such Subsidiary during such period of calculation occurring prior to the date such Subsidiary became a Restricted Subsidiary.
          Other than for purposes of calculating Excess Cash Flow, Consolidated EBITDA shall be calculated on a pro forma basis to give effect to the Acquisition, any Permitted Acquisition and Asset Sales consummated at any time on or after the first day of the measurement period and prior to the date of determination as if the Acquisition and each such Permitted Acquisition had been effected on the first day of such period and as if each such Asset Sale had been consummated on the day prior to the first day of such period.
          “Effective Date” has the meaning assigned to such term in Section 3.1.
          “Eligible Assignee” means (a) a Lender or any Affiliate or Approved Fund of such Lender; (b) a commercial bank having total assets in excess of $5,000,000,000; (c) a finance company, insurance company, or any other financial institution or fund, in each case reasonably acceptable to the Administrative Agent and regularly engaged in making, purchasing or investing in loans, and having a net worth, determined in conformity with GAAP, in excess of $250,000,000 (or, to the extent net worth is less than such amount, a finance company, insurance company, other financial institution or fund, reasonably acceptable to the Administrative Agent) or (d) a savings and loan association or savings bank organized under the laws of the United States or any State thereof having a net worth, determined in conformity with GAAP, in excess of $250,000,000.
          “Entitled Land” means all land owned by the Administrative Borrower or any of its Restricted Subsidiaries, as part of their respective real estate development business that has all requisite residential zoning approvals (other than approvals which are solely ministerial and non-discretionary in nature).
          “Environmental Laws” means all applicable Requirements of Law now or hereafter in effect, as amended or supplemented from time to time, relating to pollution or the regulation and protection of human health, safety, the environment or natural resources, including any applicable Requirements of Law relating to the protection of areas of particular environmental concern, including wetlands, areas inhabited by endangered species, and areas above protected aquifers.
          “Environmental Lien” means any Lien in favor of any Governmental Authority for environmental liabilities and costs.
          “Equity Issuance” means, without duplication, (i) any issuance or sale by the Administrative Borrower after the Effective Date of any Stock in the Administrative Borrower (including any Stock issued upon exercise of any warrant or option) or any warrants or options to purchase Stock or (ii) any contribution to the capital of the Administrative Borrower; provided, however, that an Equity Issuance shall not include (w) any Disqualified Capital Stock Issuance or Debt Issuance, (x) any issuance permitted by Section 7.3(c), (y) any issuance to any director, officer, manager or employee or (z) issuance of Stock in connection with the consummation of the Transactions.
          “Equity Pledge Agreement” means the certain Amended and Restated Pledge and Security Agreement, dated the Effective Date, amending and restating that certain Pledge and Security Agreement dated as of February 6, 2007, under which each Loan Party shall pledge in favor of the Administrative Agent all of the equity interests held by such Loan Party in all of its presently existing and after-acquired direct Domestic Subsidiaries and 66% of the Stock of “first tier” Foreign Subsidiaries (other than any Unaffiliated Joint Ventures).
          “ERISA” means the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control or treated as a single employer with the Borrower or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code.
          “ERISA Event” means (a) a reportable event described in Section 4043(b) or 4043(c)(1), (2), (3), (5), (6), (8) or (9) of ERISA with respect to a Title IV Plan, with respect to which the notice requirement has not been waived pursuant to applicable regulations; (b) the withdrawal of the Administrative Borrower, any of its Subsidiaries or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of the Administrative Borrower, any of its Subsidiaries or any ERISA Affiliate from any Multiemployer Plan; (d) notice of reorganization or insolvency of a Multiemployer Plan; (e) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan by the PBGC; (g) the failure of the Administrative Borrower, any of its Subsidiaries or any ERISA Affiliate to make any required contribution to a Title IV Plan or Multiemployer Plan; (h) the imposition of a lien under Section 412 of the Code or Section 302 of ERISA on the Administrative Borrower or any of its Subsidiaries or any ERISA Affiliate; or (i) any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA.
          “Escrow Proceeds Receivables” means, with respect to the Administrative Borrower and any of its Restricted Subsidiaries, the aggregate amount of funds held in escrow by a title company or escrow agent which are payable (without any requirement of the satisfaction or waiver of any further condition) to the Administrative Borrower or such Restricted Subsidiary and which constitute net proceeds of sales of Units, Land/Lots Under Development and Unimproved Land.
          “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board, as in effect from time to time.
          “Eurodollar Base Rate” means, with respect to any Interest Period for any Eurodollar Rate Loan, the rate determined by the Administrative Agent to be the offered rate for deposits in Dollars for the applicable Interest Period appearing on the Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, two Business Days prior to the first day of each Interest Period. In the event that such rate does not appear on the Reuters Screen LIBOR01 Page (or otherwise on the Reuters screen), the Eurodollar Base Rate for the purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent.
          “Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule II or on the Assignment and Acceptance by which it became a Lender (or, if no such office is specified, its Domestic Lending Office) or such other office of such Lender as such Lender may from time to time specify to the Administrative Borrower and the Administrative Agent.
          “Eurodollar Rate” means, with respect to any Interest Period for any Eurodollar Rate Loan, an interest rate per annum equal to the rate per annum obtained by dividing (a) the Eurodollar Base Rate by (b) a percentage equal to 100% minus the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the Eurodollar Rate is determined) having a term equal to such Interest Period.
          “Eurodollar Rate Loan” means any Revolving Loan that, for an Interest Period, bears interest based on the Eurodollar Rate.
          “Event of Default” has the meaning assigned to such term in Section 8.1.

          “Excess Cash Flow” means, for any Excess Cash Flow Period, EBITDA for such Excess Cash Flow Period, minus, without duplication:
     (a) Debt Service, plus, to the extent not otherwise included in Debt Service, letter of credit fees, commitment fees and any premiums paid in cash in connection with the repayment of any Indebtedness during such Excess Cash Flow Period;
     (b) Capital Expenditures made in cash and lease payments made in respect of Capital Lease Obligations during such Excess Cash Flow Period, other than amounts already reflected in Debt Service, to the extent such Capital Expenditures or lease payments were financed with Internally Generated Funds;
     (c) Capital Expenditures committed to be made but not made during such Excess Cash Flow Period, provided that the Administrative Borrower shall deliver a certificate to the Administrative Agent not later than 90 days after the end of such Excess Cash Flow Period, signed by a Responsible Officer of the Administrative Borrower and certifying that such Capital Expenditures and the delivery of the related equipment will be made within 180 days after the end of such Excess Cash Flow Period, to the extent such Capital Expenditures will be financed with Internally Generated Funds;
     (d) taxes of the Administrative Borrower and its Subsidiaries that were paid in cash during such Excess Cash Flow Period or will be paid within six months after the end of such Excess Cash Flow Period (as reasonably determined in good faith by the Administrative Borrower) and for which reserves have been established;
     (e) the difference, if negative, of the amount of Net Working Capital at the end of the prior Excess Cash Flow Period (or the beginning of the Excess Cash Flow Period in the case of the first Excess Cash Flow Period) over the amount of Net Working Capital at the end of such Excess Cash Flow Period;
     (f) amounts paid in cash during such Excess Cash Flow Period on account of (x) items that were accounted for as non-cash reductions of Consolidated Net Income in determining EBITDA of the Administrative Borrower and its Subsidiaries in a prior Excess Cash Flow Period, (y) reserves or accruals established in purchase accounting and (z) other reserves with respect to long-term liabilities;
     (g) to the extent not deducted in the computation of Net Cash Proceeds in respect of any asset disposition or condemnation giving rise thereto, the amount of any mandatory prepayment of Indebtedness (other than Indebtedness created hereunder or under any other Loan Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith;
     (h) the amount related to items that were added to or not deducted from Consolidated Net Income in calculating EBITDA to the extent either (x) such items represented a cash payment (which had not reduced Excess Cash Flow upon the accrual thereof in a prior Excess Cash Flow Period), or an accrual for a cash payment, by the

Administrative Borrower and its Subsidiaries or (y) such items did not represent cash received by the Administrative Borrower and its Subsidiaries, in each case on a Consolidated basis during such Excess Cash Flow Period;
     (i) losses excluded from the calculation of EBITDA as a result of Asset Sales or extraordinary losses that are paid in cash during such Excess Cash Flow Period;
     (j) restructuring charges paid in cash during such Excess Cash Flow Period to the extent added to or not deducted from Consolidated Net Income in determining EBITDA;
     (k) solely with respect to each of the first two Excess Cash Flow Periods, fees and expenses paid in connection with the Transactions and the settlement of the Transeastern Events during such Excess Cash Flow Period (including all fees paid to financial institutions, legal fees, accountant fees, advisor fees and consulting fees (whether or not retained by the Administrative Borrower or one of its Subsidiaries or by another Person in connection with the Transactions but paid by the Administrative Borrower or one of its Subsidiaries)), to the extent added to or not deducted from Consolidated Net Income in determining EBITDA;
     (l) any expenses, fees, premiums or charges paid in cash in connection with any Asset Sales, investments, acquisitions, Permitted Acquisitions, issuance of debt, equity securities or any refinancing transaction or any amendment or other modification of any debt instrument during such Excess Cash Flow Period; and
     (m) permitted investments made in cash during such Excess Cash Flow Period in Unaffiliated Joint Ventures or Unaffiliated Unrestricted Subsidiaries, to the extent such investments were financed with Internally Generated Funds;
provided that any amount deducted pursuant of any of the foregoing clauses that will be paid after the close of such Excess Cash Flow Period shall not be deducted again in a subsequent Excess Cash Flow Period; provided further that extraordinary non-cash gains or extraordinary non-cash losses shall be excluded from the computation of Excess Cash Flow;
plus, without duplication:
     (i) the difference, if positive, of the amount of Net Working Capital at the end of the prior Excess Cash Flow Period (or the beginning of the Excess Cash Flow Period in the case of the first Excess Cash Flow Period) over the amount of Net Working Capital at the end of such Excess Cash Flow Period;
     (ii) any return received in cash (other than from a Restricted Subsidiary) during such Excess Cash Flow Period from permitted investments, Unaffiliated Joint Ventures or Unaffiliated Unrestricted Subsidiaries;
     (iii) income or gain excluded from the calculation of Consolidated Net Income as a result of Asset Sales or extraordinary gains that is realized in cash during such

Excess Cash Flow Period (except to the extent such gain is subject to the mandatory prepayments section of the First Lien Term Loan Credit Agreement or the Second Lien Credit Agreement);
     (iv) to the extent any permitted Capital Expenditures and the corresponding delivery of equipment referred to in clause (c) above do not occur in the 180-day period specified in the certificate of the Administrative Borrower provided pursuant to clause (c) above, the amount of such Capital Expenditures that were not so made in the Excess Cash Flow Period of the Administrative Borrower specified in such certificate;
     (v) amounts received in cash during such Excess Cash Flow Period on account of items that were accounted for as non-cash increases of Consolidated Net Income in determining EBITDA of the Administrative Borrower and its Subsidiaries in a prior Excess Cash Flow Period;
     (vi) the amount related to items that were deducted from or not added to Consolidated Net Income in calculating EBITDA to the extent either (x) such items represented cash received by the Administrative Borrower or any Subsidiary or (y) does not represent cash paid by the Administrative Borrower or any Subsidiary, in each case on a consolidated basis during such Excess Cash Flow Period; and
     (vii) if deducted in the computation of EBITDA, interest income.
          “Excess Cash Flow Period” means (i) the period taken as one accounting period from January 1, 2007 and ending on December 31, 2007 and (ii) each fiscal year of the Administrative Borrower thereafter.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Excluded Real Property” means any Entitled Land of the Borrowers (i) for which preliminary subdivision approval has been obtained but a subdivision plat, map or similar instrument has not yet been filed of record; (ii) those phases within Entitled Land being developed as a phased development condominium where a master declaration of condominium has been filed of record, but the supplemental declaration creating individual condominium units has not yet been recorded; and (iii) Entitled Land in Pennsylvania that would otherwise constitute Unimproved Land that is being developed under a master or common subdivision approval process with respect to which no subdivision plat, map or similar instrument has yet been filed of record.
          “Excluded Taxes” means, with respect to the Administrative Agent and any Lender (a) taxes imposed on or measured by its overall net income and franchise taxes imposed on it (in lieu of net income taxes) by a jurisdiction (or any political subdivision thereof) as a result of a present or former connection between the recipient and the jurisdiction of the Governmental Authority imposing such tax or any taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), (b) any branch profits taxes imposed by a jurisdiction described in clauses (a) and (c) in the case of a Non-U.S. Lender (other than an assignee pursuant to a request by any Borrower under Section 2.16), any U.S. federal withholding tax (i) that is imposed on amounts payable to such Non-U.S. Lender at the time such Non-U.S. Lender becomes a party hereto (or designates a new lending office), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Loan Parties pursuant to Section 2.15 or (ii) that is attributable to such Non-U.S. Lender’s failure to comply with Section 2.15(f).
          “Executive Order” has the meaning assigned to such term in Section 4.19(a).
          “Existing Letters of Credit” means each letter of credit set forth on Schedule 2.4 that was previously issued for the account of the Administrative Borrower under the January 2007 Credit Agreement that was outstanding on the Original Effective Date.
          “Existing Notes” means the Senior Notes and the Subordinated Notes.
          “Extension Request” has the meaning assigned to such term in Section 2.17(a).
          “Facility Information” has the meaning assigned to such term in Section 10.17(b).
          “Fair Market Value” means (a) with respect to any asset or group of assets (other than a marketable Security) at any date, the value of the consideration obtainable in a sale of such asset at such date assuming a sale by a willing seller to a willing purchaser dealing at arm’s length, and (b) with respect to any marketable Security at any date, the closing sale price of such Security on the Business Day next preceding such date, as appearing in any published list of any national securities exchange or the Nasdaq Stock Market or, if there is no such closing sale price of such Security, the final price for the purchase of such Security at face value quoted on such business day by a financial institution of recognized standing which regularly deals in securities of such type selected by the Administrative Agent.
          “Falcone Ritchie” has the meaning assigned to such term in the definition of “Settlement Documents.”
          “Falcone Settlement Agreement” has the meaning assigned to such term in the definition of “Settlement Documents.”
          “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.
          “Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any successor thereto.

          “Financial Statements” means the financial statements of the Administrative Borrower and its Subsidiaries delivered in accordance with Sections 4.4 and 6.1.
          “FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989.
          “First Lien Term Loan Administrative Agent” means CNAI, in its capacity as administrative agent under the First Lien Term Loan Credit Agreement, and its successors and assigns.
          “First Lien Term Loan Commitments” means the “Commitments” as defined in the First Lien Term Loan Agreement.
          “First Lien Term Loan Credit Agreement” means (i) that certain first lien term loan credit agreement dated as of the Effective Date among the Borrowers, the lenders party thereto and CNAI as administrative agent for the First Lien Secured Parties, as amended, restated, supplemented or modified from time to time to the extent permitted by this Agreement and the Intercreditor Agreement and (ii) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend (subject to the limitations set forth herein and in the Intercreditor Agreement) or refinance or replace in whole or in part the Indebtedness and other obligations outstanding under the credit agreement or credit agreements referred to in clauses (i) and (ii) unless such agreement or instrument expressly provides that it is not intended to be and is not a “First Lien Term Loan Credit Agreement” hereunder. Any reference to the First Lien Term Loan Credit Agreement hereunder shall be deemed a reference to any First Lien Term Loan Credit Agreement then in existence.
          “First Lien Term Loan Documents” means the First Lien Term Loan Credit Agreement and the other “Loan Documents” as defined in the First Lien Term Loan Credit Agreement, including each mortgage and other security documents, guaranties and the notes (if any) issued thereunder.
          “First Lien Term Loans” means the senior secured first lien term loans under the First Lien Term Loan Credit Agreement.
          “First Lien Term Loan Secured Parties” means the First Lien Term Loan Administrative Agent and each Person that is a lender under the First Lien Term Loan Credit Agreement.
          “Fitch” means Fitch, Inc. or any successor to the rating agency business thereof.
          “Five Year Projections” means those Consolidated financial projections provided to the Administrative Agent on or prior to the Effective Date and covering each fiscal quarter ending in 2007 and 2008 and each fiscal year from 2007 through and including 2012.
          “Foreign Subsidiary” means any Subsidiary other than a Domestic Subsidiary.

          “Fund” means any Person (other than a natural Person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
          “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination; provided that with respect to determining compliance with any financial covenant (including related definitions), “GAAP” shall be determined based upon those accounting principles referred to above as of the Original Effective Date.
          “Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
          “Guarantor” means each Restricted Subsidiary of the Administrative Borrower party to the Guaranty.
          “Guaranty” means the Amended and Restated Guaranty Agreement substantially in the form of Exhibit H dated as of the Original Effective Date and amended and restated as of the Effective Date, executed by each Restricted Subsidiary of the Administrative Borrower named therein or that has executed a joinder to the Guaranty.
          “Hedging Contracts” means all Interest Rate Contracts, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements, and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.
          “Hedging Obligations” means obligations under or with respect to Hedging Contracts.
          “Indebtedness” of any Person means without duplication (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments that bear interest (including trust preferred securities), (c) all reimbursement and all other obligations with respect to letters of credit, bankers’ acceptances, bank guarantees, surety bonds and performance bonds, (d) all indebtedness for the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business that are no more than 90 days overdue and accrued expenses, (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all Capital Lease Obligations of such Person and the present value of future rental payments under all synthetic leases, (g) all guaranty obligations of such Person with respect to obligations of another Person that would otherwise constitute Indebtedness in clauses (a) through (f) and (h) through (j) herein, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Disqualified Capital Stock of such Person valued at the greater of its voluntary liquidation preference and its involuntary liquidation preference plus accrued and unpaid dividends, (i) all payments that such Person would have to make in the event of an early termination on the date Indebtedness of such Person is being determined in respect of Hedging Contracts of such Person and (j) all Indebtedness of the type referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and general intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness but only to the extent of the lesser of (x) the amount of such Indebtedness and (y) the Fair Market Value of the property securing such Indebtedness. Notwithstanding the foregoing, “Indebtedness” shall not include (i) the face amount of any undrawn Performance Letters of Credit or the amount of any obligations in respect of surety bonds or performance bonds, in each case to the extent unmatured, (ii) Indebtedness Associated with Assets Not Owned or (iii) obligations with respect to options to purchase real property that have not been exercised, or (iv) any sale-leaseback transactions to the extent the lease or sublease thereunder is not required to be recorded under GAAP as a Capital Lease.
          “Indebtedness Associated with Assets Not Owned” means any Indebtedness of any land bank or similar institution, or any other third party Indebtedness that would be required to be included on the balance sheet or financial statements of the Administrative Borrower or any of its Subsidiaries pursuant to any accounting rule requiring such consolidation, including Indebtedness of any Joint Venture or Indebtedness of any Unrestricted Subsidiary, except to the extent that such Indebtedness would otherwise fall under clause (g) of the definition of “Indebtedness” with respect to the Administrative Borrower or a Restricted Subsidiary.
          “Indemnified Matter” has the meaning assigned to such term in Section 10.4.
          “Indemnified Taxes” means all Taxes other than Excluded Taxes.
          “Indemnitees” has the meaning assigned to such term in Section 10.4.
          “Intercreditor Agreement” means that certain intercreditor agreement contemplated by Section 3.1(a)(vi) and substantially in the form of Exhibit J, dated as of the Effective Date among the Administrative Agent, the First Lien Term Loan Administrative Agent and the Second Lien Administrative Agent, as the same may be amended, modified or supplemented from time to time.
          “Interest Coverage Ratio” means, with respect to the Administrative Borrower and its Restricted Subsidiaries for any period, the ratio of (a) EBITDA for such period to (b) the Consolidated Interest Incurred for such period.
          “Interest Expense” means, for any Person for any period, total interest expense of such Person and its Restricted Subsidiaries plus all dividend payments on any series of Disqualified

Capital Stock of such Person or any of its Restricted Subsidiaries (other than dividend payments to the Administrative Borrower or any of its Restricted Subsidiaries) for such period determined on a Consolidated basis in conformity with GAAP. Notwithstanding that GAAP may otherwise provide, the Administrative Borrower shall not be required to include in Interest Expense the amount of any premium paid to prepay Indebtedness.
          Interest Expense shall be calculated on a pro forma basis to give effect to any Indebtedness (other than Indebtedness incurred for ordinary course working capital needs under ordinary course revolving credit facilities) incurred, assumed or permanently repaid or extinguished at any time on or after the first day of the measurement period and prior to the date of determination in connection with the Acquisition, any Permitted Acquisitions, any Asset Sales and any Equity Issuances, in each case as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such period.
          “Interest Incurred” means, for any period, the aggregate amount (without duplication and determined in each case in conformity with GAAP) of interest incurred and all dividend payments made on any series of Disqualified Capital Stock of such Person or any of its Restricted Subsidiaries (other than dividend payments to the Administrative Borrower or any of its Restricted Subsidiaries) during such period, whether such interest or dividend payment was expensed or capitalized, paid, accrued, or scheduled to be paid or accrued by the Administrative Borrower and its Restricted Subsidiaries during such period, including (a) original issue discount and non-cash interest payments of accruals on any Indebtedness, (b) the interest portion of all deferred payment obligations, and (c) all commissions, discounts, and other fees and charges owed with respect to bankers’ acceptance and letter of credit and similar financings and Interest Rate Contracts. For purposes of this definition, (i) interest on any Capital Lease Obligations shall be deemed to accrue at an interest rate reasonably determined by the Administrative Borrower to be the rate of interest implicit in such obligations in conformity with GAAP, and (ii) interest expense attributable to any Indebtedness represented by the guaranty of an obligation of another Person shall be deemed to be the interest expense attributable to the Indebtedness so guaranteed.
          Interest Incurred shall be calculated on a pro forma basis to give effect to any Indebtedness (other than Indebtedness incurred for ordinary course working capital needs under ordinary course revolving credit facilities) incurred, assumed or permanently repaid or extinguished at any time on or after the first day of the measurement period and prior to the date of determination in connection with the Acquisition, any Permitted Acquisitions, any Asset Sales and any Equity Issuances, in each case as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such period.
          “Interest Period” means, in the case of any Eurodollar Rate Loan, (a) initially, the period commencing on the date such Eurodollar Rate Loan is made or on the date of conversion of a Base Rate Loan to such Eurodollar Rate Loan and ending one, two, three or six months thereafter as selected by the Administrative Borrower in its Notice of Borrowing or Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.2 or 2.10, and (b) thereafter, if such Loan is continued, in whole or in part, as a Eurodollar Rate Loan pursuant to Section 2.10, a period commencing on the last day of the immediately preceding Interest

Period therefor and ending one, two, three or six months thereafter as selected by the Administrative Borrower in its Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.10; provided, however, that all of the foregoing provisions relating to Interest Periods in respect of Eurodollar Rate Loans are subject to the following:
     (i) if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;
     (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;
     (iii) the Administrative Borrower may not select any Interest Period in respect of Loans having an aggregate principal amount of less than $5,000,000;
     (iv) there shall be outstanding at any one time no more than ten Interest Periods in the aggregate; and
     (v) any Interest Period that would end after the Scheduled Revolving Credit Termination Date shall end on the Scheduled Revolving Credit Termination Date.
          “Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.
          “Internally Generated Funds” means any amount expended by the Administrative Borrower and its Restricted Subsidiaries and not representing (i) a reinvestment by the Administrative Borrower or any Restricted Subsidiaries of the Net Cash Proceeds of any Asset Sale outside the ordinary course of business or Casualty Event, (ii) the proceeds of any issuance of Indebtedness of the Administrative Borrower or any Restricted Subsidiary or (iii) any credit received by the Administrative Borrower or any Restricted Subsidiary with respect to any trade in of property for substantially similar property or any “like kind exchange” of assets.
          “Investment” means, with respect to any Person, (a) any purchase or other acquisition by such Person of (i) any Security issued by, (ii) a beneficial interest in any Security issued by, or (iii) any other equity ownership interest in, any other Person, (b) any purchase by such Person of all or a significant part of the assets of a business conducted by another Person or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any other Person, and (c) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable and similar items made or incurred in the ordinary course of business as presently conducted), or capital contribution by such Person to any other Person, including all Indebtedness of any other Person to such Person arising from a sale of property by such Person other than in the ordinary course of its business, (d) any guaranty obligation incurred by such Person in respect of Indebtedness of any other Person and (e) any derivative instrument or other contract providing for the economic equivalent of all or any part of any investment referred to in clause (a), (b), (c) or (d) above.
          “IRS” means the Internal Revenue Service of the United States or any successor thereto.
          “Issue” means, with respect to any Letter of Credit, to issue, extend the expiry of, renew or increase the maximum stated amount (including by deleting or reducing any scheduled decrease in such maximum stated amount) of, such Letter of Credit. The terms “Issued” and “Issuance” shall have a corresponding meaning.
          “Issuer” means (a) each Lender or Affiliate of a Lender that is listed on the signature pages hereof as an “Issuer”, (b) each Lender or Affiliate of a Lender that hereafter becomes an Issuer with the approval of the Administrative Agent and the Administrative Borrower by agreeing pursuant to an agreement with and in form and substance satisfactory to the Administrative Agent and the Administrative Borrower to be bound by the terms hereof applicable to Issuers or (c) solely with respect to an Existing Letter of Credit (and any amendment, renewal or extension thereof in accordance with this Agreement), the Lender that issued such Existing Letter of Credit.
          “January 2007 Credit Agreement” has the meaning assigned to such term in the recitals hereto.
          “Joint Venture” means any Person (other than a Subsidiary) in which the Administrative Borrower or a Restricted Subsidiary holds any Investment (other than an Investment described in clause (b) or (d) of the definition thereof); provided that such Joint Venture (i) is formed for and is or will be engaged in real estate activities and (ii) shall only involve assets located in the Permitted Markets.
          “Joint Venture Acquisitions” means the acquisition by the Administrative Borrower or any of its Restricted Subsidiaries of all of the assets or Stock of any Joint Venture not owned prior to such acquisition or of any operating division thereof, or the merger of such Joint Venture with or into the Administrative Borrower or any Restricted Subsidiary of the Administrative Borrower (with the Administrative Borrower, in the case of a merger with the Administrative Borrower, being the surviving corporation); provided that such (i) Joint Venture Acquisition shall only involve assets located in the Permitted Markets and only for use in the lines of business of the Administrative Borrower or its Restricted Subsidiaries existing on the Effective Date and (ii) upon any such Joint Venture Acquisition, such Joint Venture shall constitute a Restricted Subsidiary hereunder and comply with Section 6.13.
          “Land/Lots Under Development” means Entitled Land where site improvements have commenced and either are continuing or have been completed (including utilities and all major infrastructure) and for which no Contract for Sale is in effect, plus the community site development costs incurred with respect to owned lots included in such Entitled Land, the value of which is the lesser of (x) value determined in conformity with GAAP (provided that such value for any owned lot included in such Entitled Land shall not exceed the budgeted finished lot cost with respect to such owned lot) or (y) the Appraised Value.
          “Land Supply Ratio” means, with respect to the Administrative Borrower and its Restricted Subsidiaries for any period, the ratio of (a) the number of lots owned to (b) the number of Units Closed for such period. The Land Supply Ratio shall be calculated on a pro forma basis to give effect to the delivery of Sold Homes or lots acquired or disposed of at any time on or after the first day of the measurement period and prior to the date of determination in connection with the Acquisition, any Permitted Acquisitions and Asset Sales as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such period; provided that the Land Supply Ratio shall give pro forma effect to the Acquisition as set forth on Schedule 1.1(b).
          “Lender” means each financial institution or other entity that (a) is set forth on Schedule I hereto or (b) from time to time becomes a party hereto by execution of an Assignment and Acceptance.
          “Letter of Credit” means any letter of credit issued or deemed issued pursuant to Section 2.4 (including any Existing Letter of Credit).
          “Letter of Credit Obligations” means, at any time, the aggregate of all liabilities at such time of the Borrowers to all Issuers with respect to Letters of Credit, whether or not any such liability is contingent, and includes the sum of (a) the Reimbursement Obligations at such time and (b) the Letter of Credit Undrawn Amounts at such time.
          “Letter of Credit Request” has the meaning assigned to such term in Section 2.4(c).
          “Letter of Credit Undrawn Amounts” means, at any time, the aggregate undrawn face amount of all Letters of Credit outstanding at such time.
          “Lien” means, with respect to any property, asset or right, any mortgage, lien, pledge, collateral assignment, charge, security interest, levy, execution, seizure, attachment, garnishment, or other encumbrance of any kind in the nature of the foregoing in respect of such property, asset or right, whether or not choate, vested or perfected.
          “Linked Deposit Accounts” means the following Deposit Accounts maintained by Wachovia Bank National Association: (a) Account No. 200003341735 in the name of Engle Homes Delaware, Inc.; (b) Account No. 2000012137765 in the name of TOUSA Delaware Inc.; and (c) Account No. 2000029799620 in the name of TOUSA Funding LLC.
          “Loan” means any Revolving Loan or Swing Loan.
          “Loan Documents” means, collectively, this Agreement, the Revolving Credit Notes (if any), the Amendment Agreement, the Guaranty, the Collateral Documents, and each certificate, agreement or document executed by a Loan Party and delivered to the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing.

          “Loan Party” means each Borrower, each Guarantor and each other Restricted Subsidiary of the Administrative Borrower that executes and delivers a Loan Document (other than any Restricted Subsidiary that only executes and delivers an acknowledgement of the pledge of its Stock to the Administrative Agent for the benefit of the Secured Parties).
          “Management Services Agreement” means the Amended and Restated Management Services Agreement, dated as of June 13, 2003, between the Administrative Borrower and TOSI as amended, amended and restated, supplemented or otherwise modified from time to time, provided that the terms thereof are no more adverse to the Lenders than the terms as of the Original Effective Date.
          “Material Adverse Change” means a material adverse change in the business, prospects, performance, assets, operations, condition (financial or otherwise), contingent and other liabilities or material agreements of the Administrative Borrower and the other Loan Parties, taken as a whole.
          “Material Adverse Effect” means a material adverse effect on any of (a) the business, prospects, performance, assets, operations, condition (financial or otherwise), contingent and other liabilities or material agreements of the Administrative Borrower and the other Loan Parties, taken as a whole, or (b) the ability of the Administrative Borrower and the other Loan Parties, taken as a whole, to pay the Obligations when due or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder.
          “Model Homes” means all Units which are used as models, sales offices, or design centers to market a particular real estate development project and the contents therein.
          “Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.
          “Mortgage” means a mortgage, deed of trust, trust deed or similar instrument (including any spreader, amendment, amendment and restatement or similar modification of any existing Mortgage) in form and substance reasonably satisfactory to the Administrative Agent creating a Lien on any Completed Unsold Home, Unsold Home Under Construction, Sold Home, Land/Lots Under Development or Unimproved Land and other Real Property in a principal amount of at least the then aggregate Commitments and, if such Mortgage also secures the First Lien Term Loan Credit Agreement, then the aggregate First Lien Term Loan Commitments or aggregate principal amount of outstanding First Lien Term Loans.
          “Mortgaged Property” means all “Mortgaged Property” referred to in the Mortgages and shall include all Real Property of the Borrowers (other than Excluded Real Property).
          “Mortgage Requirements” means, with respect to each individual Mortgaged Property, the following conditions:
     (i) the Mortgage has been recorded in the appropriate land records of the applicable Governmental Authority, provided that in connection with such recording,

subject to the prior approval of the Administrative Agent, the Borrowers may undertake customary procedures to reduce mortgage recording, transfer, documentary stamp, intangible and similar taxes to be imposed as a result of such recording;
     (ii) a Phase I environmental report and, to the extent the relevant Phase I environmental report reveals conditions that would reasonably suggest that a Phase II environmental report should be obtained, a Phase II environmental report, with respect to such Mortgaged Property reviewed (and, as appropriate, updated) by an independent environmental consultant retained by the Administrative Agent on behalf of the Lenders, each in form and substance reasonably satisfactory to the Administrative Agent;
     (iii) a fully paid ALTA lender’s policy of title insurance (which may initially be in the form of a “marked-up” title commitment or pro forma policy, provided that the final policy is delivered within a reasonable time thereafter) in an amount equal to the Required Title Insurance Amount, showing no exceptions that would materially impair the value of the applicable Mortgaged Property, containing customary endorsements and otherwise in form and substance reasonably satisfactory to the Administrative Agent, insuring the applicable Mortgage to be a valid first and subsisting Lien on the applicable Mortgaged Property; and
     (iv) a certificate of property insurance covering such Mortgaged Property naming the Administrative Agent or any third-party security agent as loss payee under property casualty coverages (excluding any such Mortgaged Property constituting Land/Lots Under Development or Unimproved Land), and in all cases, a certificate of liability insurance naming the Administrative Agent and any third party security agent, the Lenders and the Issuers as additional insureds under liability coverages.
          “Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Administrative Borrower, any of its Restricted Subsidiaries or any ERISA Affiliate has any obligation or liability, contingent or otherwise.
          “Net Cash Proceeds” means:
     (a) with respect to any Asset Sale (other than any issuance or sale of Stock), the cash proceeds received by the Administrative Borrower or any of its Subsidiaries (including cash proceeds subsequently received (as and when received by the Administrative Borrower or any of its Subsidiaries) in respect of non-cash consideration initially received) net of (i) selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and the Administrative Borrower’s good faith estimate of any other taxes paid or payable in connection with such sale) and other expenses incurred or amounts paid to any person other than the Administrative Borrower or any Restricted Subsidiary in connection with such Asset Sale; (ii) amounts provided as a reserve, in accordance with GAAP, or amounts placed in a funded escrow against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by the Administrative Borrower or any of its Subsidiaries associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) the Administrative Borrower’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold within 120 days of such Asset Sale (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 120 days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds); and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties);
     (b) with respect to any Debt Issuance, any Equity Issuance or any other issuance or sale of Stock by the Administrative Borrower or by any of its Subsidiaries (other than a Borrower), the cash proceeds thereof, net of customary fees, commissions, costs and other expenses payable to any person other than the Administrative Borrower or any Restricted Subsidiary and incurred in connection therewith; and
     (c) with respect to any Casualty Event, the cash insurance proceeds (other than business interruption insurance), condemnation awards and other compensation received in respect thereof, net of all reasonable costs and expenses payable to any person other than the Administrative Borrower or any Restricted Subsidiary and incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event and awards or other compensation and repayment of Indebtedness for borrowed money which is secured by a senior Lien on the property subject to such Casualty Event and which is repaid with such proceeds in respect of such Casualty Event.
          “Net Working Capital” means, at any time, Consolidated Current Assets at such time minus Consolidated Current Liabilities at such time.
          “Non-Consenting Lender” has the meaning assigned to such term in Section 10.1(c) and Section 10.1A(b).
          “Non-Funding Lender” has the meaning assigned to such term in Section 2.2(d).
          “Non-U.S. Lender” means each Lender or Administrative Agent that is not a United States person as defined in Section 7701(a)(30) of the Code.
          “Notice of Borrowing” has the meaning assigned to such term in Section 2.2(a).
          “Notice of Conversion or Continuation” has the meaning assigned to such term in Section 2.10(a).
          “Obligations” means, without duplication, the Loans, the Letter of Credit Obligations and all other amounts owing by the Borrowers to the Administrative Agent, any Lender, any Issuer, any Affiliate of any of them or any Indemnitee of every type and description, present or future, arising under this Agreement or any other Loan Document, whether direct or indirect, including all letter of credit and other fees, interest (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrowers, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), charges, expenses, attorneys’ fees and disbursements and other sums chargeable to the Borrowers under this Agreement or any other Loan Document.
          “Officers’ Certificate” means, with respect to any Person, a certificate executed by the chairman of the Board of Directors (if an officer), the chief executive officer or the president and one of the financial officers of such Person, each in his or her official (and not individual) capacity.
          “Original Effective Date” means March 9, 2006.
          “Other Taxes” has the meaning assigned to such term in Section 2.15(b).
          “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
          “Performance Letters of Credit” means any letter of credit issued (a) on behalf of a Person in favor of a Governmental Authority, including, without limitation, any utility, water, or sewer authority, or other similar entity, for the purpose of assuring such Governmental Authority that such Person or an Affiliate of such Person will properly and timely complete work it has agreed to perform for the benefit of such Governmental Authority; or (b) in lieu of other contract performance, including, without limitation, bid and performance bonds.
          “Permit” means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.
          “Permitted Acquisition” means the acquisition by the Administrative Borrower or any of its Restricted Subsidiaries of all or substantially all of the assets or Stock of any Person or of any operating division thereof (the “Target”), or the merger of the Target with or into the Administrative Borrower or any Restricted Subsidiary of the Administrative Borrower (with the Administrative Borrower, in the case of a merger with the Administrative Borrower, being the surviving corporation) (each, an “Acquisition”); provided that such Acquisition shall only involve assets located in the Permitted Markets and only for use in the lines of business of the Administrative Borrower or its Restricted Subsidiaries existing on the Effective Date.
          “Permitted Holders” means (a) TOSA or any Person of which TOSA “beneficially owns” (as defined in Rule 13d-3 under the Exchange Act), individually or collectively, at least a majority of the total voting power of the Voting Stock of such Person or (b) Deutsche Bank Securities Inc., Highland Capital or any of their respective Affiliates, solely with respect to any Voting Stock owned by any of them converted from the Settlement Preferred Stock or Warrants issued in connection with the Transactions.

          “Permitted Markets” means housing markets located in the continental United States of America.
          “Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous Refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest, closing costs, expenses, fees and premium thereon), (b) the final maturity and average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to that of the Indebtedness being Refinanced, (c) the covenants, events of default, subordination and other provisions thereof (including any guarantees thereof) shall be, in the aggregate, no less favorable to the Lenders than those contained in the Indebtedness being renewed or refinanced, (d) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, and (e) no Permitted Refinancing Indebtedness shall have different obligors, or greater guarantees or security, than the Indebtedness being Refinanced.
          “Person” means an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, unincorporated association, Joint Venture or other entity, or a Governmental Authority.
          “Platform” has the meaning assigned to such term in Section 10.19(b).
          “Pledge Agreement” means a pledge agreement in form and substance reasonably satisfactory to the Administrative Agent, executed by the Administrative Borrower or any Restricted Subsidiary of the Administrative Borrower, as applicable, owning the equity interest in the applicable Unaffiliated Joint Venture or Unaffiliated Unrestricted Subsidiary, pursuant to which shall be pledged to the Administrative Agent all of the Administrative Borrower’s or such Restricted Subsidiary’s (as the case may be) equity ownership interest in such Unaffiliated Joint Venture or Unaffiliated Unrestricted Subsidiary.
          “Previous Scheduled Revolving Credit Termination Date” has the meaning assigned such term in Section 2.17(c).
          “Proposed Change” has the meaning assigned to such term in Section 10.1(c) and Section 10.1A(b).
          “Purchasing Lender” has the meaning assigned to such term in Section 10.7(a).
          “Qualified Capital Stock” means all Stock of the Administrative Borrower (other than Disqualified Capital Stock).

          “Ratable Portion” or “ratably” means, with respect to any Lender, the percentage obtained by dividing (a) the Revolving Credit Commitment of such Lender by (b) the aggregate Revolving Credit Commitments of all Lenders (or, at any time after the Revolving Credit Termination Date, the percentage obtained by dividing the aggregate outstanding principal balance of the Revolving Credit Outstandings owing to such Lender by the aggregate outstanding principal balance of the Revolving Credit Outstandings owing to all Lenders).
          “Real Property” means all of those plots, pieces or parcels of land now owned, leased or hereafter acquired or leased by a Borrower (the “Land”), together with the right, title and interest of such Borrower in and to the streets, the land lying in the bed of any streets, roads or avenues, opened or proposed, in front of, the air space and development rights pertaining to the Land and the right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments and appurtenances belonging or in any way appertaining thereto, all fixtures, all easements now or hereafter benefiting the Land and all royalties and rights appertaining to the use and enjoyment of the Land necessary for the residential development of such Land, together with all of the buildings and other improvements now or hereafter erected on the Land, and any fixtures appurtenant thereto.
          “Register” has the meaning assigned to such term in Section 10.2(c).
          “Reimbursement Date” has the meaning assigned to such term in Section 2.4(g).
          “Reimbursement Obligations” means all matured reimbursement or repayment obligations of the Borrowers to any Issuer with respect to amounts drawn under Letters of Credit.
          “Rejecting Lenders” has the meaning assigned to such term in Section 2.17(b).
          “Release” means, with respect to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration, in each case, of any Contaminant into the indoor or outdoor environment or into or out of any property owned or operated by such Person, including the movement of Contaminants through or in the air, soil, surface water, ground water or property.
          “Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Contaminant in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release of a Contaminant so that it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pursuant to Environmental Laws pre-remedial studies and investigations and post-remedial monitoring and care.
          “Replacement Lenders” has the meaning assigned to such term in Section 2.17(b).
          “Required Title Insurance Amount” means with respect to any Mortgage 75% of the aggregate value of the Mortgaged Property then covered by such Mortgage determined in conformity with GAAP.

          “Requirement of Law” means, with respect to any Person, the common law and all federal, state, local and foreign laws, rules and regulations, orders, judgments, decrees and other determinations of any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject (including, without limitation, any Environmental Law).
          “Requisite Lenders” means, collectively, Lenders having a majority of the aggregate outstanding amount of the Revolving Credit Commitments or, after the Revolving Credit Termination Date, a majority of the aggregate Revolving Credit Outstandings. No Non-Funding Lender nor any Affiliate of any Loan Party that is a Lender shall be included in the calculation of “Requisite Lenders.”
          “Responsible Officer” means, with respect to any Person, any of the principal executive officers, managing members or general partners of such Person, but in any event, with respect to financial matters, the chief financial officer, chief accounting officer, treasurer, assistant treasurer, vice president of finance or controller of such Person.
          “Restricted Payment” means (a) any dividend, distribution or any other payment whether direct or indirect, on account of any Stock or Stock Equivalents of the Administrative Borrower or any of its Restricted Subsidiaries now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Stock or Stock Equivalents of the Administrative Borrower now or hereafter outstanding and (c) any payment of principal or premium on, the Existing Notes, the Settlement Subordinated Debt, any other Senior Unsecured Indebtedness or any other Subordinated Indebtedness, in each case prior to the stated maturity thereof.
          “Restricted Subsidiary” means each Subsidiary of the Administrative Borrower, other than (i) those that have been properly designated pursuant to Section 6.16 as an Unrestricted Subsidiary and (ii) those Subsidiaries engaged primarily in the business of originating residential home loans, title insurance and reinsurance.
          “Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and acquire interests in other Revolving Credit Outstandings in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I under the caption “Revolving Credit Commitment,” as amended to reflect each Assignment and Acceptance or Assumption Agreement executed by such Lender and as such amount may be increased or reduced pursuant to this Agreement.
          “Revolving Credit Facility” means the Revolving Credit Commitments and the provisions herein related to the Revolving Loans, Swing Loans and Letters of Credit.
          “Revolving Credit Facility Increase” has the meaning assigned to such term in Section 2.18.

          “Revolving Credit Facility Increase Effective Date” has the meaning assigned to such term in Section 2.18.
          “Revolving Credit Note” means a promissory note of the Borrowers substantially in the form of Exhibit C, payable to the order of any Lender in a principal amount equal to the amount of such Lender’s Revolving Credit Commitment evidencing the aggregate Indebtedness of the Borrowers to such Lender resulting from the Revolving Loans owing to such Lender.
          “Revolving Credit Outstandings” means, at any particular time, the sum of (a) the principal amount of the Revolving Loans outstanding at such time plus (b) the Letter of Credit Obligations outstanding at such time plus (c) the principal amount of the Swing Loans outstanding at such time.
          “Revolving Credit Termination Date” means the earliest of (a) the Scheduled Revolving Credit Termination Date, (b) the date of termination of the Revolving Credit Commitments pursuant to Section 2.5, (c) the date on which the Obligations become due and payable pursuant to Section 8.2 and (d) the Early Maturity Date.
          “Revolving Loan” has the meaning assigned to such term in Section 2.1.
          “S&P” means Standard & Poor’s Rating Services or any successor to the rating agency business thereof.
          “Scheduled First Lien Term Loan Termination Date” means the “Scheduled Termination Date” as defined in the First Lien Term Loan Credit Agreement as in effect on the Effective Date.
          “Scheduled Revolving Credit Termination Date” means, as to each Lender, March 9, 2010, subject to the provisions for the extension of the Scheduled Revolving Credit Termination Date, as to such Lender, set forth in Section 2.17.
          “Scheduled Second Lien Term Loan Termination Date” means the “Scheduled Termination Date” as defined in the Second Lien Credit Agreement as in effect on the Effective Date.
          “SEC” means the Securities and Exchange Commission.
          “Second Lien Administrative Agent” means CNAI, in its capacity as administrative agent under the Second Lien Credit Agreement, and its successors and assigns.
          “Second Lien Credit Agreement” means (i) that certain second lien term loan credit agreement dated as of the Effective Date among the Borrowers, the lenders party thereto and CNAI as administrative agent for the Second Lien Secured Parties, as amended, restated, supplemented or modified from time to time to the extent permitted by this Agreement and the Intercreditor Agreement and (ii) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend (subject to the limitations set forth herein and in the Intercreditor Agreement) or refinance or replace in whole or in part the Indebtedness and other obligations outstanding under the credit agreement or credit agreements referred to in clauses (i) and (ii) unless such agreement or instrument expressly provides that it is not intended to be and is not a “Second Lien Credit Agreement” hereunder. Any reference to the Second Lien Credit Agreement hereunder shall be deemed a reference to any Second Lien Credit Agreement then in existence.
          “Second Lien Loans” means the senior secured second lien term loans under the Second Lien Credit Agreement.
          “Second Lien Loan Documents” means the Second Lien Credit Agreement and the other “Loan Documents” as defined in the Second Lien Credit Agreement, including each mortgage and other security documents, guaranties and the notes (if any) issued thereunder.
          “Second Lien Secured Parties” means the Second Lien Administrative Agent and each Person that is a lender under the Second Lien Credit Agreement.
          “Secured Hedging Contract” means any Hedging Contract between any Loan Party and a Lender or a lender under the First Lien Term Loan Agreement or an Affiliate of a Lender or a lender under the First Lien Term Loan Agreement or any Person that was a Lender or a lender under the First Lien Term Loan Agreement or an Affiliate of a Lender or a lender under the First Lien Term Loan Agreement at the time such agreement was entered into.
          “Secured Parties” means the Administrative Agent, the Lenders and the Issuers.
          “Securities Account” has the meaning assigned to such term in the Security Agreement.
          “Security” means any Stock, Stock Equivalent, voting trust certificate, bond, debenture, note or other evidence of Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, or any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the Obligations.
          “Security Agreement” means that certain Amended and Restated Security Agreement substantially in the form of Exhibit K dated as of the Original Effective Date and amended and restated as of the Effective Date between the Administrative Borrower, and certain of its Subsidiaries, as grantors, and the Administrative Agent, as secured party, as amended, modified or supplemented from time to time.
          “Selling Lender” has the meaning assigned to such term in Section 10.7(a).
          “Senior Notes” means, collectively, (i) the 9% Senior Notes due 2010 issued by the Administrative Borrower pursuant to the Indenture dated as of February 3, 2003 between the Administrative Borrower and Wells Fargo Bank, N.A. (as successor by consolidation to Wells Fargo Bank Minnesota, National Association), as trustee, and the Indenture dated as of June 25, 2002, between the Administrative Borrower and Wells Fargo Bank, N.A. (as successor by con solidation to Wells Fargo Bank Minnesota, National Association), as trustee, and (ii) the 8 1/4% Senior Notes due 2011 issued by the Administrative Borrower pursuant to the Indenture dated as of April 12, 2006 between the Administrative Borrower and Wells Fargo Bank, N.A. (as successor by consolidation to Wells Fargo Bank Minnesota, National Association), as trustee or any Permitted Refinancing Indebtedness of any Indebtedness identified in clause (i) or (ii).
          “Senior Unsecured Indebtedness” means, at any time, the Indebtedness of the Administrative Borrower and its Subsidiaries comprised of (a) the outstanding principal amount of the Senior Notes outstanding at such time and (b) the outstanding principal amount of all other unsecured Indebtedness which is pari passu to the Senior Notes other than trade payables that are not more than 90 days past the original invoice date thereof.
          “Settlement Documents” means (i) each of the settlement and release documents and/or payoff letters, (ii) each exhibit, schedule, annex or other attachment thereto and (iii) each agreement, certificate, instrument, registration rights agreement, letter or other document contemplated thereby or any item referred to in clause (ii) to be entered into (including without limitation various mutual release and/or consent agreements contemplated thereby), executed or delivered or to become effective in connection with the Acquisition or the settlement of claims with respect to the Transeastern Events or otherwise entered into, executed or delivered in connection with the Acquisition or the settlement of claims with respect to the Transeastern Events, and including each certificate, agreement or document executed in connection with or pursuant to any of the foregoing, relating to the Acquisition or the settlement of claims with respect to the Transeastern Events and providing for a release and discharge of all claims and obligations relating thereto, including, without limitation, all liabilities relating to certain guarantees issued in connection with the Transeastern JV Credit Agreements (as defined below), entered into by TOUSA, Inc., TOUSA LLC, TOUSA Homes, L.P., and TOI, LLC and the Transeastern JV Entities, on the one hand, with each of the following parties, on the other hand:
     (a) Falcone/TEP Holdings, LLC, f/k/a Falcone/Ritchie LLC (“Falcone Ritchie”), TEP Holdings, Inc., f/k/a Transeastern Properties, Inc., Arthur J. Falcone; Edward W. Falcone; and certain affiliates of the foregoing dated as of May 30, 2007 (as extended and amended by that certain letter agreement, dated as of June 29, 2007, the “Falcone Settlement Agreement”);
     (b) Kendall Land Development, LLC, Boschetti Capital Partners LLC, Prestige Builders Capital Investments, LLC, Jose Boschetti, Sylvia Boschetti, Martin Caparros, Jr. and Patricia Caparros dated as of June 29, 2007;
     (c) the lenders party to the Transeastern Credit Agreement and the CIT Group/Business Credit, Inc., as administrative agent, dated as of June 29, 2007;
     (d) the lenders party to the Transeastern Senior Mezzanine Credit Agreement, Deutsche Bank, as Administrative Agent, and Deutsche Bank Securities Inc., as Sole Lead Arranger and Sole Book Running Manager and plaintiff in the action commenced on March 26, 2007 in the Commercial Division of the Supreme Court for the State of New York, County of New York, styled Deutsche Bank Securities Inc. v. Technical

Olympic USA, Inc., EH/Transaction, LLC and TE/TOUSA Senior, LLC, Index No. 600974/07 (the “DBSI Action”), dated as of June 29, 2007; and
     (e) the lenders party to the Transeastern Junior Mezzanine Credit Agreement, Deutsche Bank, as Administrative Agent, and Deutsche Bank Securities Inc., as Sole Lead Arranger and Sole Book Running Manager and plaintiff in the DBSI Action, dated as of June 29, 2007.
          “Settlement Preferred Stock” means the 8% Series A Convertible Pay-in-Kind Preferred Stock issued by the Administrative Borrower pursuant to that certain certificate of designation filed with Secretary of State of the state of Delaware on the Effective Date.
          “Settlement Subordinated Debt” means the 14.75% Senior Subordinated PIK Election Notes due 2015 issued by the Administrative Borrower pursuant to the Indenture dated as of July 31, 2007 between the Administrative Borrower, the subsidiary guarantors and Wells Fargo Bank, National Association, as trustee.
          “Sold Homes” means all Entitled Land (other than Unimproved Land) on which a Unit has been, is being or will be constructed pursuant to a Contract for Sale and for which such Contract for Sale is in effect, the value of which is determined in conformity with GAAP.
          “Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) or other equity equivalents of any nature of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.
          “Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.
          “Subordinated Indebtedness” means any Indebtedness of the Administrative Borrower and its Restricted Subsidiaries that is subordinated to the Obligations on terms and conditions not materially less favorable to the Lenders than the terms and conditions of the Subordinated Notes.
          “Subordinated Notes” means, collectively, (i) the 10 3/8% Senior Subordinated Notes due 2012 issued by the Administrative Borrower pursuant to the Indenture dated as of June 25, 2002, between the Administrative Borrower and Wells Fargo Bank, N.A. (as successor by consolidation to Wells Fargo Bank National Association), as trustee, (ii) the 7 1/2% Senior Subordinated Notes due 2011 issued by the Administrative Borrower pursuant to the Indenture dated as of March 10, 2004 between the Administrative Borrower and Wells Fargo Bank, N.A. (as successor by consolidation to Wells Fargo Bank Minnesota, National Association), as trustee, and (iii) the 7 1/2% Senior Subordinated Notes due 2015 issued by the Administrative Borrower pursuant to the Indenture dated as of December 21, 2004 between the Administrative Borrower and Wells Fargo Bank, N.A. (as successor by consolidation to Wells Fargo Bank Minnesota, Na tional Association), as trustee; or any Permitted Refinancing Indebtedness of any Indebtedness identified in clauses (i), (ii) or (iii).
          “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other business entity of which an aggregate of over 50% of the outstanding Voting Stock is, at the time, directly or indirectly, owned or controlled by such Person and/or one or more Subsidiaries of such Person.
          “Subsidiary Borrower” and “Subsidiary Borrowers” have the meanings assigned to such terms in the preamble hereto.
          “Swing Loan” has the meaning assigned to such term in Section 2.3(a).
          “Swing Loan Borrowing” means a Borrowing consisting of a Swing Loan.
          “Swing Loan Lender” means CNAI or any other Lender that becomes the Administrative Agent or that agrees with the approval of the Administrative Agent and the Administrative Borrower to act as the Swing Loan Lender hereunder.
          “Swing Loan Request” has the meaning assigned to such term in Section 2.3(b).
          “Tangible Net Worth” means, with respect to the Administrative Borrower and its Restricted Subsidiaries, the net worth of the Administrative Borrower and its Restricted Subsidiaries, determined in conformity with GAAP, less all intangible assets of the Administrative Borrower and its Restricted Subsidiaries but excluding any non-cash gain or loss resulting from any mark-to-market adjustments made directly to the net worth of the Administrative Borrower and its Restricted Subsidiaries on a Consolidated basis as a result of fluctuations in the value of financial instruments owned by the Administrative Borrower and its Restricted Subsidiaries as required under SFAS 133.
          “Tax Affiliate” means, with respect to any Person, (a) any Subsidiary of such Person, and (b) any Affiliate of such Person with which such Person files or is eligible to file Consolidated, combined or unitary tax returns.
          “Tax Allocation Agreement” means the Tax Allocation Agreement dated as of March 15, 2000 between Technical Olympic, Inc. and the Administrative Borrower, as amended, amended and restated or otherwise modified from time to time, provided that the terms thereof (other than any statutory change in tax rates) are no more adverse to the Lenders than the terms as of the Original Effective Date.
          “Tax Return” has the meaning assigned to such term in Section 4.7(a).
          “Taxes” means any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

          “Title IV Plan” means a pension plan, other than a Multiemployer Plan, covered by Title IV of ERISA and to which the Borrower, any of its Restricted Subsidiaries or any ERISA Affiliate has any obligation or liability (contingent or otherwise).
          “TOSA” means Technical Olympic SA, a Greek publicly traded company.
          “TOSI” means Technical Olympic Services, Inc., a Delaware corporation.
          “Total Assets” of any Person means, at any date, (a) the total assets of such Person and its Restricted Subsidiaries at such date determined on a Consolidated basis in conformity with GAAP minus (b) any Securities issued by such Person or its Subsidiaries held as treasury securities.
          “Total Land” means Unimproved Land and Land/Lots Under Development.
          “Total Leverage Ratio” means, with respect to the Administrative Borrower at any date of determination, the ratio of (a) all Indebtedness of the Administrative Borrower and its Restricted Subsidiaries as of such date less (i) Unrestricted Cash in excess of $10,000,000 and (ii) any Escrow Proceeds Receivables in connection with Contracts for Sale to (b) Adjusted Consolidated Tangible Net Worth of the Administrative Borrower and its Restricted Subsidiaries at such date.
          For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Administrative Borrower. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of calculation of the Total Leverage Ratio had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Administrative Borrower in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Administrative Borrower may designate.
          “Total Revolving Credit Commitment” means, as of any date, the sum of all Revolving Credit Commitments for all Lenders then in effect, which sum shall not exceed $700,000,000 unless the Total Revolving Credit Commitment is increased pursuant to Section 2.18.
          “Transactions” means the settlement of the Transeastern Events, the Acquisition, the repayment of Indebtedness listed on Schedule 1.1(a), the issuance of the Settlement Preferred Stock warrants, and the execution, delivery and negotiation of the Loan Documents, the First

Lien Term Loan Documents and the Second Lien Loan Documents and the initial borrowings hereunder and thereunder.
          “Transeastern Credit Agreement” means that certain $450,000,000 Credit Agreement, and all ancillary documents related thereto (the “Senior Debt”), dated as of August 1, 2005, by and among EH/Transeastern, LLC (“EHT”) and TE/TOUSA Senior, LLC (“TE/TOUSA Senior”), as borrowers, the lenders from time to time party thereto, Deutsche Bank Trust Company Americas (“Deutsche Bank”), as administrative agent, and Deutsche Bank Securities Inc., as Sole Lead Arranger and Sole Book Running Manager, which Senior Debt is secured by first liens on substantially all the assets of EHT and a pledge of the membership interests in EHT held by TE/TOUSA Senior.
          “Transeastern Events” means the matters disclosed by the Administrative Borrower in its report on Form 10-Q for the quarter ending March 31, 2007 filed with the SEC on May 9, 2007 relating to EH/Transeastern, LLC and the Transeastern JV Entities.
          “Transeastern Junior Mezzanine Credit Agreement” means that certain $87,500,000 Junior Mezzanine Credit Agreement, and all ancillary documents related thereto (the “Junior Mezz Debt”), dated as of August 1, 2005, by and among TE/TOUSA Mezzanine Two, LLC (“TE/TOUSA Mezz Two”), as borrower, the lenders from time to time a party thereto, Deutsche Bank Trust Company Americas, as administrative agent, and Deutsche Bank Securities Inc., as Sole Lead Arranger and Sole Book Running Manager, which Junior Mezz Debt is secured by a pledge of the membership interests of TE/TOUSA Mezzanine, LLC and TE/TOUSA Mezz Two held, respectively, by TE/TOUSA Mezz Two and TE/TOUSA, LLC.
          “Transeastern JV Credit Agreements” means the Transeastern Credit Agreement, the Transeastern Senior Mezzanine Credit Agreement, the Transeastern Junior Mezzanine Credit Agreement and all ancillary documents related thereto.
          “Transeastern JV Entities” means TE/TOUSA, LLC and each of its subsidiaries.
          “Transeastern Property” has the meaning set forth in the definition of “Borrowing Base Assets.”
          “Transeastern Senior Mezzanine Credit Agreement” means that certain $137,500,000 Senior Mezzanine Credit Agreement, and all ancillary agreements related thereto (the “Senior Mezz Debt”) dated as of August 1, 2005, by and among TE/TOUSA Mezzanine, LLC, as borrower, the lenders from time to time a party thereto, Deutsche Bank Trust Company Americas, as administrative agent, and Deutsche Bank Securities Inc., as Sole Lead Arranger and Sole Book Running Manager, which Senior Mezz Debt is secured by a pledge of the membership interests of TE/TOUSA Senior, LLC held by TE/TOUSA Mezzanine, LLC.
          “Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurodollar Base Rate or the Base Rate.

          “UCC” means the Uniform Commercial Code then in effect for the State of New York, or such other jurisdiction as the context may require.
          “Unaffiliated” means, with respect to a Joint Venture or an Unrestricted Subsidiary, as the case may be, an entity for which all of the ownership or equity interests that are not owned by the Administrative Borrower or any Restricted Subsidiary of the Administrative Borrower are owned by persons who are not Permitted Holders or Affiliates of Permitted Holders.
          “Unimproved Land” means all Entitled Land not included in any other category of Borrowing Base Assets, the value of which is the lesser of (x) value determined in conformity with GAAP and (y) the appraised value determined, from time to time in accordance with the Mortgage Requirements.
          “Unit” means a single or multi-family residential unit, including a condominium and townhouse unit located on Entitled Land that would, but for the existence of such Unit, constitute Land/Lots Under Development.
          “Units Closed” means a Unit for which the purchase price therefor has been paid and the title therefor has been delivered to a purchaser in accordance with a Contract for Sale for such Unit.
          “Unrestricted Cash” means all cash and Cash Equivalents of the Administrative Borrower and its Restricted Subsidiaries that is not subject to a Lien or other restriction other than Liens in favor of the Administrative Agent, any Lender, any Issuer, any Affiliate of any of them or any Indemnitee.
          “Unrestricted Subsidiary” means any Subsidiary of the Administrative Borrower designated as an “Unrestricted Subsidiary” in accordance with Section 6.16 and which is not a Restricted Subsidiary.
          “Unsold Homes Under Construction” means all Units for which building permits have been issued and construction has commenced, but not completed, and for which there is no Contract for Sale is in effect, the value of which is the lesser of (x) value determined in conformity with GAAP and (y) the Appraised Value.
          “Unsold Units” means Unsold Homes Under Construction and Completed Unsold Homes.
          “Unused Revolving Commitment” means, as of any date, the amount by which (a) the Total Revolving Credit Commitments on such date exceed (b) the Revolving Credit Outstandings as of such date.
          “Unused Revolving Commitment Percentage” means, as of any date, the Unused Revolving Commitment divided by the total Revolving Credit Commitment.
          “USA Patriot Act” has the meaning assigned to such term in Section 4.19(a).

          “U.S. Bank Accounts” means the following custodial accounts maintained by U.S. Bank: (a) Account No. 6728003659 in the name of Engle Homes Delaware, Inc.; (b) Account No. 6728020649 in the name of TOUSA Delaware Inc.; and (c) Account No. 6728020426 in the name of TOUSA Funding LLC.
          “Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).
          “Warrants” has the meaning assigned to such term in Section 3.1(c)(v).
          “Wholly-Owned Subsidiary” means, in respect of any Person, any Subsidiary of such Person, all of the Stock of which (other than director’s qualifying shares as may be required by law) is owned by such Person either directly or indirectly through one or more Wholly-Owned Subsidiaries of Such Person.
          Section 1.2 Computation of Time Periods.
          In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”
          Section 1.3 Accounting Terms and Principles.
          Except as set forth below, all accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in conformity with GAAP.
          Section 1.4 Certain Terms.
          (a) The words “herein,” “hereof” and “hereunder” and similar words refer to this Agreement as a whole, and not to any particular Article, Section, subsection or clause in this Agreement.
          (b) Unless otherwise expressly indicated herein, references in this Agreement to an Exhibit, Schedule, Article, Section, subsection or clause refer to the appropriate Exhibit or Schedule to, or Article, Section, subsection or clause in this Agreement.
          (c) Each agreement defined in this Article I or otherwise referred to herein or in any other Loan Document shall include all appendices, exhibits and schedules thereto. Unless the prior written consent of the Requisite Lenders is required hereunder for an amendment, restatement, supplement or other modification to any such agreement and such consent is not obtained, references in this Agreement to any such agreement shall be to such agreement as so amended, restated, supplemented, modified or replaced.

          (d) References in this Agreement to any statute shall be to such statute as amended or modified and in effect at the time any such reference is operative.
          (e) The term “including” when used in any Loan Document means “including without limitation” except when used in the computation of time periods.
          (f) The terms “Lender,” “Issuer” and “Administrative Agent” include their respective successors.
          (g) Upon the appointment of any successor Administrative Agent pursuant to Section 9.6, references to CNAI in Section 9.3 shall be deemed to refer to the financial institution then acting as the Administrative Agent or one of its Affiliates if it so designates.
          (h) Unless otherwise defined herein or in any other Loan Document, terms used in this Agreement that are defined in the UCC shall have the meanings given to such terms in the UCC.
          (i) Unless otherwise expressly indicated herein, references in this Agreement to interest shall include default interest.
ARTICLE II
THE REVOLVING CREDIT FACILITY
          Section 2.1 The Revolving Credit Commitments.
          On the terms and subject to the conditions contained in this Agreement, each Lender severally agrees to make loans (each, a “Revolving Loan”) in Dollars to the Borrowers from time to time on any Business Day during the period from and including the Effective Date until the Revolving Credit Termination Date in an aggregate principal amount not to exceed at any time outstanding for all such loans by such Lender such Lender’s Revolving Credit Commitment, which Revolving Credit Commitments as of the Effective Date are set forth in Schedule I hereto; provided, however, that at no time shall any Lender be obligated to make a Revolving Loan in excess of such Lender’s Ratable Portion of the Available Revolving Credit. Within the limits of each Lender’s Revolving Credit Commitment and the Available Revolving Credit, amounts of Revolving Loans repaid may be reborrowed under this Section 2.1.
          Section 2.2 Borrowing Procedures.
          (a) Each Borrowing shall be made on written notice (or verbal notice followed by written notice within six hours of such verbal notice) given by the Administrative Borrower on behalf of the Borrowers to the Administrative Agent not later than 1:00 p.m. (New York City time) (i) one Business Day, in the case of a Borrowing of Base Rate Loans and (ii) three Business Days, in the case of a Borrowing of Eurodollar Rate Loans, prior to the date of the proposed Borrowing. Each written notice shall be in substantially the form of Exhibit D (a “Notice of Borrowing”) specifying (A) the date of such proposed Borrowing, (B) the aggregate amount of such proposed Borrowing, (C) whether any portion of the proposed Borrowing will be of Base Rate Loans or Eurodollar Rate Loans, (D) the initial Interest Period or Periods for any such Eurodollar Rate Loans, and (E) the Available Revolving Credit (after giving effect to the proposed Borrowing). The Revolving Loans shall be made as Base Rate Loans unless, subject to Section 2.13, the Notice of Borrowing specifies that all or a portion thereof shall be Eurodollar Rate Loans. Notwithstanding anything to the contrary contained in Section 2.3(a), if any Notice of Borrowing requests a Borrowing of Base Rate Loans, the Administrative Agent may, in its sole discretion, make a Swing Loan available to the Borrower in an aggregate amount not to exceed such proposed Borrowing, and the aggregate amount of the corresponding proposed Borrowing shall be reduced accordingly by the principal amount of such Swing Loan. Each Borrowing of Eurodollar Rate Loans shall be in an aggregate amount of not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof and each Borrowing of Base Rate Loans shall be in an aggregate amount of not less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof, or the remaining Available Revolving Credit, if less.
          (b) The Administrative Agent shall give to each Lender prompt notice of the Administrative Agent’s receipt of a Notice of Borrowing and, if Eurodollar Rate Loans are properly requested in such Notice of Borrowing, the applicable interest rate determined pursuant to Section 2.13(a). Each Lender shall, before 11:00 a.m. (New York City time) on the date of the proposed Borrowing, make available to the Administrative Agent at its address referred to in Section 10.8, in immediately available funds, such Lender’s Ratable Portion of such proposed Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Section 3.1 and Section 3.2, the Administrative Agent shall make such funds available to the Borrowers.
          (c) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any proposed Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Ratable Portion of such Borrowing, the Administrative Agent may assume that such Lender has made such Ratable Portion available to the Administrative Agent on the date of such Borrowing in accordance with this Section 2.2 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Ratable Portion available to the Administrative Agent, such Lender (on the one hand) and the Borrowers (on the other hand) severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrowers until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrowers, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate for the first Business Day and thereafter at the interest rate applicable at the time to the Loans comprising such Borrowing. If such Lender shall repay to the Administrative Agent such corresponding amount, such corresponding amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement. If the Borrowers shall repay to the Administrative Agent such corresponding amount, such payment shall not relieve such Lender of any obligation it may have hereunder to the Borrowers.
          (d) The failure of any Lender to make the Loan or any payment required by it on the date specified (each such Lender. unless otherwise agreed by the Administrative Agent and the Administrative Borrower (or any other Lender that has notified the Administrative Agent or the Administrative Borrower in writing of its intention not to make any future Loan or other payment required by it or which the Administrative Agent reasonably determines does not intend to make any future Loan or other payment required by it), a “Non-Funding Lender”), including any payment in respect of its participation in Swing Loans and Letter of Credit Obligations, shall not relieve any other Lender of its obligations to make such Loan or payment on such date, but no such other Lender shall be responsible for the failure of any Non-Funding Lender to make a Loan or payment required under this Agreement.
          Section 2.3 Swing Loans.
          (a) On the terms and subject to the conditions contained in this Agreement, the Swing Loan Lender may in its sole discretion make loans (each, a “Swing Loan”) otherwise available to the Borrowers under the Revolving Credit Facility from time to time on any Business Day during the period from the Effective Date until the Revolving Credit Termination Date in an aggregate amount at any time outstanding (together with the aggregate principal amount of any other Swing Loans) at any time not to exceed the lesser of $20,000,000 and the Available Revolving Credit at such time; provided, however, that the Swing Loan Lender shall not make any Swing Loan to the extent that, after giving effect to such Swing Loan, the Available Revolving Credit would be less than zero. The Swing Loan Lender shall be entitled to rely on the most recent Borrowing Base Certificate delivered to the Administrative Agent. Each Swing Loan shall be a Base Rate Loan and must be repaid in full within seven days of its making or, if sooner, upon any Borrowing hereunder and shall in any event mature no later than the Revolving Credit Termination Date. Within the limits set forth in the first sentence of this Section 2.3(a), amounts of Swing Loans repaid may be reborrowed under this Section 2.3(a).
          (b) In order to request a Swing Loan, the Administrative Borrower shall telecopy to the Administrative Agent a duly completed request setting forth the date, the requested amount and date of the Swing Loan (a “Swing Loan Request”), to be received by the Administrative Agent not later than 12:00 noon (New York City time) on the day of the proposed borrowing. The Administrative Agent shall promptly notify the Swing Loan Lender of the details of the requested Swing Loan. Subject to the terms of this Agreement, the Swing Loan Lender shall make a Swing Loan (other than the Ratable Portion of any Swing Loan associated with any Non-Funding Lender) available to the Administrative Agent, which will make such amounts available to the Borrowers on the date of the relevant Swing Loan Request. The Swing Loan Lender shall not make any Swing Loan in the period commencing on the first Business Day after it receives written notice from the Requisite Lenders or the Administrative Agent (if a Person other than the Swing Loan Lender) that one or more of the conditions precedent contained in Section 3.2 shall not on such date be satisfied, and ending when such conditions are satisfied or waived. The Swing Loan Lender shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 have been satisfied in connection with the making of any Swing Loan.
          (c) The Swing Loan Lender shall notify the Administrative Agent in writing (which may be by telecopy) weekly, by no later than 10:00 a.m. (New York City time) on the first Business Day of each week, of the aggregate principal amount of Swing Loans then outstanding.
          (d) The Swing Loan Lender may demand at any time during the continuance of an Event of Default that each Lender pay to the Administrative Agent, for the account of the Swing Loan Lender, in the manner provided in clause (e) below, such Lender’s Ratable Portion of all or a portion of the outstanding Swing Loans, which demand shall be made through the Administrative Agent, shall be in writing and shall specify the outstanding principal amount of Swing Loans demanded to be paid.
          (e) The Administrative Agent shall forward each notice referred to in clause (c) above and each demand referred to in clause (d) above to each Lender on the day such notice or such demand is received by the Administrative Agent (except that any such notice or demand received by the Administrative Agent after 2:00 p.m. (New York City time) on any Business Day or any such demand received on a day that is not a Business Day shall not be required to be forwarded to the Lenders by the Administrative Agent until the next succeeding Business Day), together with a statement prepared by the Administrative Agent specifying the amount of each Lender’s Ratable Portion of the aggregate principal amount of the Swing Loans stated to be outstanding in such notice or demanded to be paid pursuant to such demand, and, notwithstanding whether or not the conditions precedent set forth in Section 3.2 shall have been satisfied (which conditions precedent the Lenders hereby irrevocably waive) provided that the Swing Loan Lender has not received the notice referred to in the penultimate sentence of clause (b) above prior to any such Swing Loan (and the condition referred to in such notice has not been waived in accordance with this Agreement), each Lender shall, before 11:00 a.m. (New York City time) on the Business Day next succeeding the date of such Lender’s receipt of such written demand, make available to the Administrative Agent, in immediately available funds, for the account of the Swing Loan Lender, the amount specified in such demand. Upon such payment by a Lender, such Lender shall, except as provided in clause (f) below, be deemed to have made a Revolving Loan to the Borrowers. The Administrative Agent shall use such funds to repay the Swing Loans to the Swing Loan Lender. To the extent that any Lender fails to make such payment available to the Administrative Agent for the account of the Swing Loan Lender, the Borrowers shall repay such Swing Loan on demand.
          (f) Upon the occurrence of a Default under Section 8.1(g), each Lender shall acquire, without recourse or warranty, an undivided participation in each Swing Loan otherwise required to be repaid by such Lender pursuant to clause (e) above, which participation shall be in a principal amount equal to such Lender’s Ratable Portion of such Swing Loan, by paying to the Swing Loan Lender on the date on which such Lender would otherwise have been required to make a payment in respect of such Swing Loan pursuant to clause (e) above, in immediately available funds, an amount equal to such Lender’s Ratable Portion of such Swing Loan. If all or part of such amount is not in fact made available by such Lender to the Swing Loan Lender on such date, the Swing Loan Lender shall be entitled to recover any such unpaid amount on demand from such Lender together with interest accrued from such date at the Federal Funds Rate for the first Business Day after such payment was due and thereafter at the rate of interest then applicable to Base Rate Loans.

          (g) From and after the date on which any Lender is deemed to have made a Revolving Loan pursuant to clause (e) above with respect to any Swing Loan or purchases an undivided participation interest in a Swing Loan pursuant to clause (f) above, the Swing Loan Lender shall promptly distribute to such Lender such Lender’s Ratable Portion of all payments of principal of and interest received by the Swing Loan Lender on account of such Swing Loan other than those received from a Lender pursuant to clause (e) or (f) above.
          Section 2.4 Letters of Credit.
          (a) Each Existing Letter of Credit is deemed to be a Letter of Credit issued hereunder for all purposes of this Agreement and the other Loan Documents. On the terms and subject to the conditions contained in this Agreement, each Issuer agrees to Issue one or more Letters of Credit at the request of the Administrative Borrower from time to time on any Business Day during the period commencing on the Effective Date and ending on the earlier of (x) the Revolving Credit Termination Date and (y) the day that is 30 days prior to the Scheduled Revolving Credit Termination Date; provided, however, that no Issuer shall be under any obligation to Issue any Letter of Credit if:
     (i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuer from Issuing such Letter of Credit or any Requirement of Law applicable to such Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuer with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuer is not otherwise compensated) not in effect on the Original Effective Date or result in any unreimbursed loss, cost or expense (for which such Issuer is not otherwise compensated) that was not applicable, in effect or known to such Issuer as of the Original Effective Date and that such Issuer in good faith deems material to it;
     (ii) such Issuer shall have received written notice from the Administrative Agent, the Requisite Lenders or the Administrative Borrower, on or prior to the requested date of Issuance of such Letter of Credit, that one or more of the applicable conditions contained in Section 3.2 and this Section 2.4 is not then satisfied;
     (iii) after giving effect to the Issuance of such Letter of Credit, the Available Revolving Credit would be less than zero;
     (iv) after giving effect to the Issuance of such Letter of Credit, the Letter of Credit Obligations at such time exceed 50% of the aggregate Revolving Credit Commitments;
     (v) any fees due in connection with a requested Issuance have not been paid;

     (vi) such Letter of Credit is requested to be Issued in a form that is not reasonably acceptable to such Issuer; or
     (vii) such Letter of Credit does not provide that any beneficiary under such Letter of Credit is prohibited from waiving any rights of subrogation against the Administrative Borrower or any Subsidiary of the Administrative Borrower for whose benefit such Letter of Credit was issued.
          None of the Lenders (other than the Issuers in their capacity as such) shall have any obligation to Issue any Letter of Credit.
          (b) In no event shall the expiration date of any Letter of Credit, (i) be more than one year after the date of Issuance thereof, or (ii) except as provided below, be less than thirty days prior to the Scheduled Revolving Credit Termination Date; provided, however, that any Letter of Credit with a one-year term may provide for the renewal thereof, prior to the Scheduled Revolving Credit Termination Date, for additional one-year periods (which shall in no event extend beyond the expiry date referred to in clause (ii) above).
          (c) In connection with the Issuance of each Letter of Credit, the Administrative Borrower shall give the relevant Issuer and the Administrative Agent at least two Business Days’ prior written notice, in such written or electronic form as is acceptable to the Issuer, of the requested Issuance of such Letter of Credit (a “Letter of Credit Request”). Such notice shall be irrevocable and shall specify (i) the Issuer of such Letter of Credit, (ii) the stated amount of the Letter of Credit requested, which stated amount shall not be less than $10,000, (iii) the date of Issuance of such requested Letter of Credit (which day shall be a Business Day), (iv) the date on which such Letter of Credit is to expire (which date shall be a Business Day), (v) the Person for whose benefit the requested Letter of Credit is to be Issued and (vi) the Available Revolving Credit after giving effect to the Issuance of such Letter of Credit. Such notice, to be effective, must be received by the relevant Issuer and the Administrative Agent not later than 11:00 a.m. (New York City time) on the second Business Day prior to the requested Issuance of such Letter of Credit.
          (d) Subject to the satisfaction of the conditions set forth in this Section 2.4, the relevant Issuer shall, on the requested date, Issue a Letter of Credit on behalf of the Administrative Borrower and, if applicable, one of its Subsidiaries (including any other Borrower) in accordance with such Issuer’s usual and customary business practices. If the Person for whose benefit the requested Letter of Credit is to be issued is not a Borrower, the Administrative Borrower shall cause such Person to be a co-applicant with the Administrative Borrower with respect to such Letter of Credit. No Issuer shall Issue any Letter of Credit in the period commencing on the first Business Day after it receives written notice from any Lender or the Administrative Agent that one or more of the conditions precedent contained in Section 3.2 shall not on such date be satisfied, and ending when such conditions are satisfied. The relevant Issuer shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 have been satisfied in connection with the Issuance of any Letter of Credit.
          (e) Each Issuer shall comply with the following:

     (i) give the Administrative Agent written notice (or telephonic notice confirmed promptly thereafter in writing, which writing may be by telecopier) of the Issuance of a Letter of Credit Issued by it and the stated amount thereof, of all drawings under a Letter of Credit Issued by it, and of the payment (or the failure to pay when due) by the Borrowers of any Reimbursement Obligation when due (which notice the Administrative Agent shall promptly transmit by telecopy or similar transmission to each Lender);
     (ii) upon the request of any Lender, furnish to such Lender copies of such other documentation as may reasonably be requested by such Lender; and
     (iii) no later than 10 Business Days following the last day of each calendar month, provide to the Administrative Agent (and the Administrative Agent shall provide a copy to each Lender requesting the same) and the Administrative Borrower, a schedule in form and substance reasonably satisfactory to the Administrative Agent, setting forth the aggregate Letter of Credit Obligations outstanding at the end of each month and any information requested by the Administrative Borrower or the Administrative Agent relating thereto.
          (f) Immediately upon the Issuance by an Issuer of a Letter of Credit in accordance with the terms and conditions of this Agreement, such Issuer shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Ratable Portion, in such Letter of Credit and the obligations of the Borrowers with respect thereto (including all Letter of Credit Obligations with respect thereto) and any security therefor and guaranty pertaining thereto.
          (g) The Borrowers agree to pay to the Issuer of any Letter of Credit the amount of all Reimbursement Obligations owing to such Issuer under any Letter of Credit Issued for its account no later than the date that is the next succeeding Business Day after the Administrative Borrower receives written notice from such Issuer that payment has been made under such Letter of Credit (the “Reimbursement Date”), irrespective of any claim, set-off, defense or other right that any Borrower may have at any time against such Issuer or any other Person. In the event that any Issuer makes any payment under any Letter of Credit and the Borrowers shall not have repaid such amount to such Issuer pursuant to this clause (g) on or before 11:00 a.m. (New York City time) on the next Business Day following the Administrative Borrower’s receipt of the aforesaid notice, then (i) the relevant Issuer shall notify the Administrative Agent of such failure to repay, (ii) such Reimbursement Obligation shall be payable on demand with interest thereon computed from the date on which such Reimbursement Obligation arose to the date of repayment in full at the rate of interest applicable to past due Revolving Loans bearing interest at a rate based on the Base Rate during such period, (iii) the Borrowers shall be deemed to have elected (if a formal notice of Borrowing has not been received by the Administrative Agent in respect of such Reimbursement Obligation) to have the Reimbursement Obligation satisfied by the Borrowing of a Base Rate Loan in an amount equal to such Reimbursement Obligation and (iv) each Lender shall, except during the continuance of a Default or Event of Default under Section 8.1(g) and notwithstanding whether or not the conditions precedent set forth in Section 3.2 shall have been satisfied (which conditions precedent the Lenders hereby irrevocably waive), provided that such Issuer has not received the notice referred to in the penultimate sentence of clause (d) above (and the condition referred to in such notice has not been waived in accordance with this Agreement), pay to the Administrative Agent for the account of such Issuer the amount of such Lender’s Ratable Portion of such Reimbursement Obligations and be deemed to have made a Revolving Loan to the Borrowers in the principal amount of such payment. Prior to the funding of such Revolving Loan, if the Administrative Agent so notifies such Lender prior to 11:00 a.m. (New York City time) on any Business Day, such Lender shall make available to the Administrative Agent for the account of such Issuer its Ratable Portion of the amount of such payment on such Business Day in immediately available funds. Whenever any Issuer receives from the Borrowers a payment of a Reimbursement Obligation as to which the Administrative Agent has received for the account of such Issuer any payment from a Lender pursuant to this clause (g), such Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Lender, in immediately available funds, an amount equal to such Lender’s Ratable Portion of the amount of such payment adjusted, if necessary, to reflect the respective amounts the Lenders have paid in respect of such Reimbursement Obligation. The Borrowers shall be required to cash collateralize in accordance with Section 8.3 the Ratable Portion of any Letter of Credit associated with any Non-Funding Lender. To the extent any Lender becomes a Non-Funding Lender after an obligation arises to pay to the Administrative Agent such Lender’s Ratable Portion of any Reimbursement Obligation, the Borrowers shall immediately pay to the Administrative Agent for the account of the relevant Issuer the amount of such Non-Funding Lender’s Ratable Portion of such Reimbursement Obligation (and no Revolving Loan will be deemed made with respect to such Non-Funding Lender’s Ratable Portion of such Reimbursement Obligation).
          (h) The Borrowers’ obligation to pay each Reimbursement Obligation and the obligations of the Lenders to make payments to the Administrative Agent for the account of the Issuers with respect to Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, including the occurrence of any Default or Event of Default, and irrespective of:
     (i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;
     (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;
     (iii) the existence of any claim, set off, defense or other right that any Borrower, any other party guaranteeing, or otherwise obligated with, any Borrower, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, any Issuer, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

     (iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
     (v) payment by the Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and
     (vi) any other act or omission to act or delay of any kind of any Issuer, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.4, constitute a legal or equitable discharge of the Borrowers’ obligations hereunder (other than payment).
          Any action taken or omitted to be taken by the relevant Issuer (or its officers, directors or employees) under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not put such Issuer under any resulting liability to any Borrower or any Lender. In determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, the Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit, the Issuer may rely exclusively on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in compliance with the terms of the applicable Letter of Credit, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Issuer.
          (i) If and to the extent such Lender shall not have so made its Ratable Portion of the amount of the payment required by clause (g) above available to the Administrative Agent for the account of such Issuer, such Lender agrees to pay to the Administrative Agent for the account of such Issuer forthwith on demand any such unpaid amount together with interest thereon, for the first Business Day after payment was first due at the Federal Funds Rate, and thereafter until such amount is repaid to the Administrative Agent for the account of such Issuer, at the rate per annum applicable to Base Rate Loans under the Revolving Credit Facility. The failure of any Lender to make available to the Administrative Agent for the account of such Issuer its Ratable Portion of any such payment shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent for the account of such Issuer its Ratable Portion of any payment on the date such payment is to be made, but no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent for the account of the Issuer such other Lender’s Ratable Portion of any such payment.

          (j) From time to time, the Administrative Borrower may by notice to the Administrative Agent designate an additional Lender (in addition to CNAI) that agrees (in its sole discretion) to act in such capacity as an Issuer. Each such additional Issuer shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an Issuer hereunder for all purposes.
          Section 2.5 Reduction and Termination of the Revolving Credit Commitments.
          The Administrative Borrower may, upon same Business Day’s notice to the Administrative Agent, terminate in whole or reduce in part ratably the unused portions of the respective Revolving Credit Commitments of the Lenders; provided, however, that (x) each partial reduction shall be in an aggregate amount of not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) no such termination or reduction of the Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any repayments of the Revolving Loans made on the effective date thereof, the aggregate Revolving Credit Outstandings would exceed the Total Revolving Credit Commitment.
          Section 2.6 Repayment of Loans.
          The Borrowers promise to repay the entire unpaid principal amount of the Revolving Loans, the Swing Loans and any Reimbursement Obligations (unless required to be paid sooner hereunder), and cash collateralize all outstanding Letters of Credit in accordance with Section 8.3, on the Revolving Credit Termination Date.
          Section 2.7 Evidence of Debt.
          (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
          (b) The Administrative Agent shall maintain accounts in accordance with its usual practice in which it shall record (i) the amount of each Loan made and, if a Eurodollar Rate Loan, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable by the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrowers, whether such sum constitutes principal or interest, fees, expenses or other amounts due under the Loan Documents and each Lender’s Ratable Portion thereof, if applicable.
          (c) The entries made in the accounts maintained pursuant to clauses (a) and (b) of this Section 2.7 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans in accordance with their terms.

          (d) Notwithstanding any other provision of the Agreement, in the event that any Lender requests that the Borrowers execute and deliver a promissory note or notes payable to such Lender in order to evidence the Indebtedness owing to such Lender by the Borrowers hereunder, the Borrowers will promptly execute and deliver a Revolving Credit Note or Revolving Credit Notes to such Lender evidencing any Revolving Loans of such Lender, substantially in the form of Exhibit C.
          Section 2.8 Prepayments.
          (a) Optional Prepayments of Loans. The Borrowers may prepay the outstanding principal amount of any Class of Loans in whole or in part; provided, however, that (i) if any prepayment of any Eurodollar Rate Loan is made by the Borrowers other than on the last day of an Interest Period for such Loan, the Borrowers shall also pay any amounts owing pursuant to Section 2.13(e), (ii) each partial prepayment of Eurodollar Rate Loans shall be in an aggregate principal amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof (or the remaining balance of the Loans, if less) and each partial prepayment of Base Rate Loans shall be in an aggregate principal amount not less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof (or the remaining balance of the Loans, if less) and (iii) the Borrowers may prepay the outstanding principal amount of any Swing Loan in whole or in part, with no minimum partial prepayment requirement. Upon the giving of such notice of prepayment, the principal amount and Class of Loans specified to be prepaid shall become due and payable on the date specified for such prepayment (except that any notice of prepayment in connection with the refinancing of all of the Loans may be contingent upon the consummation of such refinancing).
          (b) Mandatory Prepayments of Loans. If at any time the Revolving Credit Outstandings plus the aggregate outstanding principal amount of all First Lien Term Loans exceed the Available Credit, the Borrowers shall, at their option, prepay First Lien Term Loans or Loans, or cash collateralize outstanding Letters of Credit, in accordance with Section 8.3, in an amount equal to such excess.
          (c) Excess Cash Flow. No later than five Business Days after the date on which the financial statements with respect to such fiscal year in which such Excess Cash Flow Period occurs are or are required to be delivered pursuant to Section 6.1(a), the Administrative Borrower shall make prepayments of Loans (without reducing Revolving Credit Commitments) in accordance with Sections 2.8(d) and (e) in an aggregate amount equal to (i) 75% of Excess Cash Flow for the Excess Cash Flow Period then ended, minus (ii) any voluntary prepayments of First Lien Term Loans and any voluntary prepayments of Second Lien Loans, other than in each case voluntary prepayments funded directly or indirectly with the proceeds of Indebtedness, minus (iii) the difference, if positive, of the amount of Revolving Loans and Swing Loans outstanding at the end of the prior Excess Cash Flow Period (or the beginning of the Excess Cash Flow Period in the case of the first Excess Cash Flow Period) over the amount of Revolving Loans and Swing Loans outstanding at the end of such Excess Cash Flow Period; provided that the percentage in this clause (c) shall be reduced to 50% if the Total Leverage Ratio shall not exceed 1.50:1.00 and the Interest Coverage Ratio shall not be less than 1.75:1.00, in each case as of the last day of such fiscal year.

          (d) Application of Prepayments. Prior to any optional or mandatory prepayment hereunder, the Administrative Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.8(e), subject to the provisions of this clause (d). Notwithstanding anything to the contrary in this clause (d), during the continuance of an Event of Default, optional and mandatory prepayments shall be applied in accordance with Section 2.12(f).
          (e) Notice of Prepayment. The Administrative Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swing Loan, the Swing Loan Lender) by written notice (including by facsimile or electronic transmission) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Rate Borrowing, not later than 11:00 a.m. (New York City time) three Business Days before the date of prepayment, (ii) in the case of prepayment of an Base Rate Borrowing, not later than 11:00 a.m. (New York City time) one Business Day before the date of prepayment and (iii) in the case of prepayment of a Swing Loan, not later than 11:00 a.m. (New York City time) on the date of prepayment. Each such notice shall be irrevocable (except that any notice of prepayment in connection with the refinancing of all of the Loans may be contingent upon the consummation of such refinancing). Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice (other than a notice relating solely to Swing Loans), the Administrative Agent shall advise the Lenders of the contents thereof.
          Section 2.9 Interest.
          (a) Rate of Interest. All Loans and the outstanding amount of all other Obligations shall bear interest, in the case of Loans, on the unpaid principal amount thereof from the date such Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in Section 2.9(c), as follows:
     (i) if a Base Rate Loan or such other Obligation, at a rate per annum equal to the sum of (A) the Base Rate as in effect from time to time, plus (B) the Applicable Margin; and
     (ii) if a Eurodollar Rate Loan, at a rate per annum equal to the sum of (A) the Eurodollar Rate determined for the applicable Interest Period, plus (B) the Applicable Margin in effect from time to time during such Interest Period.
          (b) Interest Payments. (i) Interest accrued on each Base Rate Loan (other than Swing Loans) shall be payable in arrears (A) on the last day of each calendar quarter, commencing on the first such day following the making of such Base Rate Loan and (B) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Base Rate Loan; (ii) interest accrued on Swing Loans shall be payable in arrears on the last day of each calendar quarter; (iii) interest accrued on each Eurodollar Rate Loan shall be payable in arrears (A) on the last day of each Interest Period applicable to such Loan and if such Interest Period has a duration of more than three months, on each day during such Interest Period occurring every three months from the first day of such Interest Period, (B) upon the payment or prepayment thereof in full or in part and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Eurodollar Rate Loan; and (iv) interest accrued on the amount of all other Obligations shall be payable on written demand from and after the time such Obligation becomes due and payable (whether by acceleration or otherwise).
          (c) Default Interest. Notwithstanding the rates of interest specified in Section 2.9(a) or elsewhere herein, effective immediately upon the occurrence of an Event of Default, and for as long thereafter as such Event of Default shall be continuing, (i) the principal balance of all Loans then due and payable shall bear interest at a rate that is 2% per annum in excess of the rate of interest applicable to such Loans pursuant to clause (a)(i) or (a)(ii) above from time to time and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and promptly following demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Loans pursuant to clause (a)(i) above.
          Section 2.10 Conversion/Continuation Option.
          (a) The Administrative Borrower may elect (i) at any time on any Business Day to convert Base Rate Loans (other than Swing Loans) or any portion thereof to Eurodollar Rate Loans, and (ii) at the end of any applicable Interest Period, to convert Eurodollar Rate Loans or any portion thereof into Base Rate Loans or to continue such Eurodollar Rate Loans or any portion thereof for an additional Interest Period; provided, however, that the aggregate amount of the Eurodollar Rate Loans of any Class for each Interest Period must be in the amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof. Each conversion or continuation shall be allocated among the Loans of each Lender of such Class in accordance with each applicable Lender’s Ratable Portion. Each such election shall be in substantially the form of Exhibit F (a “Notice of Conversion or Continuation”) and shall be made by giving the Administrative Agent at least three Business Days’ prior written notice specifying (A) the amount, type and Class of Loan being converted or continued, (B) in the case of a conversion to or a continuation of Eurodollar Rate Loans, the applicable Interest Period, and (C) in the case of a conversion, the date of conversion.
          (b) The Administrative Agent shall promptly notify each Lender of its receipt of a Notice of Conversion or Continuation and of the options selected therein. Notwithstanding the foregoing, no conversion in whole or in part of Base Rate Loans to Eurodollar Rate Loans, and no continuation in whole or in part of Eurodollar Rate Loans upon the expiration of any applicable Interest Period, shall be permitted at any time at which (i) a Default or Event of Default shall have occurred and be continuing or (ii) the continuation of, or conversion into Eurodollar Rate Loans, would violate or otherwise not be permitted under any of the provisions of Section 2.13. If, within the time period required under the terms of this Section 2.10, the Administrative Agent does not receive a Notice of Conversion or Continuation from the Administrative Borrower containing a permitted election to continue any Eurodollar Rate Loans for an additional Interest Period or to convert any such Loans, then, upon the expiration of the applicable Interest

Period, such Loans shall be automatically converted to Base Rate Loans. Each Notice of Conversion or Continuation shall be irrevocable.
          Section 2.11 Fees.
          (a) Applicable Unused Revolving Commitment Fee. The Borrowers agree to pay to each Lender a commitment fee on the daily average amount of the Unused Revolving Commitments (which for the purpose of calculation of the Commitment Fee only shall not include Swing Loans in the calculation of Revolving Credit Outstandings) from the Original Effective Date until the Revolving Credit Termination Date at the Applicable Unused Revolving Commitment Fee Rate, payable in arrears (i) on the last day of each calendar quarter, commencing on the first such day following the Original Effective Date and (ii) on the Revolving Credit Termination Date.
          (b) Letter of Credit Fees. The Borrowers agree to pay the following amounts with respect to Letters of Credit issued by any Issuer:
     (i) to the Administrative Agent for the account of each Issuer of a Letter of Credit, with respect to each Letter of Credit issued by such Issuer, an issuance fee equal to 0.10% per annum of the maximum amount available from time to time to be drawn under such Letter of Credit, payable in arrears (A) on the last day of each calendar quarter, commencing on the first such day following the issuance of such Letter of Credit and (B) on the Revolving Credit Termination Date; and
     (ii) to the Administrative Agent for the ratable benefit of the Lenders, with respect to each Letter of Credit, a fee accruing at a rate per annum equal to the Applicable Margin for Letters of Credit of the maximum amount available from time to time to be drawn under such Letter of Credit, payable in arrears (A) on the last day of each calendar quarter, commencing on the first such day following the issuance of such Letter of Credit and (B) on the Revolving Credit Termination Date; provided, however, that during the continuance of an Event of Default, such fee shall be increased by two percent per annum and shall be payable on demand.
          (c) Additional Fees. The Borrowers agree to pay to the Administrative Agent and the Arrangers additional fees, the amount and dates of payment of which are embodied in a separate fee letter entered into between or among such parties.
          Section 2.12 Payments and Computations.
          (a) The Borrowers shall make each payment of Revolving Loans hereunder (including fees and expenses) not later than 1:00 p.m. (New York City time) on the day when due, in Dollars, to the Administrative Agent at its address referred to in Section 10.8 in immediately available funds without deduction, set-off or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed immediately available funds relating to the payment of principal or interest or fees to the Lenders, in accordance with the application of payments set forth in clauses (e) and (f) of this Section 2.12, as applicable, for the account of their respective

Applicable Lending Offices; provided, however, that amounts payable pursuant to Section 2.13(c), Section 2.13(e), Section 2.14 or Section 2.15 shall be paid only to the affected Lender or Lenders and amounts payable with respect to Swing Loans shall be paid only to the Swing Loan Lender. Payments received by the Administrative Agent after 1:00 p.m. (New York City time) shall be deemed to be received on the next Business Day.
          (b) All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365/366 days, as the case may be, and all computations of all other interest and all fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
          (c) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of any Eurodollar Rate Loan to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day. All repayments of any Loans shall be applied as follows: first, to repay such Loans outstanding as Base Rate Loans and then to repay such Loans outstanding as Eurodollar Rate Loans, with those Eurodollar Rate Loans having earlier expiring Interest Periods being repaid prior to those having later expiring Interest Periods.
          (d) Unless the Administrative Agent shall have received notice from the Administrative Borrower to the Lenders prior to the date on which any payment is due hereunder that the Borrowers will not make such payment in full, the Administrative Agent may assume that the Borrowers have made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrowers shall not have made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon at the Federal Funds Rate, for the first Business Day, and, thereafter, at the rate applicable to Base Rate Loans, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent.
          (e) Subject to the provisions of Section 2.12(f) (and except as otherwise provided in Section 2.8), all payments and any other amounts received by the Administrative Agent from or for the benefit of the Borrowers shall be applied as follows: first, to pay principal of and interest on any portion of the Loans that the Administrative Agent may have advanced pursuant to the express provisions of this Agreement on behalf of any Lender, for which the Administrative Agent has not then been reimbursed by such Lender or the Borrowers, second, to pay all other Obligations then due and payable, and third, as the Administrative Borrower so designates. Payments in respect of Swing Loans received by the Administrative Agent shall be distributed to the Swing Loan Lender; payments in respect of Revolving Loans received by the Administrative Agent shall be distributed to each Lender in accordance with such Lender’s Ratable Portion; and all payments of fees and all other payments in respect of any other Obligation shall be allocated among such of the Lenders and Issuers as are entitled thereto, and, for such payments allocated to the Lenders, in proportion to their respective Ratable Portions.
          (f) During the continuance of an Event of Default, the Borrowers hereby irrevocably waive the right to direct the application of any and all payments in respect of the Obligations and agree that, notwithstanding the provisions of clause (e) above, the Administrative Agent may, and shall upon either (A) the written direction of the Requisite Lenders or (B) the acceleration of the Obligations pursuant to Section 8.2, subject to the terms of the Intercreditor Agreement, apply all payments (subject in any event to the restrictions set forth in Section 8.3 in respect of the application of amounts funded to a cash collateral account in respect of outstanding Letter of Credit Obligations) in respect of any Obligations and all funds on deposit in any cash collateral account in the following order (after first paying all expenses incurred by the Administrative Agent in the performance of its duties and in the enforcement of the rights of the Lenders and the Issuers under the Loan Documents, including, without limitation, all costs and expenses of collection, reasonable attorneys’ fees (including all allocated costs of internal counsel) and other professional fees, court costs and other amounts in respect of expense reimbursement and indemnities then due the Administrative Agent in connection therewith):
     (i) first, ratably, pay any advances, fees, indemnities, expense reimbursements or other liabilities then due and owing to the Administrative Agent from any Borrower (other than in connection with any Secured Hedging Contracts);
     (ii) second, to pay any expense reimbursements then due and owing to the Issuer, the Swing Loan Lender or the Lenders from the Borrowers (other than in connection with any Secured Hedging Contracts) to the extent such obligations are secured by the Collateral, ratably;
     (iii) third, to pay interest due and payable in respect of the Loans and fees with respect to Letters of Credit to the extent such obligations are secured by the Collateral, ratably;
     (iv) fourth, to prepay principal on the Loans and unpaid Reimbursement Obligations and any amounts owing with respect to Secured Hedging Contracts, in each case to the extent such obligations are secured by the Collateral, ratably;
     (v) fifth, to the payment of any other Secured Obligation due and owing to the Agent or any Lender that are secured by the Collateral; and
     (vi) sixth, to the applicable Loan Party or as the Administrative Borrower shall direct.
provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any Obligation described in any of clauses (i) through (vi), the available funds being applied with respect to any such Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Obligations ratably, based on the proportion of the Administrative Agent’s and each Lender’s or Issuer’s interest in the aggregate outstanding Obligations described in such clauses. The order of priority set forth in clauses (i) through (vi) of this clause (f) may at any time and from time to time be changed by the agreement of all Lenders without necessity of notice to or consent of or approval by any Borrower or any other Person. The order of priority set forth in clauses (i) through (v) of this clause (f) may be changed only with the prior written consent of the Administrative Agent in addition to all Lenders. Each Lender and each Loan Party acknowledges and agrees to the relative rights, priorities and agreements of the First Lien Term Loan Secured Parties, the Second Lien Secured Parties and the Secured Parties, as set forth in the Intercreditor Agreement and this Agreement, including as set forth in this Section 2.12 and Section 10.23.
          (g) At the option of the Administrative Agent, principal on the Swing Loans, Reimbursement Obligations, interest, fees, expenses and other sums due and payable in respect of the Loans may be paid from the proceeds of Swing Loans or Revolving Loans. The Borrowers hereby authorize the Swing Loan Lender to make Swing Loans pursuant to Section 2.3(a), and the Lenders to make Revolving Loans pursuant to Section 2.2(a), from time to time in the Swing Loan Lender’s, or such Lender’s discretion, that are in the amounts of any and all principal payable with respect to the Swing Loans and interest, fees, expenses and other sums payable in respect of the Loans, and further authorize the Administrative Agent to give the Lenders notice of any Borrowing with respect to such Swing Loans and Revolving Loans and to distribute the proceeds of such Swing Loans and Revolving Loans to pay such amounts. The Borrowers agree that all such Swing Loans and Revolving Loans so made shall be deemed to have been requested by them (irrespective of the satisfaction of the conditions in Section 3.2, which conditions the Lenders irrevocably waive) and direct that all proceeds thereof shall be used to pay such amounts.
          Section 2.13 Special Provisions Governing Eurodollar Rate Loans.
          (a) Determination of Interest Rate. The Eurodollar Rate for each Interest Period for Eurodollar Rate Loans shall be determined by the Administrative Agent pursuant to the procedures set forth in the definition of “Eurodollar Rate.” The Administrative Agent’s determination shall be presumed to be correct, absent manifest error, and shall be binding on the Borrowers.
          (b) Interest Rate Unascertainable, Inadequate or Unfair. In the event that: (i) the Administrative Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Eurodollar Rate then being determined is to be fixed; or (ii) the Requisite Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period will not adequately reflect the cost to the Lenders of such Class of making or maintaining such Loans for such Interest Period, the Administrative Agent shall forthwith so notify the Administrative Borrower and the Lenders, whereupon each Eurodollar Loan shall automatically, on the last day of the current Interest Period for such Loan, convert into a Base Rate Loan and the obligations of the Lenders of such Class to make Eurodollar Rate Loans or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended until the

Administrative Agent shall notify the Administrative Borrower that the Requisite Lenders have determined that the circumstances causing such suspension no longer exist.
          (c) Increased Costs. If at any time after the Original Effective Date any Lender determines that the introduction of or any change in or in the interpretation of any law, treaty or governmental rule, regulation or order (other than (i) any change by way of imposition or increase of reserve requirements included in determining the Eurodollar Rate and (ii) any change in the rate of tax on the overall net income of such Lender or its lending office imposed by the jurisdiction in which such Lender’s principal executive office or lending office is located) or the compliance by such Lender with any guideline, request or directive from any central bank or other Governmental Authority (whether or not having the force of law), shall have the effect of increasing the cost to such Lender of agreeing to make or making, funding or maintaining any Eurodollar Rate Loans, then the Borrowers shall from time to time, upon demand by such Lender delivered to the Administrative Borrower (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Administrative Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.
          (d) Illegality. Notwithstanding any other provision of this Agreement, if any Lender determines that the introduction of or any change in or in the interpretation of any law, treaty or governmental rule, regulation or order after the Original Effective Date shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans, then, on notice thereof and demand therefor by such Lender to the Administrative Borrower through the Administrative Agent, (i) the obligation of such Lender to make or to continue Eurodollar Rate Loans and to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended, and each such Lender shall make a Base Rate Loan as part of any requested Borrowing of Eurodollar Rate Loans and (ii) if the affected Eurodollar Rate Loans are then outstanding, the Administrative Borrower shall immediately convert each such Loan into a Base Rate Loan. If at any time after a Lender gives notice under this Section 2.13(d) such Lender determines that it may lawfully make Eurodollar Rate Loans, such Lender shall promptly give notice of that determination to the Administrative Borrower and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender. The Administrative Borrower’s right to request, and such Lender’s obligation, if any, to make Eurodollar Rate Loans shall thereupon be restored.
          (e) Breakage Costs. In addition to all amounts required to be paid by the Borrowers pursuant to Section 2.9, the Borrowers shall compensate each Lender, upon demand made to the Administrative Borrower, for all losses, expenses and liabilities (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender’s Eurodollar Rate Loans to the Borrowers but excluding any loss of the Applicable Margin on the relevant Loans) which that Lender may sustain (i) if for any reason a proposed Borrowing, conversion into or continuation of Eurodollar Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion or Continuation given by the Administrative Borrower or in a telephonic request by it for borrowing or conversion or continuation or a successive Interest Period does not commence after notice therefor is given pursuant to Section 2.10, (ii) if for any reason any Eurodollar Rate Loan is repaid or converted into a Base Rate Loan on a date which is not the last day of the applicable Interest Period, (iii) as a consequence of a required conversion of a Eurodollar Rate Loan to a Base Rate Loan as a result of any of the events indicated in Section 2.13(d), or (iv) as a consequence of any failure by the Borrowers to repay Eurodollar Rate Loans when required by the terms hereof. The Lender making demand for such compensation shall deliver to the Administrative Borrower concurrently with such demand a written statement as to such losses, expenses and liabilities, and this statement shall be conclusive as to the amount of compensation due to such Lender, absent manifest error.
          Section 2.14 Capital Adequacy.
          If at any time any Lender determines that (a) the adoption of or any change in or in the interpretation of any law, treaty or governmental rule, regulation or order after the Original Effective Date regarding capital adequacy, (b) compliance with any such law, treaty, rule, regulation, or order, or (c) compliance with any guideline or request or directive from any central bank or other Governmental Authority (whether or not having the force of law) after the Original Effective Date shall have the effect of reducing the rate of return on such Lender’s (or any corporation controlling such Lender’s) capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change, compliance or interpretation, then, upon written demand from time to time by such Lender made to the Administrative Borrower (with a copy of such demand to the Administrative Agent), the Borrowers shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to such amounts submitted to the Administrative Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes absent manifest error.
          Section 2.15 Taxes.
          (a) Any and all payments by any Loan Party under each Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes; provided that if any Indemnified Taxes shall be required by law to be deducted or withheld from or in respect of any sum paid under any Loan Document to any Lender or the Administrative Agent (w) the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.15) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (x) the relevant Loan Party shall make such deductions or withholdings, (y) the relevant Loan Party shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law, and (z) the relevant Loan Party shall deliver to the Administrative Agent evidence of such payment.
          (b) In addition, the Borrowers agree to pay any present or future stamp or documentary taxes or any other excise, property or similar taxes, charges or levies of the United

States or any political subdivision thereof or any applicable foreign jurisdiction, and all interest, penalties and other liabilities with respect thereto, which arise from any payment made under any Loan Document or from the execution, delivery, enforcement or registration of, or otherwise with respect to, any Loan Document (collectively, “Other Taxes”).
          (c) The Borrowers will indemnify each Lender and the Administrative Agent for the full amount of Indemnified Taxes and Other Taxes (including any Indemnified Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.15) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor to the Administrative Borrower. A certificate setting forth the amount of such payment or liability delivered to the Administrative Borrower by a Lender or the Administrative Agent shall be conclusive absent manifest error.
          (d) Within 30 days after the date of any payment of Indemnified Taxes or Other Taxes by any Loan Party, the Administrative Borrower shall furnish to the Administrative Agent, at its address referred to in Section 10.8, the original or a certified copy of a receipt evidencing payment thereof.
          (e) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 2.15 shall survive the payment in full of the Obligations.
          (f) To the extent it is legally entitled to do so, on or prior to the Effective Date in the case of each Non-U.S. Lender that is a signatory hereto, and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Non-U.S. Lender and from time to time thereafter if requested by the Administrative Borrower or the Administrative Agent, each Non-U.S. Lender that is entitled at such time to an exemption from United States federal withholding tax, or that is subject to such tax at a reduced rate under an applicable tax treaty, shall provide the Administrative Agent and the Administrative Borrower with two completed originals of whichever of the following is applicable: (i) Form W-8ECI (claiming exemption from withholding because the income is effectively connected with a U.S. trade or business) (or any successor form); (ii) Form W-8BEN (claiming exemption from, or a reduction of, withholding tax under an income tax treaty) (or any successor form); (iii) in the case of a Non-U.S. Lender claiming exemption under Sections 871(h) or 881(c) of the Code, a Form W-8BEN (claiming exemption from withholding under the portfolio interest exemption) or any successor form; or (iv) any other applicable form, certificate or document prescribed by the IRS certifying as to such Non-U.S. Lender’s entitlement to such exemption from United States federal withholding tax or reduced rate with respect to payments to be made to such Non-U.S. Lender under the Loan Documents. Unless the Administrative Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender are not subject to United States federal withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrowers or the Administrative Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate (which amounts may be grossed up pursuant to clause (a) if applicable).
          (g) Any Lender claiming any additional amounts payable pursuant to this Section 2.15 shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) at the Administrative Borrower’s expense to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the sole determination of such Lender, be disadvantageous to such Lender.
          Section 2.16 Substitution of Lenders.
          In the event that (a) (i) any Lender makes a claim under Section 2.13(c) or Section 2.14, or (ii) it becomes illegal for any Lender to continue to fund or make any Eurodollar Rate Loan and such Lender notifies the Administrative Borrower pursuant to Section 2.13(d), or (iii) the Borrowers are required to make any payment pursuant to Section 2.15 that is attributable to any Lender, or (iv) any Lender is a Non-Funding Lender, or (v) any Lender is a Rejecting Lender pursuant to Section 2.17, (b) in the case of clause (a)(i) above, as a consequence of increased costs in respect of which such claim is made, the effective rate of interest payable to such Lender under this Agreement with respect to its Loans materially exceeds the effective average annual rate of interest payable to the Requisite Lenders under this Agreement and (c) Lenders holding at least 75% of the Revolving Credit Commitments are not subject to such increased costs or illegality, payment or proceedings (any such Lender, an “Affected Lender”), the Administrative Borrower may substitute another financial institution for such Affected Lender hereunder, upon reasonable prior written notice (which written notice must be given within 90 days following the occurrence of any of the events described in clause (a)(i), (ii), (iii) or (iv)) by the Administrative Borrower to the Administrative Agent and the Affected Lender that the Administrative Borrower intends to make such substitution, which substitute financial institution must be an Eligible Assignee and, if not a Lender, reasonably acceptable to the Administrative Agent; provided, however, that if more than one Lender claims increased costs, illegality or right to payment arising from the same act or condition and such claims are received by the Administrative Borrower within 30 days of each other, then the Administrative Borrower may substitute all, but not (except to the extent the Administrative Borrower has already substituted one of such Affected Lenders before the Administrative Borrower’s receipt of the other Affected Lenders’ claim) less than all, Lenders making such claims. In the event that the proposed substitute financial institution or other entity is reasonably acceptable to the Administrative Agent and the written notice was properly issued under this Section 2.16, the Affected Lender shall sell and the substitute financial institution or other entity shall purchase at par, pursuant to an Assignment and Acceptance, all rights and claims of such Affected Lender under the Loan Documents and the substitute financial institution or other entity shall assume and the Affected Lender shall be relieved of the Revolving Credit Commitments and all other prior unperformed obligations of the Affected Lender under the Loan Documents (other than in respect of any damages (other than exemplary or punitive damages, to the extent permitted by applicable law) in respect of any such unperformed obligations). Upon the effectiveness of such sale, purchase and assumption (which, in any event shall be conditioned upon the payment in full by the Borrowers to the Affected Lender in cash of all fees, unreimbursed costs and expenses and indemnities accrued and unpaid through such effective date), the substitute financial institution or other entity shall become a “Lender” hereunder for all purposes of this Agreement having a Revolving Credit Commitment in the amount of such Affected Lender’s Revolving Credit Commitment assumed by it and such Revolving Credit Commitment of the Affected Lender shall be terminated, provided that all indemnities under the Loan Documents shall continue in favor of such Affected Lender.
          Section 2.17 Revolving Credit Facility Extension.
          (a) Extension Requests. The Administrative Borrower may request a one-year extension of the Scheduled Revolving Credit Termination Date by submitting a request for an extension to the Administrative Agent no more than 120 days nor less than 90 days prior to the Scheduled Revolving Credit Termination Date then in effect. At the time of or prior to the delivery of such request, the Administrative Borrower shall propose to the Administrative Agent the amount of the fees that the Borrowers agree to pay with respect to such one-year extension if approved by Lenders (such request for an extension, together with the fee proposal, being herein referred to as the “Extension Request”). Promptly upon (but not later than five (5) Business Days after) receipt of the Extension Request, the Administrative Agent shall notify each Lender of the contents thereof and shall request each Lender to approve the Extension Request. Each Lender approving the Extension Request (the “Consenting Lenders”) shall deliver its written approval no later than sixty (60) days after the date of the Extension Request. If the approval of all Lenders is received by the Administrative Agent within sixty (60) days after the date of the Extension Request (or as otherwise provided in Section 2.17(b)), the Administrative Agent shall promptly so notify the Administrative Borrower and each Lender, and the Scheduled Revolving Credit Termination Date shall be extended by one (1) year, and in such event the Administrative Borrower may thereafter request further extension(s) of the then scheduled Scheduled Revolving Credit Termination Date in accordance with this Section 2.17. If any Lender does not deliver to the Administrative Agent such Lender’s written approval to any Extension Request within sixty (60) days after the date of such Extension Request, the Scheduled Revolving Credit Termination Date shall not be extended, except as otherwise provided in Section 2.17(b) or 2.17(c).
          (b) Full Assignment. If the aggregate Revolving Credit Commitments of all Consenting Lenders are equal to or greater than 75% of the Total Revolving Credit Commitment in effect immediately prior to the Extension Request, then the Administrative Borrower may arrange for all rights and obligations of each Lender under this Agreement and under the other Loan Documents (including, without limitation, their Revolving Credit Commitment and all Loans owing to them) who has not given its written approval within sixty (60) days after the date of such Extension Request (the “Rejecting Lenders”) to be assigned, within ninety (90) days after the date of such Extension Request, in accordance with Section 2.16 or 10.2, as applicable, to one or more Consenting Lenders or new replacement Lenders who shall have approved in writing such Extension Request at the time of such assignment (such Consenting Lenders, together with any new replacement Lenders, the “Replacement Lenders”), and upon the assignment in full of the aggregate Revolving Credit Commitments, outstanding Loans and all Reimbursement Obligations of Rejecting Lenders to Replacement Lenders, the Administrative Agent shall promptly so notify the Administrative Borrower and each Consenting Lender and Replacement Lender, and the Scheduled Revolving Credit Termination Date shall be extended by one (1) year, and in such event the Administrative Borrower may thereafter request further extension(s) as provided in Section 2.17(a).
          (c) Partial Assignment. If on the date that is ninety (90) days after the date of such Extension Request, less than all of the rights and obligations of the Rejecting Lenders under this Agreement and under the other Loan Documents (including, without limitation, their Revolving Credit Commitment and all Loans owing to them) have been assigned to Replacement Lenders in accordance with Section 2.17(b), the Administrative Agent shall promptly notify the Administrative Borrower, each Consenting Lender, each Replacement Lender and each Rejecting Lender, and the Scheduled Revolving Credit Termination Date shall be extended by one (1) year solely in respect of the aggregate Revolving Credit Commitments of the Consenting Lenders and the Replacement Lenders and (i) the aggregate Revolving Credit Commitment shall be automatically reduced, effective as of the Scheduled Revolving Credit Termination Date immediately prior to such extension (the “Previous Scheduled Revolving Credit Termination Date”) to an amount equal to the Revolving Credit Commitments of the Consenting Lenders and the Replacement Lenders; (ii) all rights and obligations of such Rejecting Lenders under this Agreement and under the other Loan Documents (including, without limitation, their Revolving Credit Commitment and all Loans owing to them) shall be terminated, effective as of the Previous Scheduled Revolving Credit Termination Date (or such earlier date as the Administrative Borrower and the Administrative Agent may designate, in which case the reduction of the aggregate Revolving Credit Commitment provided for in clause (i) above shall occur on such earlier date); and (iii) the Borrowers shall pay to Administrative Agent on the date of such termination, solely for the account of each such Rejecting Lender, all amounts due and owing such Rejecting Lender hereunder or under any other Loan Document, including without limitation the aggregate outstanding principal amount of the Loans owed to such Rejecting Lender with respect to the terminated Revolving Credit Commitment, together with accrued interest thereon through the date of such termination, all amounts payable under Section 2.13 and 2.14 with respect to such Rejecting Lender and all fees payable to such Rejecting Lender hereunder with respect to the terminated Revolving Credit Commitment (and payment of such amount may not be waived except with the consent of each Rejecting Lender, as more specifically provided in Sections 10.1(a)(ii) and 10.1(a)(v)); and upon such Rejecting Lender’s termination, such Rejecting Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14 and 2.15 and Sections 10.3 and 10.4, as well as to any fees accrued hereunder and not yet paid, and shall continue to be obligated under Section 9.5 with respect to obligations and liabilities accruing prior to such termination of such Rejecting Lender’s Revolving Credit Commitment.
          (d) Approval of Extension. Within ten (10) days after the Administrative Agent’s notice to the Administrative Borrower that all (or some, as applicable) of the Lenders have approved an Extension Request (whether pursuant to Section 2.17(a), (b) or (c)), the Borrowers shall pay to the Administrative Agent for the account of each Consenting Lender and/or Replacement Lender, as applicable, an extension fee in the amount provided in the Extension Request.
          (e) No Default. Notwithstanding anything to the contrary contained herein, no extension of the Scheduled Revolving Credit Termination Date may be effected under this Section 2.17 if (x) a Default or Event of Default shall be in existence on the effective date of such extension or would occur after giving effect thereto or (y) any representation or warranty made or deemed made by any Borrower in any Loan Document or any Guarantor in the Guaranty is not or would not be true or correct in any material respect on the effective date of such increase (except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct in all material respects on and as of such earlier date).
          Section 2.18 Revolving Credit Facility Increase.
          The Administrative Borrower may at any time after the completion of the primary syndication of the First Lien Term Loans and the Second Lien Loans (as determined by the Arranger but shall be no more than 60 days after the Effective Date) request, in writing, an increase in the aggregate Revolving Credit Commitments by up to the sum of (x) $150,000,000 and (y) the aggregate amount of the Revolving Credit Commitments of the Rejecting Lenders that have been terminated on their Scheduled Revolving Credit Termination Date (the “Revolving Credit Facility Increase”); provided, however, that such increase will only become effective if (i) the Administrative Borrower shall have given the Administrative Agent at least 10 Business Days’ notice of its intention to effect a Revolving Credit Facility Increase and the desired amount of such Revolving Credit Facility Increase, (ii) at the time of and after giving effect to such increase, the Administrative Borrower is in pro forma compliance with the financial covenants set forth in Article V, (iii) at the time of and after giving effect to such increase, the Total Leverage Ratio shall not exceed 1.25:1.00, (iv) no Default or Event of Default has occurred and is continuing or would result therefrom, and (v) the conditions precedent to a Borrowing set forth in Section 3.2 are satisfied as of such date. The Administrative Borrower shall have the right to offer such increase to (x) the existing Lenders, and each existing Lender shall have the right, but not the obligation, to commit to all or a portion of the proposed increase or (y) other Eligible Assignees acceptable to the Administrative Agent and each Issuer in its respective sole and absolute discretion; provided, however, that the minimum Revolving Credit Commitment of each such new Eligible Assignee accepting a Revolving Credit Commitment as part of such Revolving Credit Facility Increase equals or exceeds $5,000,000, and such Lender or Eligible Assignee executes an Assumption Agreement pursuant to which such Lender agrees to commit to all or a portion of such Revolving Credit Facility Increase and, in the case of an Eligible Assignee, to be bound by the terms of this Agreement as a Lender. On the effective date provided for in the Assumption Agreement providing for a Revolving Credit Facility Increase (each, a “Revolving Credit Facility Increase Effective Date”), the Revolving Credit Commitments shall be increased by the amount committed to by each Lender or Eligible Assignee on the Revolving Credit Facility Increase Effective Date. In the event there are Lenders and Eligible Assignees that have committed to a Revolving Credit Facility Increase in excess of the maximum amount requested (or permitted), then the Administrative Agent shall have the right to allocate such commitments, first to Lenders and then to Eligible Assignees, on whatever basis the Administrative Agent determines is appropriate in consultation with the Administrative Borrower.
          Section 2.19 Certain Accounts.
          Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, no Loan Party shall be required to cause any U.S. Bank Account to be subject to a Deposit Account Control Agreement so long as (i) such U.S. Bank Account is and continues to be a custodial account and does not constitute a Deposit Account or Securities Account and (ii) the custodian of such U.S. Bank Account remains under written instruction by an authorized officer of the customer of such U.S. Bank Account to automatically transfer any cash that is deposited in such U.S. Bank Account to a Linked Deposit Account (or such other Deposit Account as to which the Administrative Agent shall have entered into an agreement which provides the Administrative Agent with “control” (as such term is defined under the UCC) with respect to such Deposit Account).
ARTICLE III
CONDITIONS TO LOANS AND LETTERS OF CREDIT
          Section 3.1 Conditions Precedent to the Effectiveness of This Agreement.
          This Agreement shall be effective on the date (the “Effective Date”) on which all of the following conditions precedent have been first satisfied (unless waived by the Requisite Lenders or unless the time for satisfaction thereof has been extended by the Administrative Agent):
     (a) Certain Documents. The Administrative Agent shall have received on the Effective Date each of the following, each dated the Effective Date unless otherwise indicated or agreed to by the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent and (except for any Revolving Credit Notes) in sufficient copies for each Lender:
     (i) this Agreement, duly executed and delivered by the Borrowers and each other party hereto, and, for the account of each Lender requesting the same a reasonable time prior to the Effective Date, a Revolving Credit Note or Revolving Credit Notes of the Borrowers conforming to the requirements set forth herein;
     (ii) the Amendment Agreement duly executed and delivered by the Administrative Borrower and the Required Lenders;
     (iii) the Amended and Restated Security Agreement, substantially in the form of Exhibit K, and the Deposit Account Security Agreement, substantially in the form of Exhibit N, in each case duly executed and delivered by the applicable Loan Parties;
     (iv) the Amended and Restated Guaranty duly executed and delivered by the applicable Loan Parties;
     (v) the First Lien Credit Agreement, duly executed by the Borrowers and each other party thereto;
     (vi) the Second Lien Credit Agreement, duly executed by the Borrowers and each other party thereto;

     (vii) the Intercreditor Agreement, duly executed and delivered by each party thereto, substantially in the form of Exhibit J and in full force and effect as of the Effective Date;
     (viii) an opinion of (i) Kirkland and Ellis LLP, counsel to the Loan Parties, (ii) Greenberg Traurig, LLP, local counsel to the Loan Parties, and (iii) the firms listed in Schedule 3.1(a)(viii), each in form and substance reasonably satisfactory to the Administrative Agent;
     (ix) a good standing certificate of each Loan Party, certified as of a recent date by the Secretary of State of the state of organization or formation of such Loan Party;
     (x) a certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (A) the names and true signatures of each officer of such Loan Party who has been authorized to execute and deliver any Loan Document or other document required hereunder to be executed and delivered by or on behalf of such Loan Party, (B) that attached thereto are the certificate of incorporation (or equivalent Constituent Document) and by-laws (or equivalent Constituent Document) of such Loan Party as in effect and delivered to the Administrative Agent certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization and (C) that attached thereto are the resolutions of such Loan Party’s board of directors (or equivalent governing body) approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party;
     (xi) a certificate of a Responsible Officer to the effect that (A) there is no Default or Event of Default which has occurred and is continuing under this Agreement, (B) the representations and warranties set forth in Article IV and in the other Loan Documents are true and correct in all material respects as of the Effective Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct on and as of such earlier date (except that any representation or warranty that is qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all respects) and (C) except for any demands that have been settled pursuant to the Settlement Documents, no Joint Venture of the Administrative Borrower or any of its Subsidiaries and no creditor of any such Joint Venture has made a demand, monetary or otherwise, against the Administrative Borrower or any of its Subsidiaries;
     (xii) a solvency certificate confirming the solvency of the Administrative Borrower and its subsidiaries on a consolidated basis substantially in the form of Exhibit I, signed by the chief financial officer of the Administrative Borrower;
     (xiii) a Borrowing Base Certificate for the period ending June 30, 2007, certifying an Available Revolving Credit after giving effect to all Loans and all

First Lien Term Loans made on the Effective Date of not less than $175,000,000; provided, however, that for the purposes of such Borrowing Base Certificate, no Mortgage delivered on the Effective Date shall be required to have satisfied clause (i) of the definition of “Mortgage Requirements”;
     (xiv) the financial statements described in Section 4.4 and the Five Year Projections;
     (xv) an opinion of solvency of AlixPartners, LLP in form and substance reasonably satisfactory to the Administrative Agent; and
     (xvi) such other certificates, documents, agreements and information respecting any Loan Party as any Lender through the Administrative Agent may reasonably request.
     (b) Collateral Requirements.
     (i) Subject to Section 6.22, the Administrative Agent shall have received on the Effective Date (A) an executed counterpart to the Equity Pledge Agreement executed by each Loan Party, (B) original stock or equivalent ownership certificates evidencing the equity interests pledged pursuant to the Equity Pledge Agreement (to the extent such equity interests are certificated), together with stock (or equivalent) powers undated and executed in blank by a Responsible Officer of such Loan Party, (C) UCC financing statements in appropriate form for filing under the UCC, filings with the United States Patent and Trademark Office and United States Copyright Office and such other agreements and documents, including Deposit Account Control Agreements, under applicable Requirements of Law in each jurisdiction as may be necessary or appropriate or, in the reasonable opinion of the Administrative Agent, necessary to perfect the Liens created, or purported to be created, by the Collateral Documents and (D) all intercompany notes valued in excess of $1,000,000 owing from the Administrative Borrower or any of its Subsidiaries to any other Loan Party and notes valued in excess of $500,000 owing from any other Person to any Loan Party, in each case, together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party; and
     (ii) The Administrative Agent shall have received on the Effective Date Mortgages on all Real Property of the Loan Parties and the Mortgage Requirements set forth in clauses (iii) and (iv) of the definition of “Mortgage Requirements”, shall have been satisfied with respect to each Mortgage at the expense of the Loan Parties; (provided that there shall be excluded from this clause (ii)(A) Excluded Real Property, (B) any Borrowing Base Assets acquired by a Loan Party less than 90 days prior to the Effective Date (other than as successor by merger, directly or indirectly, to any of the Transeastern JV Entities)) and (C) any Real Property acquired by the Transeastern JV Entities less than 90 days prior to the Effective Date, but including the Real Property previously identified to the Administrative Agent as “Independence” and “Live Oak”, which are being acquired by the EH/Transeastern, LLC on the Effective Date).

     (c) Certain Transactions.
     (i) The Settlement Documents shall be in full force and effect and shall be reasonably satisfactory in form and substance to the Administrative Agent.
     (ii) The Acquisition shall have been consummated or shall be consummated simultaneously on the Effective Date, in each case in all material respects in accordance with the terms hereof and the terms of the Falcone Settlement Agreement, without the waiver or amendment of any such terms not approved by the Administrative Agent and the Arrangers.
     (iii) The refinancing and exchange of Indebtedness under the Transeastern JV Credit Agreements shall have been consummated in full to the satisfaction of the Lenders with all Liens in favor of the existing lenders being terminated and discharged; the Administrative Agent shall have received a “pay-off” letter in form and substance reasonably satisfactory to the Administrative Agent with respect to all Indebtedness being refinanced under the Transeastern JV Credit Agreement; and the Administrative Agent shall have received such UCC termination statements, mortgage satisfactions and other instruments, in each case in proper form for recording, as the Administrative Agent shall have reasonably requested to terminate the Liens securing such Indebtedness.
     (iv) $20,000,000 in aggregate principal amount of the Settlement Subordinated Debt and $117,500,000 of the Settlement Preferred Stock shall have been issued (or shall be issued contemporaneously with the Effective Date) to holders of Indebtedness under the Transeastern Senior Mezzanine Credit Agreement in exchange for the termination of all obligations under the Transeastern Senior Mezzanine Credit Agreement and all fees and expenses payable by the Administrative Borrower pursuant to the Settlement Documents shall have been satisfied.
     (v) $16,250,000 of Warrants (the “Warrants”) to acquire shares of the common stock of the Administrative Borrower shall have been issued (or shall be issued contemporaneously with the Effective Date) by the Administrative Borrower to the holders of Indebtedness under the Transeastern Junior Mezzanine Credit Agreement in exchange for the termination of all obligations under the Transeastern Junior Mezzanine Credit Agreement and all fees and expenses payable by the Administrative Borrower pursuant to the Settlement Documents shall have been satisfied.
     (vi) The Administrative Borrower shall have received (or shall receive contemporaneously with the Effective Date) $200,000,000 in gross proceeds from borrowings under the First Lien Term Loan Agreement.
     (vii) The Administrative Borrower shall have received (or shall receive contemporaneously with the Effective Date) $300,000,000 in gross proceeds from borrowings under the Second Lien Credit Agreement.

     (d) Fees and Expenses Paid. There shall have been paid to the Administrative Agent, for the account of the Administrative Agent and the Lenders, as applicable, all fees due and payable on or before the Effective Date (including all such fees described in any fee letter referred to in Section 2.11(c) and all reasonable fees and expenses of counsel for which invoices in reasonable detail have been presented at least one Business Day prior to the Effective Date), and all invoiced expenses due and payable on or before the Effective Date.
     (e) Consents, Etc. Each Borrower shall have received all material consents and authorizations required pursuant to any material Contractual Obligation with any other Person (including the consent of the Requisite Lenders as required by Section 10.1) and shall have obtained all material consents and authorizations of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary to allow each Borrower lawfully to execute, deliver and perform, in all material respects, its respective obligations hereunder, and under the other Loan Documents to which each of them, respectively, is, or shall be, a party and each other agreement or instrument to be executed and delivered by each of them, respectively, pursuant thereto or in connection herewith or therewith.
          Section 3.2 Conditions Precedent to Each Loan and Letter of Credit.
          The obligation of each Lender on any date (including the Effective Date) to make any Loan and of each Issuer on any date (including the Effective Date) to Issue any Letter of Credit is subject to the satisfaction of each of the following conditions precedent:
     (a) Request for Borrowing or Issuance of Letter of Credit. With respect to any Loan, the Administrative Agent shall have received a duly executed Notice of Borrowing (or, in the case of Swing Loan, a duly executed Swing Loan Request) and with respect to any Letter of Credit, the Administrative Agent and the Issuer shall have received a duly executed Letter of Credit Request.
     (b) Representations and Warranties; No Defaults. The following statements shall be true on and as of the date of such Loan or Issuance, both before and after giving effect thereto and, in the case of any Loan, to the application of the proceeds therefrom:
     (i) the representations and warranties set forth in Article IV and in the other Loan Documents are true and correct on and as of the Effective Date and are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of any such date after the Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representation, and warranties were true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of such earlier date; and

     (ii) no Default or Event of Default has occurred and is continuing.
          Each submission by the Administrative Borrower to the Administrative Agent of a Notice of Borrowing or a Swing Loan Request and the acceptance by the Borrowers of the proceeds of each Loan requested therein, and each submission by the Administrative Borrower to an Issuer of a Letter of Credit Request and the Issuance of each Letter of Credit requested therein, shall be deemed to constitute a representation and warranty by the Borrowers as to the matters specified in Section 3.2(b) on and as of the date of the making of such Loan or the Issuance of such Letter of Credit.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
          To induce the Lenders, the Issuers and the Administrative Agent to enter into this Agreement, each Borrower represents and warrants to the Lenders, the Issuers and the Administrative Agent, on and as of the Effective Date after giving effect to the Transactions and on and as of each date as required by Section 3.2(b)(i):
          Section 4.1 Existence; Compliance with Law.
          Each of the Administrative Borrower and its Restricted Subsidiaries (a) is duly organized or incorporated, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its organization; (b) is duly qualified to do business as a foreign corporation or entity and in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing could not, in the aggregate, be reasonably expected to result in a Material Adverse Effect; (c) has all requisite power and authority and the legal right to own, pledge, mortgage and operate its properties, to lease the property it operates under lease and to conduct its business as now or currently proposed to be conducted; (d) is in compliance with its Constituent Documents; (e) is in compliance with all applicable Requirements of Law except where the failure to be in compliance could not, in the aggregate, be reasonably expected to result in a Material Adverse Effect; and (f) has all necessary licenses, permits, consents or approvals from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, operation and conduct, except for licenses, permits, consents, approvals or filings that can be obtained or made by the taking of ministerial action to secure the grant or transfer thereof or the failure to obtain or make could not, in the aggregate, be reasonably expected to result in a Material Adverse Effect.
          Section 4.2 Power; Authorization; Enforceable Obligations.
          (a) The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby:

     (i) are within such Loan Party’s corporate, limited liability company, partnership or other similar powers, as applicable;
     (ii) have been or, at the time of delivery thereof pursuant to Article III, will have been duly authorized by all necessary corporate or other entity action, including the consent of shareholders, partners and members where required;
     (iii) do not and will not (A) contravene any Loan Party’s or any of its Subsidiaries’ respective Constituent Documents, (B) violate any other Requirement of Law applicable to any Loan Party (including Regulations T, U and X of the Federal Reserve Board), or any order or decree of any Governmental Authority or arbitrator applicable to any Loan Party, (C) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any Contractual Obligation of any Loan Party, or (D) result in the creation or imposition of any Lien upon any of the property of any Loan Party (other than any Lien securing the Obligations or Customary Permitted Liens), except in the case of clauses (B) and (C), where such violation could not reasonably be expected to result in a Material Adverse Effect; and
     (iv) do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than those listed on Schedule 4.2 and which have been prior to the Original Effective Date, obtained or made, copies of which have been delivered to the Administrative Agent and each of which is in full force and effect.
          (b) This Agreement and the Guaranty have been, and each of the other Loan Documents will have been upon delivery thereof pursuant to the terms of this Agreement, duly executed and delivered by each Loan Party thereto. This Agreement and the Guaranty are, and the other Loan Documents will be, when delivered hereunder, the legal, valid and binding obligation of each Loan Party thereto, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally.
          Section 4.3 Ownership of Subsidiaries.
          Set forth on Schedule 4.3 is a complete and accurate list showing, as of the Effective Date, all Restricted Subsidiaries of the Administrative Borrower and, as to each such Subsidiary, the jurisdiction of its organization, the number of shares of each class of Stock authorized (if applicable), the number outstanding on the Effective Date and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by the Administrative Borrower. Except as set forth on Schedule 4.3, no Stock of any Restricted Subsidiary of the Administrative Borrower is subject to any outstanding option, warrant, right of conversion or purchase or any similar right. All of the outstanding Stock of each Restricted Subsidiary of the Administrative Borrower owned (directly or indirectly) by the Administrative Borrower has been validly issued, is fully paid and non-assessable (to the extent applicable) and, as of the Effective Date, is owned by the Administrative Borrower or a Restricted Subsidiary of the Administrative Borrower, free and clear of all Liens (other than Liens securing the Obligations, Liens securing the obligations under the First Lien Term Loan Credit Agreement and the Second Lien Credit Agreement and Customary Permitted Liens created pursuant to any applicable law). Neither the Administrative Borrower nor any such Restricted Subsidiary is a party to, or has knowledge of, any agreement restricting the transfer or hypothecation of any Stock of any such Restricted Subsidiary, other than (i) the Loan Documents and (ii) such customary restrictions related to the interest of the Administrative Borrower and its Restricted Subsidiaries in the Constituent Documents governing the Administrative Borrower or such Restricted Subsidiary.
          Section 4.4 Financial Statements.
          (a) The Consolidated statement of financial position of the Administrative Borrower and its Subsidiaries as at December 31, 2006 and March 31, 2007, and the related Consolidated statements of operations and cash flows of the Administrative Borrower and its Subsidiaries for the fiscal year or fiscal quarter, as the case may be, then ended (and the December 31, 2006 financial statements certified by Ernst & Young LLP), copies of which have been furnished to each Lender, fairly present in all material respects the Consolidated financial condition of the Administrative Borrower and its Subsidiaries as at such date and the Consolidated results of the operations of the Administrative Borrower and its Subsidiaries for the period ended on such date, all in conformity with GAAP (subject, in the case of the financial statements as of and for the period ended March 31, 2007, to normal year-end adjustments and to the absence of all footnotes required for annual financial statements).
          (b) Except as set forth on Schedule 4.4, neither the Administrative Borrower nor any of its Restricted Subsidiaries has any material obligation, material contingent liability or material liability for taxes, material long-term leases or unusual forward or long-term material commitment that is not reflected in the Financial Statements referred to in clause (a) above or in the notes thereto and not otherwise permitted by this Agreement.
          (c) The pro forma consolidated balance sheet of the Administrative Borrower as of March 31, 2007 was prepared giving effect to the Transactions as if the Transactions had occurred on such date. Such pro forma consolidated balance sheet (i) was prepared in good faith based on assumptions set forth therein that were reasonable at the time made and at the time such pro forma consolidated balance sheet was delivered to the Arranger, (ii) accurately reflects in all material respects all adjustments necessary to give effect to the Transactions and (iii) presents fairly in all material respects the pro forma consolidated financial position of the Administrative Borrower, as of the date on which the balance sheets were prepared, as if the Transactions had occurred on such date.
          (d) The Five Year Projections were prepared by the Administrative Borrower in light of the past operations of its business, and reflect projections for (i) the two-year period beginning on January 1, 2007 on a quarterly basis and (ii) the five-year period beginning on January 1, 2007 on an annual basis. The Five Year Projections are based upon estimates and assumptions stated therein, that the Administrative Borrower believes in each case to be reasonable and fair in light of current conditions and current facts known to the Administrative Borrower on the Effective Date and, as of the Effective Date, reflect the Administrative Borrower’s good faith and reasonable estimates of the future financial performance of the Administrative Borrower and its Restricted Subsidiaries and of the other information projected therein for the periods set forth therein; it being recognized and agreed by the Lenders that whether such projections or forward-looking statements are in fact achieved will depend upon future events which are not in the control of the Loan Parties, and such projections and forward-looking statements may be affected by known or unknown risks and uncertainties. Accordingly, actual results may vary from the projections and forward-looking statements, and such variances may be material.
          Section 4.5 Material Adverse Change.
          There has been no Material Adverse Change and there have been no events or developments (other than the Transeastern Events) that in the aggregate have had a Material Adverse Effect since December 31, 2006.
          Section 4.6 Litigation.
          Except as set forth on Schedule 4.6, there are no pending or, to the knowledge of the Administrative Borrower, threatened actions, investigations or proceedings affecting the Administrative Borrower or any of its Restricted Subsidiaries before any court, Governmental Authority or arbitrator other than those that in the aggregate are not reasonably likely to be determined adversely to any Loan Party and, if so determined, could not, in the aggregate, be reasonably expected to result in a Material Adverse Effect. The performance of any action by any Loan Party required or contemplated by any Loan Documents is not restrained or enjoined (either temporarily, preliminarily or permanently).
          Section 4.7 Taxes.
          (a) All federal, state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by the Administrative Borrower or any of its Tax Affiliates have been timely filed (including any extensions) with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all taxes, charges and other impositions reflected therein have been paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceedings if adequate reserves therefor have been established on the books of the Administrative Borrower or such Tax Affiliate in conformity with GAAP. Except as set forth on Schedule 4.7, no Tax Return is under audit or examination by any Governmental Authority and no written notice of such an audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority except to the extent such audits or examinations could not, in the aggregate, be reasonably expected to result in a Material Adverse Effect. Proper and accurate amounts have been withheld by the Administrative Borrower and each of its Tax Affiliates from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities.

          (b) Except as set forth on Schedule 4.7, none of the Administrative Borrower or any of its Tax Affiliates has on or before the Effective Date (i) incurred any obligation under any tax sharing agreement or arrangement other than those of which the Administrative Agent has received a copy prior to the Effective Date, or (ii) been a member of an affiliated, combined or unitary group other than the group of which the Administrative Borrower (or its Tax Affiliate) is the common parent.
          (c) None of the Administrative Borrower or any of its Tax Affiliates has ever “participated” in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4, except as would not, individually or in the aggregate, have a Material Adverse Effect.
          Section 4.8 Full Disclosure.
          (a) The information (other than projections, other forward-looking information or third-party general industry data) prepared or furnished by or on behalf of any Loan Party in connection with this Agreement, the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, including the information contained in the Disclosure Documents (when taken as a whole), does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein not misleading.
          (b) The Administrative Borrower has delivered to the Administrative Agent (or has publicly filed) a true, complete and correct copy of the Disclosure Documents. The Disclosure Documents comply as to form in all material respects with all applicable requirements of all applicable state and Federal securities laws.
          Section 4.9 Margin Regulations.
          No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board), and no proceeds of any Loan or Letter of Credit will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock in contravention of Regulation T, U or X of the Federal Reserve Board.
          Section 4.10 No Burdensome Restrictions; No Defaults.
          (a) Neither the Administrative Borrower nor any of its Restricted Subsidiaries (i) is a party to any Contractual Obligation the performance of which by any thereof, either unconditionally or upon the happening of an event, would result in the creation of a Lien (other than a Lien permitted under Section 7.1) on the property or assets of any thereof or (ii) is subject to any restrictions in their respective Constituent Documents that could, in the aggregate, be reasonably expected to result in a Material Adverse Effect.
          (b) Neither the Administrative Borrower nor any of its Restricted Subsidiaries is in default under or with respect to any Contractual Obligation. As of the Effective Date, no other party is, and from and after the Effective Date, to the knowledge of the Administrative Borrower, no other party is, in default under or with respect to any Contractual Obligation owed to any Loan Party, other than, in either case, those defaults that, in the aggregate, could not be reasonably expected to result in a Material Adverse Effect.
          (c) There are no Requirements of Law applicable to any Loan Party the compliance with which by such Loan Party could, in the aggregate, be reasonably expected to result in a Material Adverse Effect.
          Section 4.11 Investment Company Act.
          Neither the Administrative Borrower nor any of its Restricted Subsidiaries is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.
          Section 4.12 Use of Proceeds.
          The proceeds of the Loans and the Letters of Credit have been prior to the Effective Date used by the Administrative Borrower solely in accordance with the January 2007 Credit Agreement. On and after the Effective Date, the proceeds of the Loans and the Letters of Credit shall be used for current operating obligations of the Borrowers incurred in the ordinary course of business as conducted on the Effective Date; provided that no proceeds of any Loans shall be used to repay First Lien Term Loans or Second Lien Term Loans.
          Section 4.13 Insurance.
          Except as set forth on Schedule 4.13(a), all policies of insurance of any kind or nature of the Administrative Borrower or any of its Restricted Subsidiaries, including policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation and employee health and welfare insurance, are in full force and effect and are of a nature and provide such coverage as is customarily carried by, and to the best knowledge and belief of the Administrative Borrower is sufficient for, businesses of the size and character of such Person. Except as set forth on Schedule 4.13(b), none of the Administrative Borrower or any of its Restricted Subsidiaries has in the three years preceding the Effective Date been refused insurance for any material coverage for which it had applied or had any policy of insurance terminated (other than at its request).
          Section 4.14 Labor Matters.
          (a) There are no strikes, work stoppages, slowdowns or lockouts pending or threatened against or involving the Administrative Borrower or any of its Subsidiaries, other than those that, in the aggregate, could not be reasonably expected to result in a Material Adverse Effect.
          (b) There are no unfair labor practices, grievances or complaints pending, or, to the Administrative Borrower’s knowledge, threatened, against or involving the Administrative Borrower or any of its Restricted Subsidiaries, nor are there any pending or, to the Administrative Borrower’s knowledge, threatened arbitrations or grievances involving the Administrative

Borrower or any of its Restricted Subsidiaries, other than those that, in the aggregate, are reasonably likely to be resolved adversely and, if resolved adversely to the Administrative Borrower or such Restricted Subsidiary, could not, in the aggregate, be reasonably expected to result in a Material Adverse Effect.
          Section 4.15 ERISA.
          Each Title IV Plan is in compliance in all material respects with applicable provisions of ERISA, the Code and other Requirements of Law except for non-compliances that in the aggregate could not be reasonably expected to result in a Material Adverse Effect. There has been no, nor is there reasonably expected to occur, any ERISA Event other than those that, in the aggregate, could not be reasonably expected to result in a Material Adverse Effect. Neither the Administrative Borrower nor any ERISA Affiliate has contributed or been obligated to contribute to, any Multiemployer Plan within the last six years.
          Section 4.16 Environmental Matters.
          (a) The Real Property and operations of each Borrower and each of its Subsidiaries have been and are in compliance with all Environmental Laws, other than non-compliances that individually or in the aggregate could not be reasonably expected to result in a Material Adverse Effect.
          (b) There are no facts, circumstances or conditions which could reasonably be expected to give rise to liability under any Environmental Laws arising out of or relating to the operations of any Borrower or any of its Subsidiaries, or any Real Property now or formerly owned, operated or leased by any Borrower or any of its Subsidiaries which are not specifically included in the information furnished to the Lenders other than those that individually or in the aggregate could not be reasonably expected to result in a Material Adverse Effect.
          (c) There is no complaint, claim, action, suit, demand, notice or proceeding pending, or to the knowledge of any Borrower or any of its Subsidiaries threatened, based on or resulting from any alleged violation of or liability under any Environmental Law, other than any such matters which could not reasonably be expected to result in a Material Adverse Effect.
          (d) No Borrower or any of its Subsidiaries is conducting or paying for, in whole or in part, any Remedial Action at any location other than any such action that could not reasonably be expected to result in a Material Adverse Effect.
          (e) No Borrower or any of its Subsidiaries is subject or a party to any judgment, injunction, decree, or agreement which imposes any obligation under any Environment Law, or has assumed any obligation under any Environmental Law under any contract, except for any such obligation which could not reasonably be expected to result in a Material Adverse Effect.
          (f) This Section 4.16 sets forth the only representations and warranties of Borrowers and each Subsidiary relating to Environmental Laws and Contaminants.

          Section 4.17 Intellectual Property.
          The Administrative Borrower and its Restricted Subsidiaries own or license or otherwise have the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, franchises, authorizations and other intellectual property rights that are material for the operations of their respective businesses, without infringement upon or conflict with the rights of any other Person with respect thereto, including all trade names associated with any private label brands of the Administrative Borrower or any of its Restricted Subsidiaries except for those the failure to own, license or otherwise have the right to use, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the Administrative Borrower’s knowledge, no slogan or other advertising device, product, process, method, substance, part or component, or other material now employed, or now contemplated to be employed, by the Administrative Borrower or any of its Restricted Subsidiaries infringes upon or conflicts with any rights owned by any other Person, and no action, proceeding, claim or litigation regarding any of the foregoing is pending or threatened.
          Section 4.18 Title; Real Property.
          (a) Each of the Administrative Borrower and its Restricted Subsidiaries has good and marketable title to, or valid leasehold interests in, all Real Property and good title to all material personal property in each case that is purported to be owned or leased by it, including those reflected on the most recent Financial Statements delivered by the Administrative Borrower, and none of such properties and assets is subject to any Lien, except Liens permitted under Section 7.1.
          (b) All Permits required to have been issued or appropriate to enable all Real Property of the Administrative Borrower or any of its Restricted Subsidiaries to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect, other than those that, in the aggregate, could not be reasonably expected to result in a Material Adverse Effect.
          (c) None of the Borrower or any of its Restricted Subsidiaries has received any notice, or has any knowledge, of any pending, threatened or contemplated condemnation proceeding affecting any Real Property of the Borrower or any of its Subsidiaries or any part thereof, except those that, in the aggregate, could not be reasonably expected to result in a Material Adverse Effect.
          Section 4.19 Anti-Terrorism Laws.
          (a) Neither the Administrative Borrower nor, to the knowledge of any of the Loan Parties, any of its Affiliates is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 23, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (signed into law on October 26, 2001) (the “USA Patriot Act”).

          (b) Neither the Administrative Borrower nor, to the knowledge of any of Loan Parties, any of its Affiliates acting or benefiting in any capacity in connection with the Loans is any of the following:
     (i) a Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
     (ii) a Person or entity owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
     (iii) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
     (iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or
     (v) a Person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list.
          (c) Neither the Administrative Borrower nor, to the knowledge of any Loan Party, any of its Affiliates acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
          Section 4.20 Solvency.
          On the Effective Date and immediately after the consummation of the transactions to occur on the Effective Date (including the Transactions), and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the assets of the Loan Parties (on a Consolidated basis with their Subsidiaries) will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the assets of the Administrative Borrower (on a Consolidated basis with its Subsidiaries) will be greater than the amount of its debts and other liabilities, subordinated, contingent or otherwise; (c) the Administrative Borrower (on a Consolidated basis with its Subsidiaries) will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Administrative Borrower (on a Consolidated basis with its Subsidiaries) will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and will be conducted following the Effective Date.

          Section 4.21 Collateral Documents.
          Except as otherwise provided in the applicable Collateral Documents, the provisions of the Collateral Documents create legal and valid first priority Liens on all the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties; and upon the proper filing of (x) UCC financing statements in the applicable jurisdictions (and payment of the applicable fees), (y) any Mortgages with respect to Mortgaged Properties (and payment of the applicable fees) and (z) the Security Agreement (or a short form thereof) with the United States Patent and Trademark Office or the United States Copyright Office (as applicable), such Liens constitute first priority perfected and continuing Liens on the Collateral, securing the Obligations, enforceable (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights and by general equitable principles (whether enforcement is sought by proceedings in equity or at law)) against the applicable Loan Party and all third parties, and having priority over all other Liens, including Liens created in favor of the Second Lien Administrative Agent and for the benefit of the Second Lien Secured Parties, on the Collateral except in the case of (a) Liens permitted by clauses (a), (c), (d), (e) and (f) of Section 7.1, to the extent any such Liens would have priority over the Liens in favor of the Agent pursuant to any applicable law and Customary Permitted Liens to the extent having priority by provisions of applicable law and (b) Liens perfected only by possession or notation (including possession or notation of any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain possession of or notation on such Collateral.
          Section 4.22 Related Documents.
          The Arranger has been furnished true and complete copies of each material Settlement Document to the extent filed and/or executed and delivered, as the case may be, on or prior to the Effective Date. All representations and warranties of any Loan Party set forth in any Settlement Document were true and correct in all material respects as of the time such representations and warranties were made and shall be true and correct in all material respects as of the Effective Date as if such representations and warranties were made on and as of such date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.
          Section 4.23 Subordinated Indebtedness.
          The Obligations constitute “Senior Indebtedness” (or similar term) referring to the Obligations under the Subordinated Notes or any other Subordinated Indebtedness and the subordination provisions relating to the Subordinated Notes and such other Subordinated Indebtedness are effective, valid and enforceable, exist for the benefit of the Administrative Agent, the Lenders and each Issuer and all payments of principal of or premium and interest on the Subordinated Notes or any other Subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of such subordination provisions.

ARTICLE V
FINANCIAL COVENANTS
          As long as any of the Obligations or the Revolving Credit Commitments remain outstanding (other than contingent indemnification obligations), unless the Requisite Lenders otherwise consent in writing, the Borrowers agree with the Lenders and the Administrative Agent that:
          Section 5.1 Adjusted Consolidated Tangible Net Worth.
          The Administrative Borrower shall maintain Adjusted Consolidated Tangible Net Worth measured as of the last day of each fiscal quarter ending after June 30, 2007 of (a) $500,000,000 plus (b) 50% of the Consolidated Net Income (without deduction for losses sustained during any fiscal quarter) of the Administrative Borrower for each full fiscal quarter starting after June 30, 2007 plus (c) 50% of the aggregate increase in shareholders’ equity of the Administrative Borrower after the Effective Date by reason of an Equity Issuance (including upon conversion of Indebtedness into such capital stock but excluding (i) Stock issued in connection with an employee stock ownership plan, an employee stock option plan, an employee stock purchase plan, and (ii) any portion of such increase in shareholders’ equity attributable to goodwill recognized in connection with a Permitted Acquisition).
          Section 5.2 Maximum Total Leverage Ratio.
          The Administrative Borrower shall maintain a Total Leverage Ratio, measured as of the last day of each fiscal quarter set forth below, of not more than the ratio set forth below opposite such fiscal quarter:

Maximum Total
Fiscal Quarter Ending	Leverage Ratio
September 30, 2007 to and including September 30, 2008	3.20 to 1.0
December 31, 2008	3.05 to 1.0
March 31, 2009 to and including June 30, 2009	3.00 to 1.0
September 30, 2009	2.75 to 1.0
December 31, 2009	2.25 to 1.0
          Section 5.3 Minimum Interest Coverage Ratio.
          The Administrative Borrower shall maintain an Interest Coverage Ratio, measured as of the last day of each fiscal quarter set forth below, for the four fiscal quarter period ending on such day, of not less than the ratio set forth below opposite such fiscal quarter:

Minimum Interest
Fiscal Quarter Ending	Coverage Ratio
September 30, 2007	1.25 to 1.0
December 31, 2007	0.80 to 1.0
March 31, 2008 to and including June 30, 2008	0.55 to 1.0
September 30, 2008	0.70 to 1.0
December 31, 2008 to and including March 31, 2009	0.80 to 1.0
June 30, 2009	0.95 to 1.0
September 30, 2009	1.20 to 1.0
December 31, 2009	1.50 to 1.0
          Section 5.4 Total Land to Adjusted Consolidated Tangible Net Worth.
          The Administrative Borrower shall maintain a ratio, measured as of the last day of each fiscal quarter set forth below, of (a) Total Land of the Administrative Borrower and its Restricted Subsidiaries, the value of which is determined in conformity with GAAP, to (b) Adjusted Consolidated Tangible Net Worth of not more than (x) 2.00 to 1.00 for the fiscal quarter ending September 30, 2007 to and including the fiscal quarter ending June 30, 2008, (y) 1.90 to 1.00 for the fiscal quarter ending September 30, 2008 to and including the fiscal quarter ending June 30, 2009 and (z) 1.75 to 1.00 for the fiscal quarter ending September 30, 2009 and the fiscal quarter ending December 31, 2009.
          Section 5.5 Unsold Units to Units Closed.
          The Administrative Borrower shall maintain a ratio, measured as of the last day of each fiscal quarter ending after June 30, 2007, of (a) the aggregate number of Units owned by the Administrative Borrower and its Restricted Subsidiaries that constitute Unsold Units to (b) Units Closed by the Administrative Borrower and its Restricted Subsidiaries, determined as of the last day of each calendar month, for the twelve months ending on such day, of not more than 1.00 to 4.00; provided that for any fiscal quarter in which the Total Leverage Ratio of the Administrative Borrower shall be less than 1.50 to 1.00 and the Interest Coverage Ratio shall not be less than 1.75:1.00, the Administrative Borrower shall maintain a ratio of Unsold Units to Units Closed as of the last day of such fiscal quarter of not more than 1.00 to 3.00. For the avoidance of doubt, for any period, the calculation of the ratio of Unsold Units to Units Closed shall give pro forma effect to the Unsold Units and Units Closed acquired by the Administrative Borrower or its Restricted Subsidiaries in connection with a Permitted Acquisition consummated during such period.

          Section 5.6 Maximum Land Supply.
          The Administrative Borrower shall maintain a Land Supply Ratio, measured as of the last day of each fiscal quarter set forth below, of less than (x) 4.00 to 1.00 for the fiscal quarter ending December 31, 2007 to and including the fiscal quarter ending June 30, 2009, (y) 3.65 to 1.00 for the fiscal quarter ending September 30, 2009 and (z) 3.00 to 1.00 for the fiscal quarter ending December 31, 2009.
ARTICLE VI
AFFIRMATIVE COVENANTS
          As long as the Obligations or the Revolving Credit Commitments remain outstanding (other than contingent indemnification obligations), unless the Requisite Lenders otherwise consent in writing, the Borrowers agree with the Lenders and the Administrative Agent that:
          Section 6.1 Reporting Requirements.
          The Administrative Borrower shall furnish to the Administrative Agent and the Lenders each of the following:
     (a) Quarterly Reports. Within 45 days after the end of each fiscal quarter (other than fiscal quarters ending December 31) (or such earlier date on which the Administrative Borrower is required to file a Form 10-Q under the Exchange Act (including all permitted extensions)), financial information regarding the Administrative Borrower and its Subsidiaries consisting of Consolidated and consolidating unaudited balance sheets as of the close of such quarter and the related statements of income and cash flow for such quarter and that portion of the fiscal year ending as of the close of such quarter, setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Five Year Projections, or, if applicable the latest business plan provided pursuant to clause (d) below, for the current fiscal year, in each case certified by the Chief Financial Officer of the Administrative Borrower as fairly presenting in all material respects the Consolidated and consolidating financial position of the Administrative Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments). To the extent the information set forth in this clause (a) is included in the Administrative Borrower’s Quarterly Report on Form 10-Q as filed with the SEC, such information shall be deemed delivered for the purposes hereof.
     (b) Annual Reports. Within 90 days after the end of each fiscal year (or such earlier date on which the Administrative Borrower is required to file a Form 10-K under the Exchange Act (including all permitted extensions)), financial information regarding the Administrative Borrower and its Subsidiaries consisting of Consolidated and consolidating balance sheets of the Administrative Borrower and its Subsidiaries as of the end of

such year and related statements of income and cash flows of the Administrative Borrower and its Subsidiaries for such fiscal year, all prepared in conformity with GAAP and certified, in the case of such Consolidated Financial Statements, without qualification as to the scope of the audit or as to the Administrative Borrower being a going concern by Ernst & Young LLP or another nationally recognized independent certified public accountant, together with the report of such accounting firm stating that (i) such Financial Statements fairly present in all material respects the Consolidated financial position of the Administrative Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which such independent certified public accountants shall concur and which shall have been disclosed in the notes to the Financial Statements) and (ii) the examination by such accountants in connection with such Consolidated Financial Statements has been made in accordance with generally accepted auditing standards, and accompanied by a certificate stating that in the course of the regular audit of the business of the Administrative Borrower and its Subsidiaries such accounting firm has obtained no knowledge that a Default or Event of Default in respect of the financial covenant contained in Article V has occurred and is continuing or, if in the opinion of such accounting firm, a Default or Event of Default has occurred and is continuing in respect of such financial covenant, a statement as to the nature thereof. To the extent the information set forth in this clause (b) is included in the Administrative Borrower’s Annual Report on Form 10-K as filed with the SEC, such information shall be deemed delivered for the purposes hereof.
     (c) Compliance Certificate. Together with each delivery of any report pursuant to clauses (a) and (b) of this Section 6.1,
     (i) a certificate of a Responsible Officer of the Administrative Borrower (each, a “Compliance Certificate”) (A) showing in reasonable detail the calculations used in determining the Total Leverage Ratio (for purposes of determining the Applicable Margin and the Applicable Unused Revolving Commitment Fee Rate) and demonstrating compliance with each of the financial covenants contained in Article V as of the end of such quarter, (B) showing such information and calculations reasonably requested by the Administrative Agent relating to (x) Indebtedness Associated with Assets Not Owned of the Administrative Borrower and its Restricted Subsidiaries or with respect to which the Administrative Borrower or any of its Restricted Subsidiaries has options (or similar rights) to purchase land and (y) Adjusted Consolidated Tangible Net Worth and the aggregate amount of Investments made pursuant to Section 7.2(i), (C) stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, stating the nature thereof and the action that the Administrative Borrower proposes to take with respect thereto and (D) solely with respect to each delivery of any report pursuant to clause (b) of this Section 6.1, setting forth the Administrative Borrower’s calculation of Excess Cash Flow and the amount, if any, applied to pay Loans and First Lien Term Loans; and

     (ii) summary Consolidated and consolidating financial statements for each of (A) the Unrestricted Subsidiaries as a group and (B) the Administrative Borrower and the Restricted Subsidiaries as a group.
     (d) Projections/Business Plan. Not later than 45 days following the end of each fiscal year, and containing substantially the types of financial information contained in the Five Year Projections, business and financial plans of the Administrative Borrower for the next succeeding fiscal year presented on a quarterly basis.
     (e) Default Notices. As soon as practicable, and in any event within five Business Days after a Responsible Officer of any Loan Party has actual knowledge of the existence of any Default, Event of Default or other event or condition having had a Material Adverse Effect, including a Default, Event of Default or other event or condition having had a Material Adverse Effect under the First Lien Term Loan Credit Agreement or the Second Lien Credit Agreement, the Administrative Borrower shall give the Administrative Agent notice specifying the nature of such Default or Event of Default or other event or condition, including the anticipated effect thereof, which notice, if given by telephone, shall be promptly confirmed in writing on the next Business Day.
     (f) Notice of Litigation. Promptly after the commencement thereof, the Administrative Borrower shall give the Administrative Agent written notice of the commencement of all actions, suits and proceedings before any domestic or foreign Governmental Authority or arbitrator, affecting the Administrative Borrower or any of its Restricted Subsidiaries, that, in the reasonable judgment of the Administrative Borrower, expose the Administrative Borrower or such Restricted Subsidiary to liability which, if adversely determined, could reasonably be expected to result in (i) a Material Adverse Effect or (ii) a liability in excess of $10,000,000.
     (g) ERISA Matters. The Administrative Borrower shall furnish the Administrative Agent the following:
     (a) promptly and in any event within 10 days after the Administrative Borrower, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that any ERISA Event reasonably likely to result in a liability of the Administrative Borrower or its Subsidiaries in excess of $1,000,000 has occurred, a written statement of a Responsible Officer of the Administrative Borrower describing such ERISA Event and the action, if any, that the Administrative Borrower, its Subsidiaries and ERISA Affiliates propose to take with respect thereto and a copy of any notice filed by the Administrative Borrower, any of its Subsidiaries or any ERISA Affiliate with the PBGC or the IRS pertaining thereto; and
     (b) promptly following any request therefor, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Administrative Borrower or any ERISA Affiliate with the IRS with respect to each Title IV Plan; (ii) the most recent actuarial valuation report for each Title IV Plan; (iii) all notices received by the Administrative Borrower or any ERISA

Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Title IV Plan (or employee benefit plan sponsored or contributed to by the Administrative Borrower or any of its Subsidiaries) as the Administrative Agent shall reasonably request.
     (h) Environmental Matters. The Administrative Borrower shall provide to the Administrative Agent promptly after receipt by the Administrative Borrower or any Restricted Subsidiary, a copy of (i) any written notice or claim to the effect that the Administrative Borrower or any Subsidiary, or any Joint Venture managed by any of them, is or may be liable to any Person as a result of a Release or threatened Release of any toxic or hazardous waste or substance into the environment and (ii) any notice alleging any violation of any Environmental Law by the Administrative Borrower or any Restricted Subsidiary, or any Joint Venture managed by any of them, which, in the case of either clause (i) or (ii), could reasonably be expected to result in a Material Adverse Effect.
     (i) Borrowing Base Determination.
     (i) No later than the last day of each calendar month, the Administrative Borrower shall provide a Borrowing Base Certificate as of the last day of the prior month executed by a Responsible Officer of the Administrative Borrower; provided that (i) satisfaction of Mortgage Requirements with respect to Borrowing Base Assets included in such Borrowing Base Certificate shall be determined as of the date of such Borrowing Base Certificate and not as of the last day of the prior month and (ii) such Borrowing Base Certificate shall give pro forma effect to the exclusion of any Borrowing Base Asset excluded from the Borrowing Base pursuant to a Borrowing Base Certificate delivered in accordance with Section 6.1(i)(ii) after the last day of the prior month. In addition, if the Administrative Borrower performs any impairment calculation due to GAAP requirements or otherwise and such impairment calculation shows a decline in the Borrowing Base of more than $35,000,000 from that shown on the most recently delivered Borrowing Base Certificate, the Administrative Borrower shall provide a Borrowing Base Certificate executed by a Responsible Officer of the Administrative Borrower within five Business Days of such impairment calculation giving effect to such impairment calculation.
     (ii) No later than five Business Days following the receipt of any Net Cash Proceeds from an Asset Sale by the Administrative Borrower or any of its Subsidiaries, the Administrative Borrower shall provide a Borrowing Base Certificate based upon the Borrowing Base Certificate most recently in effect but giving effect to such Asset Sale, including the use of proceeds thereof, executed by a Responsible Officer of the Administrative Borrower;
     (iii) The Administrative Agent may (prior to the occurrence of an Event of Default, at its sole cost and expense and with 14 days’ prior written notice to the Administrative Borrower and, after and during the continuance of an Event of Default, at the Borrowers’ sole cost and expense) make physical verifications of the Borrowing Base Assets in any manner and through any medium that the Administrative Agent considers advisable, and the Administrative Borrower shall furnish all such assistance and information as the Administrative Agent may require in connection therewith.
     (j) Cash Flow Projections. Together with the Borrowing Base Certificate delivered by the Administrative Borrower in the calendar months of January, April, July and October, or more frequently as reasonably requested by the Administrative Agent, the Administrative Borrower shall deliver to the Administrative Agent monthly cash flow projections covering the calendar quarter in which such Borrowing Base Certificate was delivered, each of which shall be in a form reasonably acceptable to the Administrative Agent.
     (k) Recourse Obligations; Joint Venture Disclosures. The Administrative Borrower shall deliver to the Administrative Agent (i) no later than 45 days after the end of each fiscal quarter, or more frequently as reasonably requested by the Administrative Agent, (A) a schedule of guarantee, indemnity and similar undertakings and other contingent obligations of the Administrative Borrower and its Restricted Subsidiaries, with respect to Joint Ventures and other third parties (other than any such undertakings and obligations of the Administrative Borrower with respect to any Restricted Subsidiary), including, in each case, a description of such undertakings and obligations (including the face amount thereof) and the conditions giving rise to claims in respect thereof and (B) reports (1) with respect to all Joint Ventures covering the subject matter of the representations and warranties set forth in Sections 4.5, 4.6, 4.10, 4.14, 4.15, 4.16, 4.17 and 4.18, and (2) solely with respect to Joint Ventures managed by the Administrative Borrower or any Restricted Subsidiary and Joint Ventures owing Indebtedness or with respect to which the Administrative Borrower or any Restricted Subsidiary has contingent obligations, covering the subject matter of the representations and warranties set forth in Sections 4.3 and 4.4 (to the extent and in the form delivered to the Administrative Borrower), in each case as applied to the Joint Ventures (with schedules of exceptions, if necessary) and (ii) concurrently with the delivery thereof to the agent or lenders under any agreement governing Indebtedness of any Joint Venture, a copy of any certificate of compliance required to be delivered thereunder.
     (l) Material Developments with Respect to Joint Ventures. The Administrative Borrower shall deliver to the Administrative Agent reports with respect to its Joint Ventures covering material developments affecting any Joint Venture that would be required to be disclosed in a Form 8-K filing with the SEC if such Joint Venture were a public company, such reports to be delivered promptly following such material development.
     (m) Other Information. The Administrative Borrower will provide the Administrative Agent or any Lender with such other information respecting the business, properties, condition, financial or otherwise, or operations of the Administrative Borrower, any of its Restricted Subsidiaries, and Joint Ventures managed by any of them, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

          Section 6.2 Preservation of Corporate Existence, Etc.
          The Administrative Borrower shall, and shall cause each of its Restricted Subsidiaries, and Joint Ventures managed by any of them, to preserve and maintain its legal existence, rights (charter and statutory) and franchises, except as permitted by Section 7.5.
          Section 6.3 Compliance with Laws, Etc.
          The Administrative Borrower shall, and shall cause each of its Restricted Subsidiaries, and Joint Ventures managed by any of them, to, comply with all applicable Requirements of Law, Contractual Obligations and Permits, except where the failure so to comply could not, in the aggregate, be reasonably expected to result in a Material Adverse Effect.
          Section 6.4 Conduct of Business.
          The Administrative Borrower shall, and shall cause each of its Subsidiaries, and Joint Ventures managed by any of them, to, (a) conduct its business in the ordinary course, (b) use its reasonable efforts, in the ordinary course and consistent with past practice, to preserve its business and the goodwill and business of the customers, advertisers, suppliers and others having business relations with the Administrative Borrower or any of its Restricted Subsidiaries, and Joint Ventures managed by any of them and (c) pay when due any amounts owed by them to suppliers, mechanics, materialmen, contractors or other Persons, the non-payment of which could lead to the imposition of a Lien in favor of such Person or promptly bond any unpaid amounts; provided that the amount of unpaid amounts that have not been bonded on customary terms within ten Business Days of the incurrence thereof shall not exceed $20,000,000 in the aggregate at any time outstanding, except where the failure to comply with the covenants in each of clauses (a) and (b) above could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.
          Section 6.5 Payment of Taxes, Etc.
          The Administrative Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge before the same shall become delinquent, all material governmental claims, taxes, assessments, charges and levies, except where contested in good faith, by proper proceedings and adequate reserves therefor have been established on the books of the Administrative Borrower or the appropriate Subsidiary in conformity with GAAP.
          Section 6.6 Maintenance of Insurance.
          The Administrative Borrower shall maintain for, and cause to be maintained by, each of its Restricted Subsidiaries, and Joint Ventures managed by any of them, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Administrative Borrower or such Restricted Subsidiary or Joint Venture operates, and such other insurance as may be reasonably requested by the Administrative Agent or the Requisite Lenders. If any portion of any structures or improvements constituting part of the Mortgaged Property is located in a federally-designated special flood hazard area, the Administrative Borrower shall maintain for, and cause to be maintained by the applicable Restricted Subsidiary, flood insurance to the extent required by any applicable Governmental Authority and shall furnish evidence of the same to the Administrative Agent at all times during which such structures or improvements constitute part of the Mortgaged Property.
          Section 6.7 Asset Sales.
          The Administrative Borrower shall not and shall not permit any Restricted Subsidiary to make any Asset Sale or series of related Asset Sales of any property or enter into any agreement to make any Asset Sale or series of related Asset Sales of any property unless (i) such Asset Sale, series of related Asset Sales or such agreement shall be for no less than the Fair Market Value of such property at the time the binding agreement with respect to such Asset Sale was entered into and (ii) the Net Cash Proceeds in connection with such Asset Sale are wire transferred by the purchaser directly to a Designated Account and are held by the applicable Borrower in a Designated Account until applied in accordance with the terms of this Agreement.
          Section 6.8 Access.
          The Administrative Borrower shall from time to time permit the Administrative Agent (and the Lenders accompanying the Administrative Agent), or any agents or representatives thereof, promptly after written notification of the same (except that during the continuance of an Event of Default, no such notice shall be required) during normal business hours to (a) examine and make copies of and abstracts from the records and books of account of the Administrative Borrower and each of its Subsidiaries and Joint Ventures, (b) visit the properties of the Administrative Borrower and each of its Subsidiaries and Joint Ventures, (c) discuss the affairs, finances and accounts of the Administrative Borrower and each of its Subsidiaries and Joint Ventures with any of their respective officers or directors and (d) communicate directly with any of the Administrative Borrower’s certified public accountants and other professionals retained by the Administrative Borrower, its Subsidiaries and Joint Ventures controlled or managed by any of them and hereby instructs (on behalf of itself, its Subsidiaries and Joint Ventures controlled or managed by any of them) such accountants and other professionals to cooperate with and provide information to the Administrative Agent (other than any such communication which is subject to attorney-client privilege or binding confidentiality agreements). The Administrative Borrower shall authorize its independent certified public accountants to disclose to the Administrative Agent (and the Administrative Agent to disclose to any Lender) during the continuance of an Event of Default of the type described in Section 8.1(a), (b) or (g) any and all Financial Statements and other information of any kind as the Administrative Agent reasonably requests from the Administrative Borrower and that such accountants may have with respect to the business, financial or other condition, assets, liabilities, results of operations or other affairs of the Administrative Borrower or any of its Subsidiaries and Joint Ventures. Provisions in this Section 6.8 with respect to Joint Ventures shall apply to Joint Ventures managed by the Administrative Borrower or any of its Subsidiaries and in all other cases shall apply only to the extent of information received by the Administrative Borrower or any of its Subsidiaries from the applicable Joint Venture; provided that a representative of the Administrative Borrower shall be given the opportunity to be present for any communication with the Administrative Borrower’s independent public accountants.
          Section 6.9 Keeping of Books.
          The Administrative Borrower shall, and shall cause each of its Subsidiaries and each Joint Venture managed by any of them to keep proper books of record and account, in which full and correct entries shall be made in conformity with GAAP (to the extent GAAP is applicable thereto) of all financial transactions and the assets and business of the Administrative Borrower and each such Subsidiary.
          Section 6.10 Maintenance of Properties, Etc.
          The Administrative Borrower shall, and shall cause each of its Restricted Subsidiaries, and Joint Ventures managed by any of them, to, maintain and preserve, (a) all of its properties (tangible and intangible) which are necessary in the conduct of its business in good working order and condition, subject to ordinary wear and tear, casualty and condemnation excepted, (b) all rights, permits, licenses, approvals and privileges (including all Permits) used or useful or necessary in the conduct of its business and (c) all registered patents, trademarks, trade names, copyrights, service marks and other intellectual property with respect to its business; except in each case where the failure to so maintain and preserve could not, in the aggregate, be reasonably expected to result in a Material Adverse Effect.
          Section 6.11 Application of Proceeds.
          The Borrowers shall use the entire amount of the proceeds of the Loans and Letters of Credit as provided in Section 4.12.
          Section 6.12 Environmental.
          The Administrative Borrower shall, and shall cause each of its Restricted Subsidiaries, and Joint Ventures managed by any of them, to comply in all material respects with Environmental Laws and, without limiting the foregoing, the Administrative Borrower shall, at its (or if applicable, such Joint Venture’s) sole cost and expense, upon receipt of any notification or otherwise obtaining knowledge of any Release or other event that individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect, (a) conduct or pay (or, if applicable, cause such Joint Venture to pay) for consultants to conduct, tests or assessments of environmental conditions at such operations or properties, including the investigation and testing of subsurface conditions and (b) take such Remedial Action, and undertake such investigation or other action as required by Environmental Laws or as any Governmental Authority requires or as is appropriate and consistent with good business practice to address the Release or event and otherwise ensure compliance with Environmental Laws.
          Section 6.13 Additional Subsidiary Borrowers; Additional Collateral.
          (a) To the extent not delivered to the Administrative Agent on or before the Effective Date, the Administrative Borrower promptly shall, and shall cause each of its

Restricted Subsidiaries promptly to, in the case of any Restricted Subsidiary that is a Domestic Subsidiary owning 5% or more of the Total Assets of the Administrative Borrower and its Restricted Subsidiaries or contributing 5% or more of the Consolidated Net Income of the Administrative Borrower and its Restricted Subsidiaries for the immediately preceding four fiscal quarters, cause such Restricted Subsidiary to become a party hereto as an additional Subsidiary Borrower. Notwithstanding anything herein to the contrary, in the event that at any time the Subsidiaries of the Administrative Borrower (other than those Subsidiaries engaged in the business of originating residential home loans, title insurance and reinsurance) that are not Borrowers own, in the aggregate for all such Subsidiaries, 5% or more of the Total Assets of the Administrative Borrower and its Restricted Subsidiaries or contribute 5% or more of the Consolidated Net Income of the Administrative Borrower and its Restricted Subsidiaries for the immediately preceding four fiscal quarters, the Administrative Borrower shall promptly cause such number of its Subsidiaries to become a party hereto as additional Subsidiary Borrowers so that the Subsidiaries of the Administrative Borrower that are not Subsidiary Borrowers do not own, in the aggregate for all such Subsidiaries, 5% or more of the Total Assets of the Administrative Borrower and its Restricted Subsidiaries or contribute 5% or more of the Consolidated Net Income of the Administrative Borrower and its Restricted Subsidiaries for the immediately preceding four fiscal quarters. Prior to any Subsidiary of the Administrative Borrower incurring, or having outstanding (including, without limitation, the Senior Notes or the Subordinated Notes) any guaranty obligation in respect of other Indebtedness of the Administrative Borrower or any Restricted Subsidiary, the Administrative Borrower shall promptly cause such Subsidiary to become a party hereto as an additional Subsidiary Borrower. Each of the Borrowers agrees that, if, pursuant to this Section 6.13, the Administrative Borrower shall be required to cause any Subsidiary that is not a Subsidiary Borrower to become an additional Subsidiary Borrower, or if for any reason the Administrative Borrower desires any such Subsidiary to become an additional Subsidiary Borrower, such Subsidiary shall execute and deliver to the Administrative Agent (i) a Credit Agreement Supplement and (ii) a joinder agreement to any applicable Collateral Document shall thereafter for all purposes be a party to this Agreement and have the same rights, benefits and obligations as a Borrower on the Effective Date.
          (b) With respect to any Person that is or becomes a Subsidiary of any Loan Party or any Unrestricted Subsidiary that is designated a Restricted Subsidiary after the Effective Date, the Administrative Borrower shall, subject to Section 10.23(b) and the Intercreditor Agreement, promptly (and in any event within 30 days after such person becomes a Subsidiary or such Unrestricted Subsidiary is designated a Restricted Subsidiary) (i) deliver to the Administrative Agent the certificates, if any, representing all of the Stock of such Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Stock, and all intercompany notes valued in excess of $1,000,000 owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (ii) to the extent such Subsidiary does not become a Subsidiary Borrower pursuant to clause (a) above, cause such Subsidiary (A) to execute a joinder agreement or such comparable documentation to the Guaranty to become a Subsidiary Guarantor and a joinder agreement to the applicable Collateral Documents, substantially in the forms annexed thereto or, in the case of a Foreign Subsidiary, execute a security agreement compatible with the laws of such Foreign Subsidiary’s jurisdiction in form and substance reasonably satisfactory to the Administrative Agent, and (B) to take all actions necessary or advisable in the opinion of the Administrative Agent to cause the Lien created by the applicable Collateral Document to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent. Notwithstanding the foregoing, (1) the Stock required to be delivered to the Administrative Agent pursuant to clause (i) of this Section 6.13(b) shall not include any Stock of a Foreign Subsidiary created or acquired after the Effective Date and (2) no Foreign Subsidiary shall be required to take the actions specified in clause (ii) of this Section 6.13(b), if, in the case of either clause (1) or (2), doing so would constitute an investment of earnings in United States property under Section 956 (or a successor provision) of the Code, which investment would or could reasonably be expected to trigger an increase in the net income of a United States shareholder of such Subsidiary pursuant to Section 951 (or a successor provision) of the Code, as reasonably determined by the Administrative Agent and the Administrative Borrower; provided that this exception shall not apply to (A) Voting Stock of any Subsidiary which is a first-tier controlled foreign corporation (as defined in Section 957(a) of the Code) representing 66% of the total voting power of all outstanding Voting Stock of such Subsidiary and (B) 100% of the Stock not constituting Voting Stock of any such Subsidiary, except that any such Stock constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2), as reasonably determined by the Administrative Agent and the Administrative Borrower, shall be treated as Voting Stock for purposes of this Section 6.13(b).
          Section 6.14 Security Interests; Further Assurances.
          Subject to the terms of the Intercreditor Agreement, the Administrative Borrower shall promptly, upon the reasonable request of the Administrative Agent or any Lender, at the Administrative Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Collateral Documents or otherwise deemed by the Administrative Agent reasonably necessary or desirable for the continued validity, perfection and first priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by the applicable Collateral Document, or obtain any consents or waivers as may be necessary or appropriate in connection therewith. Subject to the terms of the Intercreditor Agreement, the Administrative Borrower shall promptly deliver or cause to be delivered to the Administrative Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent as the Administrative Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Collateral Documents. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, the Administrative Borrower shall promptly execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may require. Within 30 days following the last calendar day of each quarter, the Administrative Borrower shall deliver a determination of the appraised value of any Mortgaged Property that is a Borrowing Base Asset at such time by a third party independent appraiser meeting FIRREA requirements and selected by the Administrative Agent (for the account of the Lenders) based upon FIRREA requirements, including, where appropriate, standards for mass appraisals, and otherwise in form and substance satisfactory to the Administrative Agent and consistent with appraisals delivered by the Administrative Borrower on the Effective Date.
          Section 6.15 Information Regarding Collateral.
          No Loan Party shall effect any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, (iii) in any Loan Party’s identity or organizational structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Administrative Agent not less than 30 days’ prior written notice (in the form of an Officers’ Certificate), or such lesser notice period agreed to by the Administrative Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Administrative Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Administrative Agent to maintain the validity, perfection and first priority (subject only to Liens securing obligations under the First Lien Term Loan Credit Loan Documents and Customary Permitted Liens to the extent created pursuant to any applicable law) ranking of the security interest of the Administrative Agent for the benefit of the Secured Parties in the Collateral, if applicable, to the extent required by the Loan Documents. Each Loan Party agrees to promptly provide the Administrative Agent with certified Constituent Documents reflecting any of the changes described in the preceding sentence. Each Loan Party also agrees to promptly notify the Administrative Agent of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral is located (including the establishment of any such new office or facility), other than changes in location to a Mortgaged Property.
          Section 6.16 Designation of Restricted and Unrestricted Subsidiaries.
          The Board of Directors may designate any Subsidiary of the Administrative Borrower to be an Unrestricted Subsidiary if (i) immediately after giving pro forma effect to such designation, no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) the Subsidiary to be so designated:
     (a) does not own any Stock or Indebtedness of, or own or hold any Lien on any property of, the Administrative Borrower or any other Restricted Subsidiary or is not otherwise required by the terms of this Agreement to be a Restricted Subsidiary, a Borrower or a Guarantor;
     (b) has no Indebtedness other than Indebtedness:
     (1) as to which neither the Administrative Borrower nor any of its Restricted Subsidiaries (A) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (B) is directly or indirectly liable as a guarantor or otherwise, or (C) constitutes the lender; provided, however, that the designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Administrative Borrower and its Restricted Subsidiaries at the date of such designation and the Administrative Borrower or a Restricted Subsidiary may, to the extent permitted by Section 7.2(i), make an Investment in an Unrestricted Subsidiary at any time on or following the date such Subsidiary is designated as an Unrestricted Subsidiary in accordance with this Section 6.16; and
     (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than any guarantee permitted by the proviso to the preceding clause (1)) of the Administrative Borrower or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity;
     (c) is not party to any agreement, contract, arrangement or understanding with the Administrative Borrower or any Restricted Subsidiary of the Administrative Borrower unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Administrative Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Administrative Borrower;
     (d) is a Person with respect to which neither the Administrative Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (1) to subscribe for additional Stock or (2) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;
     (e) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Administrative Borrower or any of its Restricted Subsidiaries; and
     (f) has at least one director on its board of directors that is not a director or executive officer of the Administrative Borrower or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Administrative Borrower or any of its Restricted Subsidiaries.
          Unless so designated as an Unrestricted Subsidiary, any Person that is or becomes a Subsidiary of the Borrower will be classified as a Restricted Subsidiary.
          Upon designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with this covenant, such Restricted Subsidiary shall be automatically released from the Guaranty previously made by such Restricted Subsidiary and, if such Restricted Subsidiary is a Borrower, shall be automatically released from the Loan Documents (but the pledge and grant of security interest in the Stock of such Restricted Subsidiary shall not be released upon such designation). The Administrative Agent (or any other representative holding security in Collateral) will, at the Administrative Borrower’s expense, execute and deliver to the Administrative Borrower such documents as the Administrative Borrower may reasonably request to evidence such release.
          The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary, if, immediately after giving pro forma effect to such designation, no Default or Event of Default shall have occurred and be continuing or would result therefrom and the provisions of Section 6.13 shall be applicable to such newly-designated Restricted Subsidiary.
          Any such designation or redesignation by the Board of Directors will be evidenced to the Administrative Agent by filing with the Administrative Agent (within five Business Days after adoption of such resolution) a board resolution giving effect to such designation or redesignation and an officers’ certificate signed by two Responsible Officers that:
     (a) certifies that such designation or redesignation complies with the preceding provisions; and
     (b) gives the effective date of such designation or redesignation.
          The Administrative Borrower shall not enter into, or permit a Restricted Subsidiary to enter into, any transaction with an Unrestricted Subsidiary that, if in effect at the time of designation of such Subsidiary as an Unrestricted Subsidiary, would be inconsistent with the above restrictions as to designation of Restricted Subsidiaries as Unrestricted Subsidiaries.
          Section 6.17 Mortgage Requirements.
          (a) With respect to any Real Property (other than Excluded Real Property) acquired after the Effective Date and owned in fee by a Loan Party, within 90 days of the acquisition thereof, such Loan Party shall deliver to the Administrative Agent or its designee (such Person, the “Applicable Person”) a security interest in and Mortgage on each Real Property owned in fee by such Loan Party and, with respect to any Excluded Real Property described in clause (i) or clause (ii) of the definition thereof, within 90 days of the filing or recording of a subdivision plat, map or similar instrument, or the supplemental declaration, as the case may be, with respect to the applicable Entitled Land, the applicable Loan Party shall deliver to the Applicable Person a security interest in and Mortgage on such Entitled Land (which, in the case of such clause (ii) shall cover individual condominium units) and such Entitled Land shall no longer constitute Excluded Real Property.
          (b) The Administrative Borrower shall use its commercially reasonable efforts to cause each such Mortgage to be recorded in the appropriate land records of the applicable Governmental Authority within 30 days of the date of delivery of such Mortgage pursuant to Section 6.17(a). At the time the Administrative Borrower delivers a monthly Borrowing Base Certificate to the Administrative Agent, the Administrative Borrower shall also provide or cause to be provided to the Administrative Agent a reasonably detailed status report of the recording process with respect to such Mortgages.

          (c) The Administrative Borrower shall use its commercially reasonable efforts to cause the Mortgage Requirements (other than clause (ii) of the definition of “Mortgage Requirements”) with respect to each Mortgage delivered pursuant to Section 6.17(a) to be fully satisfied, at the sole expense of the Loan Parties, within 60 days of the date of delivery of such Mortgage.
          (d) Simultaneously with delivery of a Borrowing Base Certificate calculated as of the end of each March, June, September and December, the Administrative Borrower shall provide a recalculation of the Required Title Insurance Amount with respect to each ALTA lender’s policy of title insurance insuring a Mortgage (other than a Mortgage of Real Property located in the state of Texas) and if the amount of such policy is less than the Required Title Insurance Amount for such policy taking into account applicable tie-in endorsements, the Administrative Borrower shall within 30 days of the end of such month increase the amount of such policy as necessary to equal the then Required Title Insurance Amount for such policy.
          (e) If on March 15th of each calendar year after the Effective Date, the Current Title Insurance Value (as defined below) of Mortgaged Property located in Texas covered by any First Mortgage Group exceeds by $2,000,000 or more the sum of (i) the aggregate policy amounts of the applicable First Mortgage Group Title Policies (as defined below), taking into account the tie-in endorsements with respect thereto, plus (ii) the aggregate policy amounts of all ALTA lender’s policies of title insurance which have been issued on the same date as such First Mortgage Group Title Policies with tie-in endorsements insuring any group of then outstanding deeds of trust covering such Mortgaged Property and securing the Second Lien Loans, then no later than April 15 of such calendar year, the Administrative Borrower shall, at its cost and expense, deliver to the Applicable Person new ALTA policies of title insurance covering each Mortgage in such First Mortgage Group in a policy amount equal to the Required Title Insurance Amount with respect to such Mortgage determined as of January 31st of such calendar year, and otherwise satisfying the requirements of clause (ii) of the definition of “Mortgage Requirements”, with tie-in endorsements to all other such policies then being issued. For the purposes of this Section 6.17(e), the following terms shall have the following meanings:
(i) “Current Title Insurance Value” means the aggregate value of the Mortgaged Property located in Texas covered by a First Mortgage Group, determined as of January 31st of the applicable calendar year in conformity with GAAP.
(ii) “First Mortgage Group” means any group of then outstanding Mortgages that have been delivered on or prior to March 15th of the applicable calendar year and after March 16 of the prior calendar year (or, in the case of March 15, 2008, after the Effective Date) (excluding Mortgages covering Mortgaged Property located in Texas that appears for the first time in the Borrowing Base for the month ending January 31st of such calendar year), with respect to which First Mortgage Group Title Policies have been issued.
(iii) “First Mortgage Group Title Policies” means policies of title insurance satisfying the requirements of clause (ii) of the definition of “Mortgage

Requirements” have been issued on the same date with tie-in endorsements insuring the Mortgages in any First Mortgage Group.
          (f) The Administrative Borrower shall use its best efforts to cause each Mortgage delivered on the Effective Date to be recorded in the appropriate land records of the applicable Governmental Authority within 30 days of the Effective Date.
          Section 6.18 Release of Mortgaged Property; Subordination; Consent.
     (a) A Loan Party may, without the consent of any Lender, the Administrative Agent or any other Person, (i) make immaterial dispositions (including, but not limited to, lot line adjustments) of portions of the Mortgaged Property for dedication or public use to, or permit the creation of Liens to secure the levy of special assessments in favor of, Governmental Authorities, community development districts and property owners’ associations, (ii) make immaterial dispositions of portions of the Mortgaged Property to third parties for the purpose of resolving any encroachment issues, (iii) grant easements, restrictions, covenants, reservations and rights-of-way for resolving minor encroachment issues or for access, water and sewer lines, telephone, cable and internet lines, electric lines or other utilities or for other similar purposes, and (iv) consent to or join in any land use or other development approval documents (including subdivision plats, easements and the like) provided that such disposition, grant or consent is usual and customary in the normal course of the Administrative Borrower’s development business or otherwise does not materially impair the value, utility or operation of the applicable Mortgaged Property. In connection with any disposition or creation of any Lien or any grant or consent permitted pursuant to this Section 6.18(a), the Applicable Person shall execute and deliver any instrument reasonably necessary or appropriate in the case of the dispositions referred to above to release the portion of the Mortgaged Property affected by such disposition from the Lien of the applicable Mortgage, or to subordinate the Lien of the applicable Mortgage, or acknowledge that the Lien of any Mortgage is subordinate, to such Liens, easements, restrictions, covenants, reservations and rights-of-way or other similar grants, or to evidence such consent or joinder, in each case upon receipt by the Applicable Person of (A) 5 Business Days’ prior written notice thereof; (B) a copy of the applicable instrument or instruments of disposition or subordination; and (C) a certificate from a Responsible Officer stating that such disposition is usual and customary in the normal course of the Administrative Borrower’s development business or otherwise does not materially impair the value, utility or operation of the applicable Mortgaged Property.
     (b) Mortgaged Property included in any Contract for Sale entered into in the ordinary course of business shall be released by the Applicable Person from the Lien of the applicable Mortgage or Mortgages upon delivery to the Applicable Person or its designee of the following:
     (i) At least 5 Business Days prior to the requested date of release, a notice identifying the applicable Mortgage or Mortgages and the portion of the Mortgaged Property that such Loan Party is seeking to be released; and
     (ii) A copy of the settlement statement showing the amount of net sales proceeds; provided that with respect to any Contract for Sale closed between July 1, 2007 and July 20, 2007, the Administrative Borrower may deliver a certification of a Responsible Officer that such sales have occurred in lieu of the settlement statement, in which event the Administrative Borrower shall deliver copies of settlement statements with respect to such sales as soon as reasonably practicable.
Upon receipt of the foregoing, the Applicable Person or its designee shall promptly cause the partial release of the applicable Mortgage with respect to the portion of the applicable Mortgaged Property requested by the Administrative Borrower. Such partial release shall be without recourse and without any warranty, express or implied.
     (c) Mortgaged Property included in any Asset Sale shall be released by the Applicable Person from the Lien of the applicable Mortgage upon delivery to the Applicable Person of the following:
     (i) At least 5 Business Days prior to the requested date of release, a notice identifying the applicable Mortgage or Mortgages and the portion of the Mortgaged Property that such Loan Party is seeking to be released in connection with such Asset Sale;
     (ii) A certification of a Responsible Officer dated the date of the release that no Event of Default has occurred and is continuing and that no Default or Event of Default will result from giving effect to the requested release;
     (iii) A pro forma Borrowing Base Certificate giving effect to such Asset Sale; and
     (iv) A copy of the settlement statement or closing statement showing the amount of Net Sales Proceeds in connection with such Asset Sale.
     (d) In no event shall any release of any mortgage, deed of trust, trust deed or similar instrument securing the January 2007 Credit Agreement that is delivered on the Effective Date be effective until after the recording of the Mortgage delivered on the Effective Date in replacement of such mortgage, deed of trust, trust deed or similar instrument.
          Section 6.19 Appraised Value Percentage.
          (a) Not later than each February 1, May 1, August 1 and November 1 of each calendar year from August 1, 2007, through the Scheduled Revolving Credit Termination Date, the Appraiser shall deliver to the Administrative Agent and the Administrative Borrower a report determining the Appraised Value Percentage with respect to Completed Unsold Homes, Land/Lots Under Development, Unimproved Land and Unsold Homes Under Construction in accordance with Section 6.19(b).
          (b) The respective Appraised Value Percentage of (i) Completed Unsold Homes, Land/Lots Under Development and Unimproved Land shall be a fraction (expressed as a decimal) (x) the numerator of which shall be the appraised value (determined in accordance with

Section 6.19(c)) of a portion of the Completed Unsold Homes, Land/Lots Under Development or Unimproved Land, as the case may be, included in the most recent Borrowing Base Certificate delivered by the Administrative Borrower and selected by the Appraiser as a representative sample of the value of all such Completed Unsold Homes, Land/Lots Under Development or Unimproved Land, as the case may be, and (y) the denominator of which shall be the value determined in conformity with GAAP (net of any impairment charges taken with respect to such Completed Unsold Homes, Land/Lots Under Development or Unimproved Land, as the case may be) of the Completed Unsold Homes, Land/Lots Under Development or Unimproved Land, as the case may be, appraised by the Appraiser in accordance with subclause (x) of this clause (i), and (ii) Unsold Homes Under Construction shall be a fraction (expressed as a decimal) (x) the numerator of which shall be the appraised value (determined in accordance with Section 6.19(c)) of a portion of the Unsold Homes Under Construction included in the most recent Borrowing Base Certificate delivered by the Administrative Borrower and selected by the Appraiser as a representative sample of the value of all such Unsold Homes Under Construction, and (y) the denominator of which shall be the total budget on an “as-completed” basis of the Unsold Homes Under Construction appraised by the Appraiser in accordance with subclause (x) of this clause (ii).
          (c) The appraised values of Completed Unsold Homes, Land/Lots Under Development, Unimproved Land and Unsold Homes Under Construction utilized in Section 6.19(b) shall be determined by the Appraiser (i) as of a date not earlier than the end of the calendar quarter prior to the date of the applicable report described in Section 6.19(a), (ii) in accordance with applicable FIRREA requirements, including standards for mass appraisals, and (iii) otherwise in accordance with an appraisal methodology reasonable acceptable to the Administrative Agent from time to time. In the case of Unsold Homes Under Construction, the appraised values shall be determined on a completed value basis.
          (d) The respective Appraised Value Percentages to be utilized by the Administrative Borrower in preparation of the Borrowing Base Certificate referred to in Section 3.1(a)(xii) shall be based upon a report delivered by the Appraiser to the Administrative Agent and the Administrative Borrower prior to the Effective Date determining the respective Appraised Value Percentages in accordance with Section 6.19(b), based upon appraised values as of June 30, 2007.
          Section 6.20 Designated Account Deposits.
          (a) The Administrative Borrower shall, and shall cause each Subsidiary Borrower to, cause all of its Unrestricted Cash to be paid into and maintained in a Designated Account or in a Deposit Account or Securities Account which, upon execution and delivery of a Deposit Account Control Agreement and compliance with Section 6.22, will constitute a Designated Account.
          (b) The Administrative Borrower shall, and shall cause each Subsidiary Borrower to, (i) cause all payments made to the Administrative Borrower or such Subsidiary Borrower, as the case may be, to be deposited directly into a Designated Account, and (ii) instruct each Affiliated Title Company to make all payments constituting Escrow Proceeds Receivable payable by such Affiliated Title Company by wire or intrabank transfer into a Designated

Account or into a Deposit Account or Securities Account which, upon execution and delivery of a Deposit Account Control Agreement and compliance with Section 6.22, will constitute a Designated Account.
          Section 6.21 Maintenance of Ratings. Each Loan Party shall use commercially reasonable efforts to cause the Loans and Administrative Borrower’s corporate credit to continue to be rated by Standard & Poor’s Ratings Group and Moody’s Investors Service Inc. (but not to maintain a specific rating).
          Section 6.22 Post-Closing Requirements.
          (a) Subject to Section 6.22(b), with respect to each Deposit Account and each Securities Account maintained by any Loan Party and in respect of which the Deposit Account Security Agreement or the Security Agreement, as applicable, requires the Administrative Agent to obtain “control”, such Loan Party deliver to the Administrative Agent, within 30 days of the Effective Date (as such date may be extended by the Administrative Agent in its sole discretion), a Deposit Account Control Agreement (or an amendment to the existing Deposit Account Control Agreement then in effect) executed by such Loan Party and the depositary bank or securities intermediary maintaining such Deposit Account or Securities Account together with an opinion of Kirkland and Ellis LLP, counsel to the Loan Parties, with respect thereto, each in form and substance reasonably satisfactory to the Administrative Agent.
          (b) The Administrative Borrower shall deliver to the Administrative Agent, within 30 days of the Effective Date, either (i) satisfactory evidence that the bank accounts of the Transeastern JV Entities listed on Schedule 6.22 shall have been closed or (ii) an executed Deposit Account Control Agreement with respect to such accounts.
          (c) The Administrative Borrower shall deliver to the Administrative Agent, within 30 days of the Effective Date (as such date may be extended by the Administrative Agent in its sole discretion), agreements in an appropriate form for recording in the applicable federal office executed by each Loan Party that owns any intellectual property required to be pledged pursuant to the Security Agreement.
ARTICLE VII
NEGATIVE COVENANTS
          As long as any of the Obligations (other than contingent indemnification obligations) or the Revolving Credit Commitments remain outstanding, unless the Requisite Lenders otherwise consent in writing, the Borrowers agree with the Lenders and the Administrative Agent that:
          Section 7.1 Liens, Etc.
          The Administrative Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, create or suffer to exist, any Lien upon or with respect to any of its properties or assets, whether now owned or hereafter acquired, or assign, or permit any of its Restricted Subsidiaries to assign, any right to receive income, except for:
     (a) Liens (other than Customary Permitted Liens and purchase money Liens) granted by the Administrative Borrower or any Restricted Subsidiary of the Administrative Borrower existing on the Effective Date and disclosed on Schedule 7.1;
     (b) Liens securing obligations of the Loan Parties under (i) the First Lien Term Loan Documents and (ii) the Second Lien Loan Documents, but only to the extent that all Liens securing the obligations of the Loan Parties under the Second Lien Loan Documents are at all times subordinated to the Liens created under the Collateral Documents on the terms set forth in the Intercreditor Agreement;
     (c) Customary Permitted Liens of the Administrative Borrower and its Restricted Subsidiaries;
     (d) Liens securing Indebtedness permitted to be incurred pursuant to Section 7.4(e), limited to the property purchased with the proceeds of such purchase money Indebtedness or subject to such Capital Lease; provided, however, that no Lien that attaches to any Borrowing Base Asset shall be permitted by this clause (d);
     (e) any Lien securing the renewal, extension, refinancing or refunding of any Indebtedness secured by any Lien permitted by clause (a), (b), (d) or (e) of this Section 7.1 without any material change in the assets subject to such Lien;
     (f) Liens on its interest in Joint Ventures securing Indebtedness of such Joint Ventures;
     (g) Liens securing the Obligations and Liens securing Secured Hedging Contracts to the extent secured by the Collateral;
     (h) any attachment or judgment Liens which do not constitute an Event of Default;
     (i) Liens (i) of a collection bank arising under Section 4-0210 of the Uniform Commercial Code on items in the course of collection; and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;
     (j) Liens on insurance proceeds paid by an insurer (or its agent) and deposits held by an insurer (or its agent) arising in the ordinary course of business in connection with the financing of insurance premiums payable to such insurer (or its agent);
     (k) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Loan Party or Restricted Subsidiary in the ordinary course of business in accordance with the past practices of such Loan Party or Restricted Subsidiary;

     (l) any interest or title of a licensor, sublicensor, lessor or sublessor under any license or operating or true lease agreement in which a Loan Party or Restricted Subsidiary is the licensee or lessee;
     (m) Liens arising by operation of law under Article 2 of the UCC in favor of reclaiming seller of goods or buyer of goods;
     (n) Liens on securities which are the subject of repurchase agreements incurred in the ordinary course of business in connection with an investment in a Cash Equivalent;
     (o) security given to a public or private utility or any Governmental Authority as required in the ordinary course of business;
     (p) Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Loan Parties and Restricted Subsidiaries in the ordinary course of business;
     (q) deposits or security provided to land banks or other third parties in connection with the purchase of land;
     (r) Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition; and
     (s) Liens securing obligations (including Indebtedness) not in excess of $15,000,000 at any time outstanding;
provided that at the time any Liens are incurred pursuant to clause (f), (q) or (s), and after giving effect thereto, the then Available Revolving Credit shall be greater than $50,000,000.
          Section 7.2 Investments.
          The Administrative Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly make or maintain any Investment except for:
     (a) Investments existing on the Effective Date and disclosed on Schedule 7.2;
     (b) Investments in cash and Cash Equivalents;
     (c) Investments in accounts, contract rights and chattel paper (each as defined in the UCC), notes receivable and similar items arising or acquired in the ordinary course of business consistent with the past practice of the Administrative Borrower and its Subsidiaries;

     (d) Investments received in settlement of amounts due to the Administrative Borrower or any Subsidiary of the Administrative Borrower effected in the ordinary course of business;
     (e) Investments by (i) the Administrative Borrower in any Subsidiary Borrower, or by any Subsidiary Borrower in the Administrative Borrower or any other Subsidiary Borrower, (ii) a Subsidiary that is not a Subsidiary Borrower in the Administrative Borrower or any Restricted Subsidiary or (iii) after the Effective Date, the Administrative Borrower or any Subsidiary Borrower in the Administrative Borrower’s Subsidiaries engaged in the business of originating residential home loans, title insurance and reinsurance not to exceed in the aggregate at any time 5% of Adjusted Consolidated Tangible Net Worth; provided that any Investment in the form of a loan or advance in excess of $1,000,000 shall be evidenced by an intercompany note and, in the case of a loan or advance by a Loan Party, pledged by such Loan Party as Collateral pursuant to the Collateral Documents;
     (f) loans or advances to employees of the Administrative Borrower or any of its Subsidiaries in the ordinary course of business in an aggregate outstanding amount at any time not to exceed $3,000,000;
     (g) advances on sales commissions to the sales agents in the ordinary course of business of the Administrative Borrower or any of its Restricted Subsidiaries;
     (h) Investments in the same line of business as, or a complementary line of business to, the financial services, insurance services or brokerage businesses engaged in by certain of the Administrative Borrower’s Subsidiaries on the Effective Date that are not otherwise permitted hereby in an aggregate outstanding amount at any time not to exceed $25,000,000 plus the amount of Net Cash Proceeds retained in connection with an Equity Issuance;
     (i) net cash Investments (including letters of credit) made in, and contributions and loans made to, Unaffiliated Joint Ventures and Unaffiliated Unrestricted Subsidiaries after the Effective Date in an aggregate amount not to exceed at any one time outstanding, after giving effect to such Investment, 12.5% of Adjusted Consolidated Tangible Net Worth plus all cash returns, cash dividends and cash distributions (or the fair market value of any non-cash returns, dividends and distributions) received by the Administrative Borrower or any of its Restricted Subsidiaries with respect to Unaffiliated Joint Ventures or Unaffiliated Unrestricted Subsidiaries; provided that it shall be a condition to any Investment pursuant to this clause (i) that the Administrative Borrower, a Subsidiary Borrower and or any other Restricted Subsidiary acquiring such Investment (1) shall pledge and grant a security interest in its equity ownership interest in, or instruments evidencing Indebtedness owing to it by, such Unaffiliated Joint Venture or such Unaffiliated Unrestricted Subsidiary in favor of the Administrative Agent for the ratable benefit of the Lenders by executing and/or delivering a Pledge Agreement, other related documents and instruments and an opinion of legal counsel for such pledgor, each in form and substance satisfactory to the Administrative Agent, except that the forgoing shall not apply to such Investments of up to $25,000,000 in the aggregate if the Unaffiliated Joint Venture is one listed on Schedule 7.2 and (2) shall not become a general partner of any such Unaffiliated Joint Venture or Unaffiliated Restricted Subsidiary on or after the Effective Date;
     (j) Investments in Permitted Acquisitions; provided that after giving effect to any such Investment, the Total Leverage Ratio of the Administrative Borrower would not exceed 1.25:1.00 and the Interest Coverage Ratio would not be less than 1.75:1.00, in each case as of the last day of the most recently completed fiscal quarter;
     (k) Investments under deferred compensation agreements;
     (l) extensions of trade in the ordinary course of business;
     (m) Investments and contingent obligations permitted by Section 7.4;
     (n) the Acquisition;
     (o) Investments in non-cash consideration (x) constituting inventory received in connection with dispositions of assets in the ordinary course of business or (y) in connection with an exchange of like assets (to the extent allowable under Section 1031 of the Code (or comparable or successor provision)) of the Administrative Borrower or any of its Subsidiaries;
     (p) any Investment resulting from entry into any Secured Hedging Contract permitted herein;
     (q) customary security deposits made by the Borrower and its Subsidiaries under leases and with utility companies;
     (r) make prepayments and deposits to suppliers in the ordinary course of business;
     (s) earnest money required in connection with and to the extent permitted by Permitted Acquisitions;
     (t) Investments to the extent such Investments reflect an increase in the value of Investments otherwise permitted under this Section 7.2;
     (u) Investments in deposit accounts or securities accounts opened in the ordinary course of business so long as such deposit accounts or securities accounts are subject to deposit account control agreements or securities account control agreements if required hereunder;
     (v) Loan Parties may capitalize or forgive any Indebtedness owed to it by other Loan Parties;

     (w) Investments in connection with securing deposits provided in connection with the acquisition of land; and
     (x) Investments in Joint Venture Acquisitions to the extent made with the proceeds of any Equity Issuance or the portion of Excess Cash Flow not required to be used to repay Indebtedness pursuant to Section 2.8(c) or to repay First Lien Term Loans or Second Lien Loans;
provided, however, that for purposes of determining the amount of any Investment hereunder, the amount of any Investment of any Person outstanding at any time shall be the aggregate amount of cash expended to make such Investment (or, if non-cash property was utilized, the fair market value thereof), less (i) all cash returns, cash dividends and cash distributions (or the fair market value of any non-cash returns, dividends and distributions) received by such Person (including as a result of making such Joint Venture into a Borrower or a Guarantor), less (ii) all liabilities expressly assumed by another Person in connection with the sale of such Investment.
          Section 7.3 Restricted Payments.
          The Administrative Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment except for:
     (a) Restricted Payments by any Subsidiary of the Administrative Borrower to the Administrative Borrower or any Restricted Subsidiary;
     (b) [reserved];
     (c) other dividends and distributions (i) not to exceed the sum of (A) $2,000,000 in any fiscal year plus (B) 5% of cumulative Consolidated Net Income since July 1, 2007 if the Total Leverage Ratio of the Administrative Borrower would be not more than 1.25:1.00 and the Interest Coverage Ratio would not be less than 1.75:1.00, in each case as of the last day of the most recently completed fiscal quarter after giving effect to such dividend or distribution plus (C) 1.0% per annum of proceeds actually received from the sale of Qualified Capital Stock of the Administrative Borrower or (ii) paid solely in shares of the common Stock of the Administrative Borrower;
     (d) any payment made with respect to the Transactions on or before the Effective Date; and
     (e) AHYDO Catch-Up Payments (as defined in the Second Lien Credit Agreement as in effect on the Effective Date).
provided, however, that the Restricted Payments described in clause (b) or (c)(i) above shall not be permitted if either (A) an Event of Default or Default shall have occurred and be continuing at the date of declaration or payment thereof or would result therefrom or (B) such Restricted Payment is prohibited under the terms of any Indebtedness (other than the Obligations) of the Administrative Borrower or any of its Subsidiaries; provided, further, that (i) the Restricted

Payments described in clause (b) or (c)(i) above shall not be permitted unless before and after giving effect to such Restricted Payments, the Administrative Borrower shall be in compliance with the financial covenants contained in Article V on a pro forma basis.
          Section 7.4 Limitation on Indebtedness.
          The Administrative Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except for:
     (a) Indebtedness incurred under this Agreement and the other Loan Documents;
     (b) (i) Indebtedness outstanding on the Effective Date and listed on Schedule 7.4(b); (ii) Permitted Refinancing Indebtedness of any Indebtedness described in clause (i); (iii) Indebtedness incurred pursuant to the First Lien Term Loan Agreement as in effect on the Effective Date; and (iv) Indebtedness incurred pursuant to the Second Lien Credit Agreement as in effect on the Effective Date; provided that, in the case of any replacement or refinancing after the Effective Date, (x) the First Lien Administrative Agent and the Second Lien Administrative Agent shall enter into the Intercreditor Agreement with the Administrative Agent to the extent the Obligations are outstanding, (y) the aggregate principal amount of the replacement or refinancing Indebtedness shall be less than or equal to the principal amount (including any accreted or capitalized amount) then outstanding of Indebtedness being refinanced, plus any required premiums and other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and any amount equal to any existing commitments unutilized thereunder; and (z) none of the First Lien Term Loan Documents or the Second Lien Loan Documents shall include any provisions, terms or conditions that would not be permitted, under Article 6 of the Intercreditor Agreement, in any amendment of the First Lien Term Loan Documents or the Second Lien Loan Documents, respectively;
     (c) Indebtedness under Hedging Obligations with respect to interest rates not entered into for speculative purposes; provided that if such Hedging Obligations relate to interest rates, (i) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Loan Documents and (ii) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;
     (d) Indebtedness in respect of purchase money obligations and Capital Lease Obligations, and refinancings in any amount not to exceed $10,000,000 at any time outstanding and any extensions, replacements or renewals thereof;
     (e) Indebtedness in respect of bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of any Loan Party in the ordinary course of business, including guarantees or obligations of any Loan Party with respect to letters of credit supporting such bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances (in each case other than for an obligation for money borrowed);
     (f) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;
     (g) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;
     (h) Indebtedness in an aggregate principal amount not to exceed $75,000,000 at any time outstanding;
     (i) Indebtedness between any Borrower and any other Borrower;
     (j) Contingent obligations in respect of Indebtedness otherwise permitted under this Section 7.4; provided that such contingent obligations are subordinated to the Obligations to the same extent as the Indebtedness to which it relates is subordinated to the Obligations;
     (k) Indebtedness incurred in connection with financing insurance premiums; and
     (l) Indebtedness incurred in connection with sale and leaseback transactions permitted pursuant to Section 7.9;
provided, however, that carve-out guaranties, completion guaranties or any other guaranty obligations with respect to Indebtedness of Joint Ventures of the Administrative Borrower or any of its Subsidiaries shall not constitute permitted Indebtedness under this Section 7.4 (other than pursuant to Section 7.4(b) or (h)).
          Section 7.5 Restriction on Fundamental Changes.
          The Administrative Borrower shall not, and shall not permit any of its Restricted Subsidiaries to enter into an agreement to affect, or effect, a Permitted Acquisition, if at the time thereof and after giving effect thereto, there would be a Default or Event of Default. Except for Permitted Acquisitions, the Administrative Borrower shall not, and shall not permit any of its Restricted Subsidiaries to (a) merge with any Person other than any Restricted Subsidiary into the Administrative Borrower or any Subsidiary Borrower, as long as the surviving entity of such merger is the Administrative Borrower or a Subsidiary Borrower, (b) consolidate with any Person other than any Restricted Subsidiary into the Administrative Borrower or any Subsidiary Borrower, as long as the surviving entity of such consolidation is the Administrative Borrower or a Subsidiary Borrower, (c) acquire all or substantially all of the Stock or Stock Equivalents of any Person, (d) acquire all or substantially all of the assets of any Person or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any

Person, (e) enter into any Joint Venture or partnership with any Person, other than pursuant to an Investment made pursuant to Section 7.2, or (f) create any Restricted Subsidiary unless, (I) after giving effect to such creation or acquisition, (x) no Default or Event of Default shall have occurred or be continuing, and (y) the Administrative Borrower is in compliance with Section 6.13, and (II) such Restricted Subsidiary is either (i) a Wholly-Owned Restricted Subsidiary, or (ii) created in connection with an Investment permitted pursuant to Section 7.2; provided that (i) any Subsidiary with assets (excluding goodwill) with a Fair Market Value less than $50,000 may liquidate, dissolve, or wind up its affairs or (ii) any Subsidiary may liquidate, dissolve or wind-up to the extent its assets are transferred to a Borrower; and provided, further, that nothing in this Section 7.5 shall prohibit the Administrative Borrower or any of its Restricted Subsidiaries from the sale of its assets in compliance with this Agreement.
     Section 7.6 Change in Nature of Business.
     The Administrative Borrower shall not, and shall not permit any of its Subsidiaries to, make any material change in the nature or conduct of its business as carried on at the Effective Date; provided that engaging in reasonably related businesses shall not constitute a material change.
     Section 7.7 Transactions with Affiliates.
     The Administrative Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, except as otherwise expressly permitted herein, do any of the following: (a) make any Investment in an Affiliate of the Administrative Borrower that is not a Restricted Subsidiary of the Administrative Borrower; (b) transfer, sell, lease, assign or otherwise dispose of any asset to any Affiliate of the Administrative Borrower that is not a Restricted Subsidiary of the Administrative Borrower; (c) merge into or consolidate with or purchase or acquire assets from any Affiliate of the Administrative Borrower that is not a Restricted Subsidiary of the Administrative Borrower; (d) repay any Indebtedness to any Affiliate of the Administrative Borrower that is not a Restricted Subsidiary of the Administrative Borrower; or (e) enter into any other transaction directly or indirectly with or for the benefit of any Affiliate of the Administrative Borrower that is not a Subsidiary Borrower (including guaranties and assumptions of obligations of any such Affiliate), except for (i) transactions in the ordinary course of business on a basis no less favorable to the Administrative Borrower or such Subsidiary Borrower as would be obtained in an arm’s length transaction with a Person not an Affiliate, (ii) salaries and other director or employee compensation or benefits to officers or directors of the Administrative Borrower or any of its Subsidiaries commensurate with current compensation and benefits levels, and (iii) indemnities of officers, directors and employees of the Administrative Borrower and its Subsidiaries permitted by their respective organizational documents and by applicable law; provided, however, that the Administrative Borrower shall not be prohibited under this Section 7.7 from (x) making payments of up to $2,000,000 per fiscal year to TOSI under the Management Services Agreement (or another similar agreement) or (y) performing its obligations under the Tax Allocation Agreement.
     Section 7.8 Restrictions on Subsidiary Distributions; No New Negative Pledge.

          The Administrative Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, (a) except (i) as set forth on Schedule 7.8, (ii) the Loan Documents, (iii) the First Lien Term Loan Documents or (iv) the Second Lien Loan Documents, agree to enter into or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of such Restricted Subsidiary to pay dividends or make any other distribution or transfer of funds or assets or make loans or advances to or other Investments in, or pay any Indebtedness owed to, the Administrative Borrower or any other Restricted Subsidiary of the Administrative Borrower, except for customary profit allocation provisions or (b) enter into or suffer to exist or become effective any agreement (except the Loan Documents, the First Lien Term Loan Documents or the Second Lien Loan Documents) prohibiting or limiting the ability of the Administrative Borrower or any Restricted Subsidiary of the Administrative Borrower to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, to secure the Obligations, including any agreement requiring any other Indebtedness or Contractual Obligation of the Administrative Borrower or any of its Restricted Subsidiaries to be equally and ratably secured with the Obligations other than in the case of clauses (a) or (b)(i) any agreements governing any purchase money Liens or Capital Lease Obligations or other secured Indebtedness otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (ii) customary restrictions on the assignment of leases and licenses entered into in the ordinary course of business, (iii) any agreement relating to the sale of any property pending the consummation of such sale, (iv) any agreement in effect at the time a Person becomes a Subsidiary of the Borrower, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary of the Borrower, (v) in the case of any joint venture which is not a Loan Party, such Person’s organizational or governing documents or pursuant to any joint venture agreement or stockholders agreements solely to the extent of the Equity Interests of or assets held in the subject joint venture or other entity or (vi) customary restrictions on the assignment of leases and licenses entered into in the ordinary course of business.
          Section 7.9 Sale/Leasebacks.
          The Administrative Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction covering any property with an aggregate Fair Market Value in excess of $10,000,000; provided, however, that the Administrative Borrower and its Restricted Subsidiaries may sell Model Homes in the ordinary course of business and leaseback such Model Homes so long as none of the Administrative Borrower or any of its Subsidiaries has any obligation to repurchase the leased Model Homes at the end of the lease term.
          Section 7.10 Compliance with ERISA.
          The Administrative Borrower shall not cause or permit to occur, and shall not permit any of its Restricted Subsidiaries to cause or permit to occur, or cause or permit any ERISA Affiliate to cause or permit to occur (a) an event which could result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA or (b) an ERISA Event that could be reasonably expected to result in a Material Adverse Effect.

          Section 7.11 Environmental.
          The Administrative Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, allow a Release of any Contaminant in violation of any Environmental Law, or otherwise violate any Environmental Law if such violation shall remain unremedied for 30 days after the earlier of (x) the date on which a Responsible Officer of any Loan Party obtains actual knowledge of such violation and (y) the date on which written notice thereof shall have been given to the Administrative Borrower by the Administrative Agent or any Lender; provided, however, that the Administrative Borrower shall not be deemed in violation of this Section 7.11 if, all such violations could not reasonably be expected to result in a Material Adverse Effect.
          Section 7.12 Designated Account Proceeds.
          The Administrative Borrower shall not, and shall not permit any Subsidiary Borrower, to withdraw or to instruct the transfer of any amounts from a Designated Account except for (i) transfers to another Designated Account and (ii) payments or withdrawals from a Designated Account solely for the purpose of paying current operating obligations of the Administrative Borrower and the Subsidiary Borrowers then due and payable incurred in the ordinary course of business as currently conducted and each such withdrawal or payment shall be deemed a representation by the Borrowers of compliance with such covenant; provided, however, that transfers may be made from a Designated Account to, and payments and withdrawals of the type described in clause (ii) may be made from, “zero-balance” payment accounts currently maintained by the Administrative Borrower and certain of the Subsidiary Borrowers with Wachovia Bank, National Association and linked to Designated Accounts maintained with Wachovia Bank, National Association, so long as (x) such accounts are not “deposit accounts” within the meaning of the UCC or (y) each such account is subject to a Deposit Account Control Agreement perfecting the Administrative Agent’s security interest in such account within a reasonable period of time after the Effective Date but in no event later than 30 days after notice from the Administrative Agent to the Administrative Borrower.
          Section 7.13 Limitation on Issuance of Stock
          The Administrative Borrower shall not permit any Subsidiary Borrower to issue any Stock or Stock Equivalent (including by way of sales of treasury stock), except (i) for stock splits, stock dividends and additional issuances of Stock which do not decrease the percentage ownership of any Subsidiaries in any class of the Stock of such Subsidiary and (ii) Subsidiaries of the Administrative Borrower formed after the Effective Date may issue Stock to a Borrower or the Subsidiary of a Borrower which is to own such Stock. All Stock issued in accordance with this Section 7.13(b) shall, to the extent required by Section 6.13 or any Pledge Agreement, be delivered to the Administrative Agent for pledge pursuant to the applicable Pledge Agreement.

          Section 7.14 Prepayments of Second Lien Loans; Modifications of Constituent Documents and Other Documents
          The Administrative Borrower shall not, and shall not permit any Subsidiary Borrower to:
     (a) make (or give any notice in respect thereof) any voluntary or optional payment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Second Lien Loans, except as otherwise permitted by Section 7.4(b).
     (b) amend or modify, or permit the amendment or modification of, any provision of any Settlement Document or any document governing any Indebtedness (other than any First Lien Term Loan Document or the Second Lien Loan Document, which may be amended or modified in accordance with the Intercreditor Agreement) having a principal amount of $10,000,000 or more in any manner that is adverse in any material respect to the interests of the Lenders; or
     (c) terminate, amend or modify any of its Constituent Documents or any agreement to which it is a party with respect to its Stock (including any stockholders’ agreement), or enter into any new agreement with respect to its Stock, other than any such amendments or modifications or such new agreements which are not adverse in any material respect to the interests of the Lenders.
          Section 7.15 Fiscal Year.
          The Administrative Borrower shall not change its fiscal year-end to a date other than December 31.
ARTICLE VIII
EVENTS OF DEFAULT
          Section 8.1 Events of Default.
          Each of the following events shall be an Event of Default:
     (a) the Borrowers shall fail to pay any principal of any Loan or any Reimbursement Obligation when the same becomes due and payable; or
     (b) the Borrowers shall fail to pay any interest on any Loan or Reimbursement Obligation, any fee under any of the Loan Documents or any other Obligation (other than one referred to in clause (a) above) and such non-payment continues for a period of five calendar days after the due date therefor; or
     (c) any representation or warranty made or deemed made by any Loan Party in any Loan Document or by any Loan Party (or any of its officers) in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or
     (d) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Article V, Section 6.1(e), Section 6.1(i)(i), Section 6.2 (which, with respect to any Person other than the Administrative Borrower, continues for a period of ten Business Days), Section 6.11, Section 6.15 (which continues for a period of ten Business Days), Section 6.18, Section 8.3 or Article VII.
     (e) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or in any other Loan Document, if such failure shall remain unremedied for 30 days after the earlier of (x) the date on which a Responsible Officer of any Loan Party obtains actual knowledge of such default and (y) the date on which written notice thereof shall have been given to the Administrative Borrower by the Administrative Agent or any Lender; or
     (f) (i) the Administrative Borrower or any of its Restricted Subsidiaries shall fail to make any payment on any Indebtedness (other than the Obligations) of the Administrative Borrower or any such Restricted Subsidiary, and in each such case, such failure relates to Indebtedness having a principal amount of $10,000,000 or more, when the same becomes due and payable beyond any applicable grace or cure period (and after giving effect to any amendments or waivers thereof) (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any Indebtedness of the Administrative Borrower or any of its Restricted Subsidiaries having a principal amount of $10,000,000 or more, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness beyond any applicable grace or cure period (and after giving effect to any amendments or waivers thereof); or (iii) any Indebtedness of the Administrative Borrower and any of its Restricted Subsidiaries having a principal amount of $10,000,000 or more shall become or be declared to be due and payable, or be required to be prepaid, defeased, redeemed or repurchased (other than by a regularly scheduled required prepayment) or require an offer to prepay, defease, redeem or repurchase such Indebtedness to be made, prior to the stated maturity thereof; or
     (g) (i) the Administrative Borrower or any of its Restricted Subsidiaries shall generally not pay its debts as such debts become due, (ii) the Administrative Borrower or any of its Restricted Subsidiaries shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (iii) any proceeding shall be instituted by or against the Administrative Borrower or any of its Restricted Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official for it or for any substantial part of its property; provided, however, in the case of any such proceedings instituted against the Administrative Borrower or any of its Restricted Subsidiaries (but not instituted by the Administrative Borrower or any of its Restricted Subsidiaries), either such proceedings shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceedings shall occur, or (iv) the Administrative Borrower or any of its Restricted Subsidiaries shall take any corporate action to authorize any of the actions set forth above in clauses (i), (ii) and (iii) of this clause (g); or
     (h) (i) any final judgment or order (or other similar process) involving, in any single case or in the aggregate, an amount in excess of $10,000,000 (to the extent not covered by insurance by a nationally recognized insurer that has not denied or disclaimed responsibility or a third party indemnification agreement as to which the indemnifying party has not denied or disclaimed responsibility), or that could reasonably be expected to have a Material Adverse Effect, shall be rendered against one or more of the Administrative Borrower and its Restricted Subsidiaries by a court having jurisdiction, and such judgment or order shall continue unsatisfied and in effect for a period of thirty days without being vacated, discharged, satisfied, or stayed or bonded pending appeal, or enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (ii) one or more of the Administrative Borrower and its Restricted Subsidiaries shall be party to a settlement agreement tantamount to such a judgment (to the extent not covered by insurance by a nationally recognized insurer that has not denied or disclaimed responsibility) that could reasonably be expected to have a Material Adverse Effect; or
     (i) an ERISA Event shall occur and the amount of all liabilities and deficiencies resulting therefrom that are or are reasonably likely to be imposed on the Administrative Borrower, any Restricted Subsidiary of the Administrative Borrower or any ERISA Affiliate, whether or not assessed, exceeds $5,000,000 in the aggregate; or
     (j) any material provision of this Agreement, any Collateral Document or any other Loan Document shall for any reason cease to be valid and binding on, or enforceable against, any Loan Party thereto, or any Lien granted under any Collateral Document (other than with respect to items of Collateral which, taken as a whole, are not material relative to the Collateral taken as a whole) shall cease to be enforceable and of the same effect and priority purported to be created thereby or any Loan Party shall so state in writing; or
     (k) there shall occur any Change of Control; or
     (l) one or more of the Administrative Borrower and its Restricted Subsidiaries shall have entered into one or more consent or settlement decrees or agreements or similar arrangements with a Governmental Authority or one or more judgments, orders, decrees or similar actions shall have been entered against one or more of the Administrative Borrower and its Restricted Subsidiaries based on or arising from the violation of or pursuant to any Environmental Law, or the generation, storage, transportation, treatment, disposal or Release of any Contaminant and, in connection with all the foregoing, the Administrative Borrower and its Restricted Subsidiaries are likely to incur environmental liabilities and costs in excess of $15,000,000 in the aggregate.

          Section 8.2 Remedies.
          During the continuance of any Event of Default, the Administrative Agent may, and at the request of the Requisite Lenders shall, by written notice to the Administrative Borrower (a) declare that all or any portion of the Revolving Credit Commitments be terminated, whereupon the obligation of each Lender to make any Loan and each Issuer to Issue any Letter of Credit shall immediately be decreased or terminate, as the case may be, and (b) declare the Loans, all interest thereon and all other amounts and Obligations payable under this Agreement to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts and Obligations shall immediately become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers; provided, however, that upon the occurrence of the Events of Default specified in clauses (ii), (iii) or (iv) of Section 8.1(g), the Revolving Credit Commitments of each Lender to make Loans and the commitments of each Lender and Issuer to Issue or participate in Letters of Credit shall each automatically be terminated and the Loans, all such interest and all such amounts and Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers.
          Section 8.3 Actions in Respect of Letters of Credit.
          If at any time the Revolving Credit Commitments terminate while any Letters of Credit are outstanding or any Event of Default shall have occurred and be continuing, the Borrowers shall (x) within two Business Days after the occurrence thereof, pay to the Administrative Agent in immediately available funds at the Administrative Agent’s office referred to in Section 10.8, for deposit in a cash collateral account, an amount equal to 102.5% of the sum of all outstanding Letter of Credit Obligations or (y) if the Requisite Lenders consent thereto, within such period as the Requisite Lenders shall specify, make such other arrangements in respect of outstanding Letters of Credit as shall be acceptable to the Requisite Lenders. Amounts held in such cash collateral account shall be invested at the Administrative Borrower’s direction in cash or U.S. Treasury securities and shall be applied by the Administrative Agent to the payment of Reimbursement Obligations. The unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied in accordance with clause (f) of Section 2.12. The Administrative Agent shall promptly give notice of any such application; provided, however, that the failure to give such written notice shall not invalidate any such application. Promptly after all such Letters of Credit shall have expired or been fully drawn upon and all other obligations of the Borrowers hereunder and under the Notes shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrowers.
          Section 8.4 Rescission.
          If at any time after termination of the Revolving Credit Commitments and/or acceleration of the maturity of the Loans, the Borrowers shall pay all arrears of interest and all payments on account of principal of the Loans and Reimbursement Obligations that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Events of Default and

Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 10.1, then upon the written consent of the Requisite Lenders and written notice to the Administrative Borrower, the termination of the Revolving Credit Commitments and/or the acceleration and their consequences may be rescinded and annulled; provided, however, that such action shall not affect any subsequent Event of Default or Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders and the Issuers to a decision that may be made at the election of the Requisite Lenders; and such provisions are not intended to benefit the Borrowers and do not give the Borrowers the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.
ARTICLE IX
THE ADMINISTRATIVE AGENT
          Section 9.1 Authorization and Action.
          (a) Each Lender and each Issuer hereby appoints CNAI as the Administrative Agent hereunder and each Lender and each Issuer authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Issuer hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, act as agent for purposes of perfection under applicable law, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents pursuant to which the Administrative Agent is acting as agent for the Lenders and the Issuers.
          (b) As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders, and such instructions shall be binding upon all Lenders and each Issuer; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to personal liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders and the Issuers with respect to such action or (ii) is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender and each Issuer prompt notice of each notice given to it by any Loan Party pursuant to the terms of this Agreement or the other Loan Documents.
          (c) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuers and its duties are entirely administrative in nature. The Administrative Agent does not assume and shall not be deemed to have assumed any obligation other than as expressly set forth herein and in the other Loan Documents or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuer or holder of any other Obligation. The Administrative Agent may perform any of its duties under any Loan Document by or through its agents (which shall include, without limitation, any third party mortgage servicers) or employees.
     Section 9.2 Administrative Agent’s Reliance, Etc.
     None of the Administrative Agent, any of its Affiliates or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it, him, her or them under or in connection with this Agreement or the other Loan Documents, except for its, his, her or their own gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent (a) may treat the payee of any Revolving Credit Note as its holder until such Revolving Credit Note has been assigned in accordance with Section 10.2, (b) may rely on the Register to the extent set forth in Section 10.2(c), (c) may consult with legal counsel (including counsel to the Administrative Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (d) makes no warranty or representation to any Lender or Issuer and shall not be responsible to any Lender or Issuer for any statements, warranties or representations made by or on behalf of any Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document, (e) shall not have any duty to ascertain or to inquire either as to the performance or observance of any terms, covenant or condition of this Agreement or any other Loan Document, as to the financial condition of any Loan Party or as to the existence or possible existence of any Default or Event of Default; (f) shall not be responsible to any Lender or Issuer for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (g) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be a telecopy or electronic mail) or any telephone message believed by it to be genuine and signed or sent by the proper party or parties.
     Section 9.3 The Administrative Agent Individually.
     (a) The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
     (b) Each Lender and each Issuer understands that the Person serving as Administrative Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s

Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 9.3 as “Activities”) and may engage in the Activities with or on behalf of one or more of the Loan Parties or their respective Affiliates. Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Loan Parties and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in any of the Borrowers, another Loan Party or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Loan Parties or their Affiliates. Each Lender and each Issuer understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lenders that are not members of the Agent’s Group. None of the Administrative Agent nor any member of the Agent’s Group shall have any duty to disclose to any Lender or use on behalf of the Lenders, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party) or to account for any revenue or profits obtained in connection with the Activities, except that the Administrative Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders.
          (c) Each Lender and each Issuer further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Loan Parties and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder and under the other Loan Documents). Each Lender and each Issuer agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as Administrative Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender or any Issuer. None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the Agent’s Group of information (including Information) concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by the Administrative Agent or any member of the Agent’s Group to any Lender including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Loan Parties or their Affiliates) or for its own account.

          Section 9.4 Lender Credit Decision.
          (a) Each Lender confirms to the Administrative Agent, each other Lender and each of their respective Affiliates and their and their Affiliates’ respective partners, directors, officers, employees, agents, fund managers and advisors (collectively, such Lender’s “Related Parties”) that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Administrative Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) being party to this Agreement, (y) making Loans and other extensions of credit hereunder and under the other Loan Documents and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that being party to this Agreement and making Loans and other extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.
          (b) Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (ii) it has, independently and without reliance upon the Administrative Agent, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Administrative Agent, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:
     (i) the financial condition, status and capitalization of the Borrowers and each other Loan Party;
     (ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document to which such Lender or any other Person is a party, entered into, made or executed in anticipation of, under or in connection with any Loan Document;
     (iii) determining compliance or non-compliance with any condition hereunder to the making of a Loan or the issuance of a Letter of Credit and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition;
     (iv) the adequacy, accuracy and/or completeness of the Information Memorandum and any other information delivered by the Administrative Agent, any other Lender or by any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document to which such Lender or any other Person is a party, entered into, made or executed in anticipation of, under or in connection with any Loan Document.
          (c) Notwithstanding anything herein to the contrary, each Lender also acknowledges that the Lien and security interest granted to the Administrative Agent pursuant to the Collateral Documents and the exercise of any right or remedy by the Administrative Agent hereunder or thereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement or any other Collateral Document, the terms of the Intercreditor Agreement shall govern and control.
          Section 9.5 Indemnification.
          Each Lender agrees to indemnify the Administrative Agent and each of its Affiliates, and each of their respective directors, officers, employees, agents and advisors (to the extent not reimbursed by the Borrowers), from and against such Lender’s aggregate Ratable Portion of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including reasonable fees, expenses and disbursements of financial and legal advisors) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against, the Administrative Agent or any of its Affiliates, directors, officers, employees, agents and advisors in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Administrative Agent under this Agreement or the other Loan Documents; provided, however, that no Lender shall be liable to the Administrative Agent and any of its Affiliates, and any of their respective directors, officers, employees, agents and advisors for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Administrative Agent’s, Affiliates’, directors’, officers’, employees’, agents’ or advisors’ gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable fees, expenses and disbursements of financial and legal advisors) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrowers or another Loan Party.
          Section 9.6 Successor Administrative Agent.
          The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Administrative Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, selected from among the Lenders. In either case, such appointment shall be subject to the prior written approval of the Administrative Borrower (which approval may not be unreasonably withheld and shall not be required upon the occurrence and during the continuance of an Event of Default). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. After such resignation, the retiring Administrative Agent shall continue to have the benefit of this Article IX as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents. Anything herein to the contrary notwithstanding, the Administrative Agent shall resign if at any time the Administrative Agent is not a Lender having a Revolving Credit Commitment of at least $10,000,000 (or such ratably lesser amount if the Revolving Credit Commitments have been reduced in accordance with this Agreement).
ARTICLE X
MISCELLANEOUS
          Section 10.1 Amendments, Waivers, Etc.
          (a) No amendment or waiver of any provision of this Agreement or any other Loan Document nor consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be in writing and signed by the Requisite Lenders (or by the Administrative Agent with the consent of the Requisite Lenders) and, in the case of any amendment, by the Borrowers, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each Lender affected thereby, in addition to the Requisite Lenders, do any of the following:
     (i) increase the Revolving Credit Commitment of such Lender or subject such Lender to any additional obligation; provided, however, that, except as provided in Section 2.18, any such increase in the Revolving Credit Commitment of such Lender shall require the consent of all Lenders;
     (ii) extend the then scheduled final maturity of any Loan owing to such Lender, except as provided in Section 2.17;
     (iii) reduce the principal amount of any Loan or Reimbursement Obligation owing to such Lender (other than by the payment or prepayment thereof);
     (iv) reduce the rate of interest on any Loan or Reimbursement Obligations outstanding to such Lender or any fee payable hereunder to such Lender;

     (v) postpone any scheduled date fixed for payment of such interest or fees owing to such Lender;
     (vi) change the aggregate Ratable Portions of Lenders required for any or all Lenders to take any action hereunder;
     (vii) release any Borrower from its payment obligation to such Lender under this Agreement or the Revolving Credit Notes owing to such Lender (if any) or release any Guarantor from its obligations under the Guaranty except in connection with sale or other disposition of a Subsidiary Borrower or a Guarantor (or all or substantially all of the assets thereof) or as otherwise specifically provided herein; or
     (viii) amend this Section 10.1 or the definition of the term “Requisite Lenders”;
and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, the Issuer or the Swing Loan Lender, as the case may be, in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent, the Issuer or the Swing Loan Lender, as the case may be, under this Agreement or the other Loan Documents.
          (b) The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Borrower in any case shall entitle such Borrower to any other or further notice or demand in similar or other circumstances.
          (c) If, in connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 10.1 being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as the Administrative Agent is not a Non-Consenting Lender, at the Administrative Borrower’s request, each other Lender shall have a right to purchase its pro rata share of such Non-Consenting Lender’s Revolving Credit Commitment and Revolving Credit Outstandings, and if such Lenders do not purchase all of such Non-Consenting Lender’s Revolving Credit Commitment or Revolving Credit Outstandings, an Eligible Assignee acceptable to the Administrative Agent shall have the right with the Administrative Agent’s consent and in the Administrative Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Administrative Agent’s request, sell and assign to the Lender acting as the Administrative Agent or such Eligible Assignee, all of the Revolving Credit Commitments, and Revolving Credit Outstandings of such Non-Consenting Lender for an amount equal to the principal balance of all Loans held by the Non-Consenting Lender and all accrued interest and fees with respect thereto and all other amounts through the date of sale, provided, however, that such purchase and sale shall not be effective until the Administrative Agent shall have received from such Eligible Assignee an agreement in form and substance satisfactory to the Administrative Agent and the Administrative Borrower whereby such Eligible Assignee shall agree to be bound by the terms hereof. Each Lender agrees that, if it becomes a Non-Consenting Lender, it shall execute and deliver to the Administrative Agent an Assignment and Acceptance to evidence such sale and purchase and shall deliver to the Administrative Agent any Revolving Credit Note (if the assigning Lender’s Loans are evidenced by a Revolving Credit Note) subject to such Assignment and Acceptance; provided, however, that the failure of any Non-Consenting Lender to execute an Assignment and Acceptance shall not render such sale and purchase (and the corresponding assignment) invalid.
          Section 10.2 Assignments and Participations.
          (a) Each Lender may sell, transfer, negotiate or assign to one or more Eligible Assignees all or a portion of its rights and obligations hereunder (including all of its rights and obligations with respect to the Revolving Loans, the Swing Loans and the Letters of Credit); provided, however, that (i) if any such assignment shall be of the assigning Lender’s Revolving Credit Outstandings and Revolving Credit Commitments, such assignment shall cover the same percentage of such Lender’s Revolving Credit Outstandings and Revolving Credit Commitments, (ii) the aggregate amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event (if less than the Assignor’s entire interest) be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, except, (A) with the consent of the Administrative Agent or (B) if such assignment is being made to a Lender or an Affiliate or Approved Fund of such Lender, and (iii) if such Eligible Assignee is not, prior to the date of such assignment, a Lender or an Affiliate or Approved Fund of a Lender, such assignment shall be subject to the prior consent of the Administrative Agent, the Swing Loan Lender and each Issuer (which consent shall not be unreasonably withheld or delayed).
          (b) The parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording, an Assignment and Acceptance, together with any Revolving Credit Note (if the assigning Lender’s Loans are evidenced by a Revolving Credit Note) subject to such assignment. In addition, any Lender or Eligible Assignee assuming a Revolving Credit Commitment in connection with a Revolving Credit Facility Increase shall execute an Assumption Agreement in accordance with Section 2.18. Upon such execution, delivery, acceptance and recording of any Assignment and Acceptance or Assumption Agreement, as the case may be, and, other than in respect of assignment made pursuant to Section 2.16 and Section 10.1(c), the receipt by the Administrative Agent from the assignee of an assignment/assumption fee in the amount of $3,500 (with only one such fee payable in connection with simultaneous assignments to or by two or more separate Approved Funds), then from and after the effective date specified in such Assignment and Acceptance or Assumption Agreement, as the case may be, (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment and Acceptance or assumed by such assuming party pursuant to such Assumption Agreement, have the rights and obligations of a Lender, and, in the case of an assignment, if such Lender were an Issuer, of such Issuer hereunder and thereunder, and (ii) the assignor under an Assignment and Acceptance shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except for those surviving the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).
          (c) The Administrative Agent shall maintain at its address referred to in Section 10.8 a copy of each Assignment and Acceptance and each Assumption Agreement delivered to and accepted by it and a register for the recording of the names and addresses of the Lenders and the Revolving Credit Commitments of and principal amount of and accrued and unpaid interest on the Loans and Letter of Credit Obligations owing to each Lender from time to time (the “Register”). Any assignment pursuant to this Section 10.2 shall not be effective until such assignment is recorded in the Register. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Loan Parties, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. The Register shall be available for inspection by the Administrative Borrower, the Administrative Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.
          (d) Notwithstanding anything to the contrary contained in clause (b) above, the Loans (including the Revolving Credit Notes evidencing such Loans) are registered obligations and the right, title, and interest of the Lenders and their assignees in and to such Loans shall be transferable only upon notation of such transfer in the Register. A Revolving Credit Note shall only evidence the Lender’s or an assignee’s right, title and interest in and to the related Loan, and in no event is any such Revolving Credit Note to be considered a bearer instrument or obligation. This Section 10.2 shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code or such regulations. Solely for purposes of this and for tax purposes only, the Administrative Agent shall act as the Borrowers’ agent for purposes of maintaining such notations of transfer in the Register.
          (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee or an Assumption Agreement executed by the Administrative Borrower and a Lender or an Eligible Assignee, the Administrative Agent shall, if such Assignment and Acceptance or Assumption Agreement has been completed, (i) accept such Assignment and Acceptance or Assumption Agreement, (ii) record the information contained therein in the Register and (iii) in the case of an Assignment and Acceptance, give prompt notice thereof to the Administrative Borrower. Within five Business Days after its receipt of such notice, the Borrowers at their own expense, shall, if requested by such assignee, execute and deliver to the Administrative Agent, new Revolving Credit Notes to the order of such assignee in an amount equal to the Revolving Credit Commitments assumed by it pursuant to such Assignment and Acceptance or Assumption Agreement and, if the assigning Lender, in the case of an Assignment and Acceptance, has surrendered any Revolving Credit Note for exchange in connection with the assignment and has retained Revolving Credit Commitments hereunder, new Revolving Credit Notes to the order of the assigning Lender in an amount equal to the Revolving Credit

Commitments retained by it hereunder. Such new Revolving Credit Notes shall be dated the same date as the surrendered Revolving Credit Notes and be in substantially the form of Exhibit C.
          (f) In addition to the other assignment rights provided in this Section 10.2, each Lender may collaterally assign, as collateral or otherwise, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (x) any Federal Reserve Bank pursuant to Regulation A of the Federal Reserve Board without notice to or consent of the Borrowers or (y) in the case of any Lender that is a Fund, any holders of obligations owed or Securities issued by such Lender as security for such obligations or Securities or any trustee for, or other representative of, such holders, and this Section 10.1 shall not apply to any such pledge or grant of a security interest; provided, however, that no such assignment shall release the assigning Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          (g) Each Lender may sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Revolving Loans and Letters of Credit). The terms of such participation shall not, in any event, require the participant’s consent to any amendments, waivers or other modifications of any provision of any Loan Documents, the consent to any departure by any Loan Party therefrom, or to the exercising or refraining from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce the obligations of the Loan Parties), except if any such amendment, waiver or other modification or consent would reduce the amount, or postpone any date fixed for, any amount (whether of principal, interest or fees) payable to such participant under the Loan Documents, to which such participant would otherwise be entitled under such participation. In the event of the sale of any participation by any Lender, (w) such Lender’s obligations under the Loan Documents shall remain unchanged, (x) such Lender shall remain solely responsible to the other parties for the performance of such obligations, (y) such Lender shall remain the holder of such Obligations for all purposes of this Agreement, and (z) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each participant and the principal amounts (and accrued and unpaid interest) of each participant’s interest in the Loans or Letters of Credit held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Loan or other obligation hereunder and as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary. Each participant shall be entitled to the benefits of Section 2.14 and Section 2.15 and of Section 2.13(c) as if it were a Lender; provided, however, that anything herein to the contrary notwithstanding, the Borrowers shall not, at any time, be obligated to make any payment under Section 2.14, Section 2.15 or Section 2.13(c) to the participant in the rights and obligations of any Lender (together with such Lender) in excess of the amount the Borrowers would have been obligated to pay to such Lender in respect of such interest had such participation not been sold unless the sale of the participation is made with the Administrative Borrower’s prior written consent or the right to a greater payment results from a change in law (including any statute, treaty or regulation) after such participant becomes a participant.
          (h) Any Issuer may at any time assign its rights and obligations hereunder to any other Lender by an instrument in form and substance satisfactory to the Administrative Borrower, the Administrative Agent, such Issuer and such Eligible Assignee. If any Issuer ceases to be a Lender hereunder by virtue of any assignment made pursuant to this Section 10.2, then, as of the effective date of such cessation, such Issuer’s obligations to Issue Letters of Credit pursuant to Section 2.4 shall terminate and such Issuer shall be an Issuer hereunder only with respect to outstanding Letters of Credit issued prior to such date.
          Section 10.3 Costs and Expenses.
          (a) The Borrowers agree within 10 days of written demand to pay, or reimburse the Administrative Agent for, all of the Administrative Agent’s reasonable internal and external audit, legal, appraisal, valuation, filing, document duplication and reproduction and investigation expenses and for all other reasonable out-of-pocket costs and expenses of every type and nature (including, without limitation, after receipt of invoice documentation, the reasonable fees, expenses and disbursements of the Administrative Agent’s external counsel, local legal counsel, auditors, accountants, appraisers, printers, insurance and environmental advisors, financial advisors and other consultants and agents) incurred by the Administrative Agent in connection with any of the following: (i) the Administrative Agent’s audit and investigation of the Administrative Borrower and its Subsidiaries in connection with the preparation, negotiation or execution of any Loan Document, (ii) the preparation, negotiation, execution or interpretation of this Agreement (including, without limitation, the satisfaction or attempted satisfaction of any conditions set forth in Article III), any Loan Document or any proposal letter or commitment letter issued in connection therewith or the making of the Loans hereunder, (iii) the ongoing administration of this Agreement and the Loans, including consultation with attorneys in connection therewith and with respect to the Administrative Agent’s rights and responsibilities hereunder and under the other Loan Documents, (iv) the protection, collection or enforcement of any Obligation or the enforcement of any Loan Document, (v) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, any Loan Party, any of the Administrative Borrower’s Subsidiaries, this Agreement or any other Loan Document, (vi) the response to, and preparation for, any subpoena or request for document production with which the Administrative Agent is served or deposition or other proceeding in which the Administrative Agent is called to testify, in each case relating in any way to the Obligations, any Loan Party, any of the Administrative Borrower’s Subsidiaries, this Agreement or any other Loan Documents or (vii) any amendment, consent, waiver, assignment, restatement, or supplement to any Loan Document or the preparation, negotiation, and execution of the same.
          (b) The Borrowers further agree to pay or reimburse the Administrative Agent and each of the Lenders and Issuers within 10 days of written demand for all out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees (including allocated costs of internal counsel and costs of settlement), incurred by the Administrative Agent, such Lenders or Issuers in connection with any of the following: (i) in enforcing any Loan Document or Obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of an Event of Default, (ii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or in any insolvency or bankruptcy proceeding, (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, any Loan Party, any of the Administrative Borrower’s Subsidiaries and related to or arising out of the transactions contemplated hereby or by any other Loan Document or (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clause (i), (ii) or (iii) above.
          Section 10.4 Indemnities.
          (a) The Borrowers agree to indemnify and hold harmless the Administrative Agent, each Arranger, each Lender and each of their respective Affiliates, and each of the directors, officers, employees, agents, representatives, attorneys, consultants and advisors of or to any of the foregoing (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article III (each such Person being an “Indemnitee”) from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and expenses of any kind or nature (including fees, disbursements and expenses of financial and legal advisors to any such Indemnitee) that may be imposed on, incurred by or asserted against any such Indemnitee in connection with or arising out of any investigation, litigation or proceeding, whether or not any such Indemnitee is a party thereto, whether direct, indirect, or consequential and whether based on any federal, state or local law or other statutory regulation, securities or commercial law or regulation, or under common law or in equity, or on contract, tort or otherwise, in any manner relating to or arising out of this Agreement, any other Loan Document, any Obligation, any Letter of Credit, the Disclosure Documents, the Revolving Credit Notes or any act, event or transaction related or attendant to any thereof, or the use or intended use of the proceeds of the Loans or Letters of Credit or in connection with any investigation of any potential matter covered hereby (collectively, the “Indemnified Matters”); provided, however, that the Borrowers shall not have any obligation under this Section 10.4 to an Indemnitee with respect to any Indemnified Matter caused by or resulting primarily from the gross negligence or willful misconduct of that Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Without limiting the foregoing, Indemnified Matters include (i) all liabilities and costs arising under any Environmental Law relating to or connected with the past, present or future operations of the Administrative Borrower or any of its Subsidiaries or damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Contaminants; (ii) any costs or liabilities incurred in connection with any Remedial Action concerning the Administrative Borrower or any of its Subsidiaries; (iii) any costs or liabilities incurred in connection with any Environmental Lien; and (iv) any costs or liabilities incurred in connection with any other matter under any Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (49 U.S.C. 9601 et seq.) as amended and applicable state property transfer laws, except, with respect to those matters referred to in clauses (i), (ii), (iii) and (iv) above, to the extent attributable to the gross negligence or willful action of the Administrative Agent, such Lender or such Issuer or any agent on behalf of the Administrative Agent, such Lender or such Issuer. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.4 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Borrower, any of its directors, securityholders or creditors, an Indemnitee or any other person, or an Indemnitee is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated; provided that to the extent no conflict exists, the Loan Parties shall only be obligated to reimburse fees and expenses of one legal counsel for all Indemnified Persons in each relevant jurisdiction.
     (b) The Borrowers shall indemnify the Administrative Agent, the Lenders and each Issuer for, and hold the Administrative Agent, the Lenders and each Issuer harmless from and against, any and all claims for brokerage commissions, fees and other compensation made against the Administrative Agent, the Lenders and the Issuers for any broker, finder or consultant with respect to any agreement, arrangement or understanding made by or on behalf of any Loan Party or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.
     (c) The Administrative Borrower, at the request of any Indemnitee, shall have the obligation to defend against such investigation, litigation or proceeding or requested Remedial Action and the Administrative Borrower, in any event, may participate in the defense thereof with legal counsel of the Administrative Borrower’s choice. In the event that such Indemnitee requests the Administrative Borrower to defend against such investigation, litigation or proceeding or requested Remedial Action, the Administrative Borrower shall promptly do so and such Indemnitee shall have the right to have legal counsel of its choice participate in such defense. No action taken by legal counsel chosen by such Indemnitee in defending against any such investigation, litigation or proceeding or requested Remedial Action, shall vitiate or in any way impair the Borrowers’ obligation and duty hereunder to indemnify and hold harmless such Indemnitee.
     (d) The Borrowers agree that any indemnification or other protection provided to any Indemnitee pursuant to this Agreement (including pursuant to this Section 10.4) or any other Loan Document shall (i) survive payment in full of the Obligations and (ii) inure to the benefit of any Person that was at any time an Indemnitee under this Agreement or any other Loan Document.
     Section 10.5 Limitation of Liability.
     The Borrowers agree that no Indemnitee shall have any liability (whether in contract, tort or otherwise) to any Loan Party or any of their respective Subsidiaries or any of their respective equity holders or creditors for or in connection with the transactions contemplated hereby and in the other Loan Documents, except for direct damages (as opposed to special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings)) determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s (or its officer’s, agent’s, consultant’s, director’s or employee’s) gross negligence or willful misconduct. The Borrowers hereby waive, release and agree (each for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

     Section 10.6 Right of Set-off.
Subject to the terms of the Intercreditor Agreement, upon the occurrence and during the continuance of any Event of Default each Lender and each Affiliate of a Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or its Affiliates to or for the credit or the account of any Borrower against any and all of the Obligations now or hereafter existing whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and to the extent such Obligations are matured or are owed to a branch office of such Lender or the Issuer different from the branch or office holding such deposit or obligated on such Indebtedness. Each Lender agrees promptly to notify the Administrative Borrower after any such set-off and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 10.6 are in addition to the other rights and remedies (including other rights of set-off) that such Lender may have.
     Section 10.7 Sharing of Payments, Etc.
     (a) If any Lender obtains any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) of the Loans owing to it, any interest thereon, fees in respect thereof or amounts due pursuant to Section 10.3 or Section 10.4 (other than payments pursuant to Section 2.14, Section 2.15 or Section 2.16 in excess of its Ratable Portion of all payments of such Obligations obtained by all the Lenders, such Lender (a “Purchasing Lender”) shall forthwith purchase from the other Lenders (each, a “Selling Lender”) such participations in their Loans or other Obligations as shall be necessary to cause such Purchasing Lender to share the excess payment ratably with each of them.
     (b) If all or any portion of any payment received by a Purchasing Lender is thereafter recovered from such Purchasing Lender, such purchase from each Selling Lender shall be rescinded and such Selling Lender shall repay to the Purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Selling Lender’s ratable share (according to the proportion of (i) the amount of such Selling Lender’s required repayment in relation to (ii) the total amount so recovered from the Purchasing Lender) of any interest or other amount paid or payable by the Purchasing Lender in respect of the total amount so recovered.
     (c) The Borrowers agree that any Purchasing Lender so purchasing a participation from a Selling Lender pursuant to this Section 10.7 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

          Section 10.8 Notices, Etc.
          All notices, demands, requests and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:
     (a) if to any Borrower:
TOUSA, Inc.
4000 Hollywood Boulevard
Suite 500 N.
Hollywood, Florida 33021
Attention: Paul Berkowitz, Executive Vice President and Chief of Staff
Telecopy no: (954) 364-4010
E-Mail Address: pberkowitz@tousa.com
with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
Citigroup Center
153 East 53rd Street
New York, New York 10022
Attention: Jason S. Kanner
Telecopy no: (212) 446-4902
E-Mail Address: jkanner@kirkland.com
     (b) if to any Lender, at its Domestic Lending Office specified opposite its name on Schedule II or on the signature page of any applicable Assignment and Acceptance;
     (c) if to any Issuer, at the address set forth under its name on Schedule II; and
     (d) if to the Administrative Agent or the Swing Loan Lender:
Citicorp North America, Inc.
Two Penns Way, Suite 200
New Castle, Delaware 19720
Attention: David G. Maffett
Telecopy no: (212) 994-0961
E-Mail Address: david.g.maffett@citi.com
Citicorp North America, Inc.
388 Greenwich Street, 21st Floor
New York, New York 10013
Attention: David G. Maffett
Telecopy no: (212) 994-0961
E-Mail Address: david.g.maffett@citi.com

with a copy (which shall not constitute notice) to:
Cahill Gordon & Reindel llp
80 Pine Street
New York, NY 10005
Attention: Michael E. Michetti and Ann Makich
Telephone: (212) 701-3000
Telecopy: (212) 269-5420
E-Mail Address: mmichetti@cahill.com and amakich@cahill.com
or at such other address as shall be notified in writing (x) in the case of any Borrower, the Administrative Agent and the Swing Loan Lender to the other parties and (y) in the case of all other parties, to the Administrative Borrower and the Administrative Agent. All such notices and communications shall be effective upon personal delivery (if delivered by hand, including any overnight courier service), when deposited in the mails (if sent by mail), or when properly transmitted (if sent by a telecommunications device or through the Internet); provided, however, that notices and communications to the Administrative Agent pursuant to Article II or IX shall not be effective until received by the Administrative Agent.
          Section 10.9 No Waiver; Remedies.
          No failure on the part of any Lender, any Issuer or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
          Section 10.10 Binding Effect.
          This Agreement shall become effective when it shall have been executed by the Borrowers and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender and Issuer that such Lender or Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Administrative Agent and each Lender and Issuer and, in each case, their respective successors and assigns, provided, however, that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of each Lender.
          Section 10.11 Governing Law.
          This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.
          Section 10.12 Submission to Jurisdiction; Service of Process.
          (a) Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of New York sitting in the City of New York or of the United States of America for the Southern District of New York, and, by

execution and delivery of this Agreement, each Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.
          (b) Each Borrower irrevocably consents to the service of any and all process in such action or proceeding arising out of or in connection with this Agreement or any Loan Document by the mailing (by registered or certified mail, postage prepaid) of copies of such process to an appointed process agent or the Borrower at its address specified in Section 10.8. Each Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
          (c) Nothing contained in this Section 10.12 shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against any Borrower or any other Loan Party in any other jurisdiction.
          (d) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars with such other currency at the spot rate of exchange quoted by the Administrative Agent at 11:00 a.m. (New York time) on the Business Day preceding that on which final judgment is given, for the purchase of Dollars, for delivery two Business Days thereafter.
          Section 10.13 Waiver of Jury Trial.
          TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE ADMINISTRATIVE AGENT, THE LENDERS, THE ISSUERS AND THE BORROWERS IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.
          Section 10.14 Section Titles.
          The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto, except when used to reference a section. Any reference to the number of a clause, sub-clause or subsection hereof immediately followed by a reference in parenthesis to the title of the Section containing such clause, sub-clause or subsection is a reference to such clause, sub-clause or subsection and not to the entire Section; provided, however, that, in case of direct conflict between the reference to the title and the reference to the number of such Section, the reference to the title shall govern absent manifest error. If any reference to the number of a Section (but not to any clause, sub-clause or subsection thereof) is followed immediately by a reference in parentheses to the title of a Section, the title reference shall govern in case of direct conflict absent manifest error.
          Section 10.15 Execution in Counterparts.
          This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed signature page of this Agreement by facsimile, .pdf or other electronic transmission shall be as effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all parties shall be lodged with the Administrative Borrower and the Administrative Agent.
          Section 10.16 Entire Agreement.
          This Agreement, together with all of the other Loan Documents and all certificates and documents delivered hereunder or thereunder, embodies the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof.
          Section 10.17 Confidentiality.
          (a) None of the Administrative Agent or any Lender may disclose to any Person any confidential, proprietary or non-public information of the Administrative Borrower and its Subsidiaries furnished to the Administrative Agent or the Lenders by the Administrative Borrower (such information being referred to collectively herein as the “Borrower Information”), except that the Administrative Agent and each of the Lenders may disclose Borrower Information (i) to its and its Affiliates’ employees, officers, directors, agents and advisors on a need to know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information and instructed to keep such Borrower Information confidential on substantially the same terms as provided herein), (ii) to the extent requested by any regulatory authority or any self regulatory organization, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) if reasonably necessary in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 10.17, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or any pledge referred to in Section 10.2(f) or any derivatives counter party, (vii) to the extent such Borrower Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 10.17 by the Administrative Agent or such Lender, or (B) is or becomes available to the Administrative Agent or such Lender on a nonconfidential basis from a source other than a Borrower and (viii) with the prior written consent of the Administrative Borrower.

          (b) No Borrower may disclose to any Person the amount or terms of any fees payable to the Administrative Agent, the Arrangers or any Lender (such information being collectively referred to herein as the “Facility Information”), except that the Administrative Borrower may disclose the Facility Information (i) to its and its respective Affiliates’ employees, officers, directors, agents and advisors who have a need to know the Facility Information in connection with this Agreement and the transactions contemplated hereby or (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process.
          Section 10.18 USA Patriot Act.
          Each Lender hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow the Lenders to identify such Loan Party in accordance with the USA Patriot Act.
          Section 10.19 Agent Communications.
          (a) Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information material, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citi.com or such other addressee as may be designated by the Administrative Agent. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.
          (b) Each Loan Party further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks (the “Platform”). Each Loan Party acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.
          (c) THE PLATFORM IS PROVIDED “AS IS” “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR

STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE LOAN PARTIES, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE LOAN PARTIES’ OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
          (d) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.
          (e) Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
          Section 10.20 Joint and Several Liability.
          (a) Each Borrower states and acknowledges that: (i) pursuant to this Agreement the Borrowers desire to utilize their borrowing potential on a Consolidated basis to the same extent possible as if they were merged into a single corporate entity and that this Agreement reflects the establishment of credit facilities which would not otherwise be available to such Borrower if each Borrower were not jointly and severally liable for payment of the Obligations; (ii) it has determined that it will benefit specifically and materially from the advances of credit contemplated by this Agreement; (iii) it is both a condition precedent to the obligations of each Lender hereunder and a desire of the Borrowers that each Borrower execute and deliver to each Lender this Agreement; and (iv) the Borrowers have requested and bargained for the structure and terms of and security for the advances contemplated by this Agreement.

          (b) Each Borrower shall be liable for all amounts due to the Administrative Agent and/or any Lender from any Borrower under this Agreement, regardless of which Borrower actually receives Loans, the benefit of any Letter of Credit Issuance or other extensions of credit hereunder (all such extensions of credit being, collectively, “Extensions of Credit”) or the amount of such Extensions of Credit received by any Borrower or the manner in which the Administrative Agent and/or such Lender accounts for such Extensions of Credit on its books and records (without limiting the foregoing, each Borrower shall be liable for Extensions of Credit made to each other Borrower). Each Borrower’s Obligation with respect to Extensions of Credit made to it, and each Borrower’s Obligations arising as a result of the joint and several liability of such Borrower hereunder, with respect to Extensions of Credit made to another Borrower hereunder, shall be separate and distinct obligations, but all such Obligations shall be primary obligations of such Borrower.
          (c) Each Borrower’s Obligations arising as a result of the joint and several liability of such Borrower hereunder with respect to Extensions of Credit made to another Borrower hereunder shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability, avoidance or subordination of the Obligations if any other Borrower or of any promissory note or other document evidencing all or any part of the Obligations of any other Borrower, (ii) the absence of any attempt to collect the Obligations from any other Borrower, any other guarantor, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by the Administrative Agent and/or any Lender with respect to any provisions of any instrument evidencing the Obligations of any other Borrower, or any part thereof, or any other agreement now or hereafter executed by any other Borrower and delivered to the Administrative Agent and/or any Lender, (iv) the failure by the Administrative Agent and/or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations of any other Borrower, (v) the Administrative Agent’s and/or any Lender’s election, in any proceedings instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) any borrowing or grant of a security interest by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code, (vii) the disallowance of all or any portion of the Administrative Agent’s and/or any Lender’s claim(s) for the repayment of the Obligations of any other Borrower under Section 502 of the Bankruptcy Code, or (viii) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of any other Borrower (other than the indefeasible payment of the Obligations). With respect to each Borrower’s Obligations arising as a result of the joint and several liability of such Borrower hereunder with respect to Extensions of Credit made to any Borrower hereunder, such Borrower waives, until the Obligations shall have been paid in full and this Agreement shall have been terminated, any right to enforce any right to subrogation or any remedy which the Administrative Agent and/or any Lender now has or may hereafter have against any other Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to the Administrative Agent and/or any Lender to secure payment of the Obligations or any other liability of any other Borrower to the Administrative Agent and/or any Lender.
          (d) Each Borrower agrees if such Borrower’s joint and several liability hereunder, or if any Liens securing such joint and several liability, would, but for the application of this sentence, be unenforceable under applicable law, such joint and several liability and each such Lien shall be valid and enforceable to the maximum extent that would not cause such joint and several liability or such Lien to be unenforceable under applicable law, and such joint and several liability and such Lien shall be deemed to have been automatically amended accordingly at all relevant times.
          (e) Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent may proceed directly and at once, without notice, against a Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against any other Borrower or any other Person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that the Administrative Agent shall be under no obligation to marshal any assets in favor of such Borrower or against or in payment of any or all of the Obligations.
          (f) The Borrowers are obligated to repay the Obligations as joint and several obligors under this Agreement. To the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Extensions of Credit made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s “Allocable Amount” (as defined below) and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (i) rendering such Borrower “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (ii) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (iii) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA. All rights and claims of contribution, indemnification and reimbursement under this Section shall be subordinate in right of payment to the prior payment in full of the Obligations. The provisions of this Section 10.20 shall, to the extent expressly inconsistent with any provision in any Loan Document, supersede such inconsistent provision.
          Section 10.21 Administrative Borrower.
          Each of the other Borrowers appoints the Administrative Borrower as its agent for all purposes relevant to this Agreement and the other Loan Documents, including the giving and receipt of notices and execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto. Any acknowledgement, consent, direction, certificate or other action which might otherwise be valid or effective only if given or taken by all of the Borrowers or acting singly, shall be valid and effective if given or taken only by the Administrative Borrower, whether or not any of the other Borrowers joins therein.

          Section 10.22 No Release.
          (a) The Administrative Borrower acknowledges and agrees that this Agreement shall in no way constitute a release of the Administrative Borrower from any of its payment obligations under the January 2007 Credit Agreement or the Revolving Credit Notes (if any) owing to any Lender.
          (b) Each Subsidiary Borrower acknowledges and agrees that this Agreement shall in no way constitute a release of such Subsidiary Borrower’s obligations as a Guarantor under the Guaranty, and each Subsidiary Borrower hereby reaffirms its obligations under the Guaranty in all respects.
          Section 10.23 Intercreditor Agreement.
          (a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to enter into the Intercreditor Agreement on its behalf and to take such action on its behalf under the provisions thereof. Each Lender further agrees to be bound by the terms and conditions of the Intercreditor Agreement and agrees that it shall not take any action that is prohibited by or inconsistent with the terms of the Intercreditor Agreement. Each Lender hereby agrees that the terms, conditions and provisions contained in this Agreement and each other Loan Document are subject to the terms, conditions and provisions of the Intercreditor Agreement. Each holder of the Obligations, by its acceptance hereof, irrevocably agrees to be bound by the terms, conditions and provisions of the Intercreditor Agreement.
          (b) The delivery of any Collateral (as defined in any Loan Document) or any certificates, titles, Instruments, Chattel Paper or Documents evidencing or in connection with such Collateral to any First Priority Agent (as defined in the Intercreditor Agreement) under and in accordance with the First Priority Documents (as defined in the Intercreditor Agreement) the granting of “control” over Collateral, the execution and delivery of control agreements and/or the assignment of any Collateral (as defined in any Loan Document) to any First Priority Agent under and in accordance with the Revolving Credit Loan Documents and the First Lien Term Loan Documents, as applicable, shall constitute compliance by the Loan Parties with the provisions of this Agreement or any other Loan Document which require delivery, possession, control and/or assignment of certain types of Collateral (as defined in any Loan Document) by the Administrative Agent or delivery of control agreements to the Administrative Agent so long as such First Priority Documents are in full force and effect, the First Priority Obligations Payment Date has not occurred, and the Loan Parties are in compliance with the applicable provisions thereof with respect to such Collateral. Capitalized terms used in this clause (b) not otherwise defined in this Agreement shall have the meanings provided in the UCC.
[Signature Pages Follow]

ADMINISTRATIVE BORROWER: TOUSA, INC., as the Administrative Borrower
By:
	Name:	Stephen Wagman
	Title:	Executive Vice President

SUBSIDIARY BORROWERS:

ENGLE HOMES RESIDENTIAL CONSTRUCTION, L.L.C.
ENGLE HOMES COMMERCIAL CONSTRUCTION, LLC
ENGLE SIERRA VERDE P4, LLC
ENGLE/JAMES LLC
LB/TE #1, LLC
LORTON SOUTH CONDOMINIUM, LLC
MCKAY LANDING LLC
NEWMARK HOMES PURCHASING, L.P.
NEWMARK HOMES, L.L.C.
NEWMARK HOMES, L.P.
PREFERRED BUILDERS REALTY, INC.
REFLECTION KEY, LLC
SILVERLAKE INTERESTS, L.C.
TOI, LLC
TOUSA/WEST HOLDINGS, INC.
TOUSA ASSOCIATES SERVICES COMPANY
TOUSA HOMES ARIZONA, LLC
TOUSA HOMES COLORADO, LLC
TOUSA HOMES FLORIDA, L.P.
TOUSA HOMES INVESTMENT #1, INC
TOUSA HOMES INVESTMENT #2, INC.
TOUSA HOMES INVESTMENT #2, LLC
TOUSA HOMES MID-ATLANTIC HOLDING, LLC
TOUSA HOMES MID-ATLANTIC, LLC
TOUSA HOMES NEVADA, LLC
TOUSA HOMES, INC.
TOUSA HOMES, L.P.
TOUSA INVESTMENT #2, INC.
TOUSA MID-ATLANTIC INVESTMENT, LLC
TOUSA REALTY, INC.
TOUSA VENTURES, LLC
TOUSA, LLC

By:
	Name:	Stephen Wagman
	Title:	Executive Vice President

NEWMARK HOMES BUSINESS TRUST
By:
	Name:	Paul Berkowitz
	Title:	Co-Managing Trustee of the Trust

By:
	Name:	Stephen Wagman
	Title:	Co-Managing Trustee of the Trust

By:
	Name:	Russell Devendorf
	Title:	Co-Managing Trustee of the Trust

ENGLE HOMES DELAWARE, INC. TOUSA DELAWARE, INC. TOUSA FUNDING, LLC
By:
Name:
Title:

CITICORP NORTH AMERICA, INC., as Administrative Agent
By:
Name:
Title:

CITIBANK, N.A., as an Issuer
By:
Name:
Title: